Exhibit T3E-2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
In re: MESA AIR GROUP, INC., et al., Debtors.[1]	Chapter 11 Case No. 10-10018 (MG) (Jointly Administered)

DISCLOSURE STATEMENT IN SUPPORT OF SECOND
AMENDED JOINT PLAN OF REORGANIZATION OF MESA AIR GROUP, INC.
AND AFFILIATED DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PACHULSKI STANG ZIEHL & JONES LLP
780 Third Avenue, 36th Floor
New York, New York 10017
Telephone: 212-561-7700
Facsimile: 212-561-7777
Richard M. Pachulski
Laura Davis Jones
Debra I. Grassgreen
Maria A. Bove
John W. Lucas

Attorneys for Debtors
and Debtors in Possession

Dated: November 23, 2010

________________________

1 The Debtors are: Mesa Air Group, Inc. (2351); Mesa Air New York, Inc. (3457); Mesa In-Flight, Inc. (9110); Freedom Airlines, Inc. (9364); Mesa Airlines, Inc. (4800); MPD, Inc. (7849); Ritz Hotel Management Corp. (7688); Regional Aircraft Services, Inc. (1911); Air Midwest, Inc. (6610); Mesa Air Group Airline Inventory Management, LLC (2015); Nilchii, Inc. (5531); and Patar, Inc. (1653).

i

1. Automatic Stay	28
2. Significant First Day Motions and Orders	29
3. Debtors' Retention of Professionals	30
4. Ordinary Course Professionals	30
5. Appointment of Committee	31
6. Interim Compensation of Professionals	31
7. Letter of Credit Facility	31
8. Labor Cost Restructurings and Certain Other Initiatives	32
9. Assumption and Rejection of Nonresidential Real Property Leases/365(d)(4) Extension	32
10. Exclusivity Extension	33
11. De Minimis Asset Sales Procedures	33
12. Settlement Procedures In Connection With Claims and Causes of Action Brought or Threatened by or Against the Debtors In Judicial, Administrative, Arbitral or Other Actions or Proceedings	34
13. Reclamation Procedures	34
14. Committee's Motion for Establishment of Procedures Under 11 U.S.C. 1102(b)(3)	34
C. Fleet Rationalization and Restructuring / Section 1110 Agreements	35
1. Raytheon Aircraft Credit Corporation - Beech 1900D Aircraft and Related Aircraft Equipment	37
2. Settlement Procedures for Section 1110(b) Rejection Damages Claims of Certain Aircraft Lessors	37
3. Assumption of Aircraft and Aircraft Equipment Leases	38
4. Postpetition Engine Lease Agreements & Security Agreements	38
D. Code-Share Issues/Status	39
1. Delta	39
2. United	40
3. US Airways	40
E. Summary of Claims Process, Claims Bar Date and Claims Filed	40
1. Filing of Schedules and Claims Bar Date	40
2. Claims Objection Procedures	41
F. Negotiation of the Plan	43
1. Overview	43
2. Negotiations with Committee / Committee Support of Plan	43
3. No Substantive Consolidation	43
4. Equal Treatment of Classes	44
G. The Debtors' Liabilities	48
1. Administrative Claims	48
2. Priority Tax Claims	49
3. Secured Tax Claims	49
4. Priority Non-Tax Claims	49
5. Secured Claims	49
6. General Unsecured Claims	49
7. De Minimis Convenience Claims	50
8. 510(a) Subrogation Claims	50
9. 2012 Noteholder Claims	50

5. There is a Risk that the Plan will not be Confirmed if the Debtors Cannot Satisfy Administrative Expense Claims in the Manner Required by the Bankruptcy Code	91
6. Risks Related to the US Airways Tenth Amendment	92
7. CRJ 700 Aircraft Leases & CRJ 900 Aircraft Leases	92
8. Sublease Projections for CRJ 700 Aircraft	92
C. Certain Federal Income Tax Consequences of the Plan	93
1. Introduction	93
2. U.S. Federal Tax Consequences to the Debtors	95
3. U.S. Federal Tax Consequences to Creditors and Holders of Interests	100
VI. REQUIREMENTS FOR CONFIRMATION	103
A. Good Faith and Compliance with Law	103
B. Best Interests	103
C. Plan Acceptance	103
D. Confirmation of the Plan Without Acceptance by All Impaired Classes	104
E. Feasibility	105
VII. LIQUIDATION ANALYSIS	106
VIII. CONCLUSION	109
LIST OF EXHIBITS	110

v

Mesa Air Group and its affiliated debtors and debtors in possession have proposed the Joint Plan of Reorganization of Mesa Air Group, Inc. and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code (as may be amended, the "Plan"), under chapter 11 of title 11 of the Bankruptcy Code, and submit this Disclosure Statement in support of the Plan (the "Disclosure Statement"). The definitions contained in the Bankruptcy Code are incorporated in this Disclosure Statement by this reference, and the definitions set forth in the Plan will apply to capitalized terms used in the Disclosure Statement.

I.
INTRODUCTION AND OVERVIEW

A.   Introduction

Mesa Air Group is a holding company whose principal direct and indirect subsidiaries operate as regional air carriers providing scheduled passenger and airfreight service.

On January 5, 2010, Mesa Air Group, Mesa Airlines, Freedom, Mesa Air New York, Mesa In-Flight, MPD, RHMC, RASI, Air Midwest, MAGAIM, Nilchii, and Patar each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors' cases are being jointly administered for procedural purposes. The Debtors remain in possession of and manage their assets as debtors in possession.

This Disclosure Statement, submitted in accordance with Section 1125 of the Bankruptcy Code, contains information regarding the Plan proposed by the Debtors. A copy of the Plan accompanies this Disclosure Statement. The Disclosure Statement is being distributed to you for the purpose of enabling you to make an informed judgment about the Plan.

The Disclosure Statement describes the Plan and contains information concerning, among other matters, (i) the history, businesses, results of operations, assets and liabilities of the Debtors; (ii)　the Chapter 11 Cases; (iii) a discussion of the Plan's feasibility and liquidation analysis setting forth what holders of Claims and Interests against the Debtors could potentially recover if the Debtors were liquidated under chapter 7 of the Bankruptcy Code; and (iv) the assets available for distribution to Creditors under the Plan. The Debtors urge you to carefully review the contents of the Disclosure Statement and Plan before making a decision to accept or reject the Plan. Particular attention should be paid to the provisions affecting or impairing your rights as a Creditor.

On November 18, 2010, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing sufficient information to enable a hypothetical reasonable investor, typical of holders of Claims and Interests receiving this Disclosure Statement, to make an informed judgment about the Plan. Under Section 1125 of the Bankruptcy Code, this approval enabled the Debtors to send you this Disclosure Statement and solicit your acceptance of the Plan. The Bankruptcy Court has not, however, reviewed the Plan, nor conducted a detailed investigation regarding the contents of this Disclosure Statement.

Your vote on the Plan is important. This Disclosure Statement is being distributed to you for the purpose of enabling you to make an informed judgment about the Plan. Absent acceptance of the Plan, there may be protracted delays, a chapter 7 liquidation, or the confirmation of another plan. The Debtors have examined various alternatives and, based on the information contained in this Disclosure Statement and for the reasons set forth below, the Debtors have concluded that the Plan provides the most favorable recovery to holders of Allowed Claims of such alternatives. The Committee was heavily involved in the negotiation and the formulation of the Plan and believes that, subject to the resolution of certain open issues and the exercise of its fiduciary duties, the Plan represents the best alternative available to Creditors. Accordingly, the Debtors urge you to accept the Plan by completing and returning the enclosed ballot(s) no later than the Voting Deadline, 4:00 p.m. Eastern time on January 4, 2011. The Voting Deadline is set forth in the Disclosure Statement Approval Order, a copy of which accompanies the Disclosure Statement.

Attached as Exhibits to the Disclosure Statement are copies of the following documents:

  A diagram showing the general corporate structure of the Debtors is attached hereto as Exhibit A.

  The Plan - Exhibit B.

  The Disclosure Statement Approval Order that, among other things, approved this Disclosure Statement and forms of ballots, established certain voting procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, and scheduled the Confirmation Hearing - Exhibit　C.

  The Debtors' Chapter 7 Liquidation Analysis - Exhibit D.

  The Debtors' Financial Projections - Exhibit E.

In addition, a ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to those holders of Claims that the Debtors believe are entitled to vote to reject or accept the Plan.

B.   Disclaimers

FOR THE CONVENIENCE OF CREDITORS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

NO REPRESENTATIONS CONCERNING THE DEBTORS' FINANCIAL CONDITION OR ANY ASPECT OF THE PLAN ARE AUTHORIZED BY THE BANKRUPTCY COURT OR DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE THAT ARE OTHER THAN AS CONTAINED IN OR

INCLUDED WITH THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION.

THIS DISCLOSURE STATEMENT IS CURRENT AS OF NOVEMBER 1, 2010. THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THE DISCLOSURE STATEMENT IS CORRECT AS OF ANY TIME AFTER SUCH DATE, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE DEBTORS AS OF SUCH LATER DATE.

CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "WILL," "INTEND," AND "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE DEBTORS BELIEVE THAT THEIR ESTIMATES AND ASSUMPTIONS REFLECTED IN THOSE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THE DEBTORS CAN GIVE NO ASSURANCE THAT THESE ESTIMATES AND ASSUMPTIONS WILL BE REALIZED. FORWARD-LOOKING STATEMENTS ARE BASED ON ASSUMPTIONS THAT ARE UNAVOIDABLY AND INHERENTLY IMPRECISE. ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS WILL LIKELY DIFFER MATERIALLY FROM THOSE CONTEMPLATED, EXPRESSED, OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, WHETHER AS A RESULT OF NEW DEVELOPMENTS OR OTHERWISE.

IN CONNECTION WITH THE VALUATION OF THE INTEREST IN SPIRIT AIRLINES HELD BY INDIGO, THE ONLY NON-PUBLIC INFORMATION PROVIDED BY INDIGO OR SPIRIT AIRLINES CONSISTED OF HISTORICAL FINANCIAL INFORMATION OF SPIRIT AIRLINES. IN PARTICULAR, THE DEBTORS WERE NOT PROVIDED WITH ANY INTERNAL PROJECTIONS OR OTHER FORECASTS OF THE FUTURE PERFORMANCE OF SPIRIT AIRLINES, WHETHER PREPARED BY INDIGO OR SPIRIT AIRLINES. ACCESS TO SUCH INTERNAL, NON-PUBLIC INFORMATION COULD RESULT IN A MATERIAL CHANGE IN THE VALUATION OF THE DEBTORS' OWNERSHIP POSITION IN INDIGO.

THE FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT AND IN ANY EXHIBITS TO THE DISCLOSURE STATEMENT, UNLESS OTHERWISE INDICATED, IS UNAUDITED. MOREOVER, BECAUSE OF THE DEBTORS' FINANCIAL DIFFICULTIES, AS WELL AS THE COMPLEXITY OF THE DEBTORS' FINANCIAL MATTERS, THE BOOKS AND RECORDS OF DEBTORS, UPON WHICH THIS DISCLOSURE STATEMENT IN PART IS BASED, MAY BE INCOMPLETE. REASONABLE EFFORT HAS BEEN MADE, HOWEVER, TO ENSURE THAT ALL SUCH INFORMATION IS FAIRLY PRESENTED.

THE FINANCIAL PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE MANAGEMENT OF THE DEBTORS AND THEIR FINANCIAL ADVISORS. THESE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, ALTHOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED AND/OR MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

ALL PROFESSIONALS TO THE DEBTORS HAVE RELIED UPON INFORMATION PROVIDED BY THE DEBTORS IN CONNECTION WITH PREPARATION OF THIS DISCLOSURE STATEMENT. ALTHOUGH PROFESSIONALS FOR THE DEBTORS HAVE PERFORMED CERTAIN LIMITED DUE DILIGENCE IN CONNECTION WITH THE PREPARATION OF THIS DISCLOSURE STATEMENT, THE PROFESSIONALS HAVE NOT INDEPENDENTLY VERIFIED ALL OF THE INFORMATION CONTAINED IN OR ATTACHED TO THE DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBMITTED FOR APPROVAL UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. ALTHOUGH A COPY OF THE DISCLOSURE STATEMENT HAS BEEN SERVED ON THE SEC AND THE SEC HAS BEEN GIVEN AN OPPORTUNITY TO OBJECT TO THE ADEQUACY OF THE DISCLOSURE STATEMENT, NEITHER THE SEC NOR ANY STATE REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT, THE EXHIBITS TO THE DISCLOSURE STATEMENT OR THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.

THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS LEGAL, BUSINESS, OR TAX ADVICE. CREDITORS SHOULD CONSULT THEIR OWN LEGAL COUNSEL AND ACCOUNTANT AS TO LEGAL, TAX, AND OTHER MATTERS CONCERNING THEIR CLAIMS.

UNLESS YOUR CLAIM IS ALLOWED, IN WHOLE OR IN PART, UNDER THE PLAN, THE ABILITY OF THE DEBTORS TO OBJECT TO YOUR CLAIM IN ACCORDANCE WITH THE PLAN AND APPLICABLE LAW IS BEING PRESERVED AND NOT WAIVED UNDER THE PLAN. MOREOVER, ANY RIGHTS OF ACTION AGAINST

YOU IN FAVOR OF THE DEBTORS ARE BEING PRESERVED UNDER THE PLAN. THE DEBTORS DO NOT BELIEVE THAT THIS RESERVATION OF RIGHTS SHOULD AFFECT YOUR DECISION ON HOW TO VOTE ON THE PLAN. ALTHOUGH THE DEBTORS BELIEVE THAT THE CONFIRMATION OF THE PLAN IS IN THE INTERESTS OF CREDITORS OF THE DEBTORS, THIS ADVISORY IS PROVIDED TO ENSURE THAT YOU DO NOT ASSUME, BY THE DEBTORS' SOLICITATION OF YOUR VOTE, BY THE ESTIMATES CONTAINED IN THE DISCLOSURE STATEMENT, OR BY ANY OTHER PROVISIONS OF THE PLAN OR DISCLOSURE STATEMENT (OTHER THAN AN EXPRESS PROVISION OF THE PLAN ALLOWING YOUR CLAIM OR WAIVING SPECIFIED RIGHTS OF ACTION AGAINST YOU) THAT THE DEBTORS, THE REORGANIZED DEBTORS, OTHER CREDITORS, OR OTHER PARTIES IN INTEREST WILL NOT OBJECT TO YOUR CLAIM OR INTEREST OR THAT THE DEBTORS WILL NOT PURSUE ANY RIGHT OF ACTION AGAINST YOU. INSTEAD, FOR THE PURPOSE OF DECIDING HOW TO VOTE ON THE PLAN, IF YOUR CLAIM IS NOT EXPRESSLY ALLOWED UNDER THE PLAN, YOU SHOULD ASSUME THAT THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR RESPECTIVE SUCCESSORS OR REPRESENTATIVES WILL (A)　OBJECT TO YOUR CLAIM AND (B) ASSERT ALL SETOFFS, RECOUPMENTS, RIGHTS TO SUBORDINATE, OR AFFIRMATIVE CLAIMS THAT THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR RESPECTIVE SUCCESSORS MAY HAVE WITH RESPECT TO YOU AND/OR YOUR CLAIMS AGAINST THE DEBTORS.

The Disclosure Statement may not be relied on for any purpose other than to determine whether to vote to accept or reject the Plan, and nothing stated herein will constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive evidence of the tax or other legal effects of the Plan on the Debtors or Creditors.

Summaries of certain provisions of agreements referenced in this Disclosure Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the applicable agreement, including the definitions of terms contained in such agreement.

C.   Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize or liquidate its business for the benefit of itself, its creditors, and equity interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

The commencement of a chapter 11 case creates an estate that is composed of all of the legal and equitable interests of a debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor, interest holder, or general partner in the debtor. The provisions of the Debtors' Plan are summarized in Section IV of the Disclosure Statement.

As noted above, certain holders of claims against and equity interests in a debtor are permitted to vote to accept or reject a plan. Prior to soliciting acceptances of a proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor and any other plan proponents to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Interests in the Debtors to satisfy the requirements of section 1125.

D.   Overview of the Plan

The Plan effectuates a reorganization of these Debtors through the ultimate corporate parent's - Reorganized Mesa Air Group - issuance of (i) New 8% Notes (Series A) to the holders of the 2012 Noteholder Claims and (ii)(a) New Common Stock,2 New Warrants to acquire shares of the New Common Stock, and New 8% Notes (Series B) to the holders of General Unsecured Claims and Subrogation Claims and (b) the U.S. Air Note to US Airways, which will preserve the Debtors' business operations and going concern value. Holders of Interests will neither receive, nor retain, any property under the Plan. The Plan will be funded by way of the Debtors' cash on hand, revenues from ordinary course operations and proceeds of asset sales. There will be no substantive consolidation of the Debtors' Estates under the Plan.

In addition, as consideration for entry into the US Airways Code-Share Tenth Amendment, US Airways will receive approximately ten percent (10%) of the New Common Stock and the Management Equity Pool shall be reserved for distribution under the management/employee equity incentive plan that will be established by the Reorganized Board.

As set forth herein and in the exhibits hereto, the Debtors have estimated, based on certain hypothetical operating projections and an assessment of other available assets, the value to be realized from the Debtors' Estates under the Plan. Pursuant to the Plan, each holder of an Allowed General Unsecured Claim who is a U.S. Citizen will be allocated its share of New Common Stock (after giving effect to the shares of New Common Stock reserved for issuance under the Management Equity Pool and US Airways) and the New 8% Notes (Series B). Each holder of an Allowed General Unsecured Claim who is a Non-U.S. Citizen will be allocated its share of New Warrants (after giving effect to the shares of New Common Stock reserved for issuance under the Management Equity Pool and US Airways) and the New 8% Notes (Series B).

________________________

2 On the Effective Date, Reorganized Mesa Air Group will be deemed to own all of the ownership interests in each other Reorganized Debtor.

Under the Plan, there will also be a separate convenience class comprising De Minimis Convenience Claims (general unsecured claims in the amount of $100,000 or less), which will receive Cash payments in the percentages set forth in Exhibit D to the Plan. Other than Noteholders, unsecured creditors will be allowed to opt into the De Minimis Convenience Claims class if desired. The Debtors believe that such convenience class is reasonable and necessary for administrative convenience because, among other things, such structure reduces the number of unsecured creditors who may otherwise receive Restructured Unsecured Equity under the Plan and thus minimize or avoid governmental agency registration, reporting and regulation costs as well as potential breaches of ownership restriction provisions in the United Code-Share Agreement and US Airways Code-Share Agreement.

All existing Interests in Mesa Air Group will be extinguished and the holders of such Interests will not receive or retain any property on account of such Interests. Reorganized Mesa Air Group will be vested directly or indirectly with the Interests in the (i) Reorganized Debtor Subsidiaries and (ii) the Liquidating Debtors (e.g., RHMC, Patar, and Air Midwest).

Intercompany Claims will be taken into account in assessing the value of the respective Debtors, but Holders of Intercompany Claims will not directly receive or retain any property on account of such Claims under the Plan.

Finally, all other (senior) Allowed Claims, such as Administrative Claims, Secured Tax Claims, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims will be paid or otherwise satisfied pursuant to the terms of the Plan.

The following chart briefly summarizes the treatment on a consolidated basis of Creditors and holders of Interests under the Plan. The amounts listed below are based principally on the Schedules and proofs of Claim filed with the Bankruptcy Court and other information collected or reviewed subsequent to the filing of the Schedules and proofs of Claim, and are only estimates based on various assumptions. Actual Claims and Distributions to the holders of Allowed Claims will vary depending upon the outcome of objections to Claims and the collection and liquidation of Proceeds. For a complete description of the treatment of Allowed Claims, Creditors should review the Plan.

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS (CONSOLIDATED BASIS)	ESTIMATED RECOVERY PERCENTAGE	SUMMARY OF TREATMENT
N/A	Administrative Claims	$19,100,000	100%	Full payment.
N/A	Priority Tax Claims	$7,324,000	100%	Paid over time in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code subject to the Debtors' right to prepay at anytime.
N/A	Secured Tax Claims	$4,544,000	100%	Paid over time in accordance with Section 1129(a)(9)(D) of the Bankruptcy Code subject to the Debtors' right to prepay at anytime.

1(a)-(l)	Priority Non-Tax Claims	de minimis	100%	Paid in full on the Effective Date, when Allowed or as agreed to the extent not already satisfied pursuant to a First Day Order.
CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS (CONSOLIDATED BASIS)	ESTIMATED RECOVERY PERCENTAGE	SUMMARY OF TREATMENT
2(a)-(l)	Secured Claims[3]	$1,476,000	100%

Other than Allowed Aircraft Secured Claims being reinstated pursuant to section 4.2 of the Second Amended Plan, or reinstated upon the Debtors' election as set forth in the Plan Supplement, the Debtors shall select one of the following alternative treatments at the time the Plan Supplement is filed with the Court: (a) abandonment or surrender of property or (b) cash payment.

Any Claim in excess of the value of the collateral securing the Secured Claim will be treated as an Unsecured Deficiency Claim in accordance with Section 4.4.7 of the Plan.

3(a)-(l)	General Unsecured Claims	$2,035,691,000 [4]

Class 3(a) - Mesa Air Group 4.1%

Class 3(b) - Mesa Air New York 100%

Class 3(c) - Mesa In-Flight 0%

Class 3(d) - Freedom 7.7%

Class 3(e) - Mesa Airlines 6.2%

Class 3(f) - MPD 100%

Class 3(g) - RASI 0%

Class 3(h) - MAGAIM 100%

Class 3(i) - Nilchii 100%

Class 3(j) - Air Midwest 3.6%

Class 3(k) - RHMC 0%

Class 3(l) - Patar 0%

				Pro rata share of the Restructured Unsecured Equity and New 8% Notes (Series B).
4(a)-(l)	De Minimis Convenience Claims	$8,225,000	0% - 100%[5]	On the Effective Date, payment in Cash equal to the distribution percentage set forth in Exhibit D of Plan.

________________________

3 Each holder of a Secured Claim will be in its own separate subclass.

4 These are estimates only and are based on the Debtors' preliminary claim analysis. If the Debtors are unsuccessful on some the anticipated claims objections, the estimates of General Unsecured Claims could increase by $500 million.

5 Equal to the estimated recovery percentage of claims against the applicable Debtor as set forth on Exhibit D of Plan and Class 3. See the description of the potential distributions in Section III.G.6 herein.

5(a)-(b)	510(a) Subrogation Claims	See summary.	To be determined, see summary.

Pro rata share of the Restructured Unsecured Equity or New 8% Notes. The Debtors are currently reviewing the 510(a) Subrogation Claims and do not have an estimate for such claims. Numerous creditors have filed protective 510(a) Subrogation Claims but at this time it is not known whether such creditors have fulfilled the necessary subrogation requirements that would entitle them to an Allowed 510(a) Subrogation Claim. In any event, to the extent such 510(a) Subrogation Claims are Allowed there should not be any net-increase in the pool of General Unsecured Claims because the allowance of such claims will reduce the primary General Unsecured Claims in Class 3 by the same amount.

6(a)-(l)	2012 Noteholder Claims	$19,400,000	100%	Pro rata share of New 8% Notes (Series A).
7(a)-(l)	Interests	N/A	0%

All existing Interests in Mesa Air Group will be deemed extinguished and the holders of such Interests will not receive or retain any property on account of such Interests under the Plan. Reorganized Mesa Air Group will be vested, directly or indirectly, with the Interests in the Reorganized Debtor Subsidiaries on the Effective Date.

E.   Summary of Cost Savings Generated During the Debtors' Chapter 11 Cases

The Debtors' successful emergence from bankruptcy is possible as a result of the operational restructurings that took place during the Chapter 11 Cases and are described in further detail in this Disclosure Statement.

Since the filing of their Chapter 11 Cases, the Debtors have significantly reduced the scale of their business as a result of contract expirations under the United Code-Share Agreement, the termination of the code-share agreement with Delta, and the reduced size of the CRJ-200 fleet operating for US Airways. To support profitability at this reduced scale, the Debtors have reduced their annual operating expenses by over $300 million.

Since the Petition Date, the Debtors have restructured the obligations in connection with approximately 67% of their prepetition fleet. The Debtors removed 101 of the 178 aircraft from their fleet, including 21 owned aircraft and 80 leased aircraft.

As a result of this fleet restructuring, the Debtors have achieved approximately $5.2 million in annual aircraft ownership reductions, including interest and depreciation expense, and approximately $102.3 million in annual aircraft lease reductions. These fleet removals also contributed to the significant deleveraging of the Debtors' balance sheet. In total, the Debtors eliminated $48.4 million in debt and $715.8 million in capitalized leases.

The Debtors also undertook substantial internal restructuring initiatives to reduce overhead expense from approximately $50.0 million in fiscal year 2009 to below $20.0 million in fiscal year 2011 and beyond. These savings were driven by substantial personnel reductions, management pay cuts and reduced spending on outsourced services and facilities expenses. In addition to these cost savings, insurance and property taxes related to the Debtors' operations declined by $10.0 million annually.

The smaller size of the Debtors' fleet resulted in substantial reductions to annual flight operation and traffic service expenses. Fuel, landing fees, ground handling and other expenses related to the cost of passenger transportation have been reduced in excess of $60.0 million annually. Annual pilot and flight attendant wages and benefits are nearly $50.0 million lower compared to the Debtors' pre-petition operations. Maintenance costs also declined by approximately $50.0 million annually as a result of fewer aircraft requiring upkeep and reduced maintenance infrastructure.

F.   Voting Instructions

The Disclosure Statement Approval Order, a copy of which is annexed hereto as Exhibit　C, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, and applicable procedures for tabulating ballots.

1.   How to Vote

A ballot is enclosed herewith for Creditors to use in voting on the Plan. To vote on the Plan, indicate on the enclosed ballot that you accept or reject the Plan, provide the requested information, sign your name, and mail the ballot in the envelope provided for this purpose. Further, applicable ballots contain instructions on: (i)　how to opt into Classes 4(a)-(l) (De　Minimis Convenience Claims), if desired; and (ii)　how to opt out of the Releases, if desired.

In order to be counted, ballots must be properly completed, signed, and returned so that they are actually received no later than 4:00 p.m., prevailing Eastern time, on the Voting Deadline, January 4, 2011, by the Solicitation Agent at the following applicable address:

BY U.S. MAIL: Mesa Air Group, Inc. Ballot Processing c/o Epiq Bankruptcy Solutions, LLC P.O. Box 5014 FDR Station New York, NY 10150-5014	BY COURIER/HAND DELIVERY: Mesa Air Group, Inc. Ballot Processing c/o Epiq Bankruptcy Solutions, LLC 757 Third Avenue, 3rd Floor New York, NY 10017

IF YOU MUST RETURN YOUR BALLOT TO YOUR AGENT, YOU MUST RETURN YOUR BALLOT TO YOUR AGENT WITH SUFFICIENT TIME FOR IT/HIM/HER TO PROCESS YOUR BALLOT AND RETURN IT TO THE SOLICITATION AGENT BY THE VOTING DEADLINE.

Ballots must be received by the Solicitation Agent at its address set forth on the applicable ballot. To be counted for purposes of voting on the Plan, all of the information requested on the ballot must be provided. If your ballot is not properly completed, signed and returned as described, it will not be counted. If your ballot is damaged or lost, you may request a replacement by sending a written request to this same address.

2.   Who Is Being Solicited to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of claims in classes of claims that are impaired are entitled to vote to accept or reject a proposed plan. Classes of claims in which the holders are unimpaired are deemed to have accepted a plan and are not entitled to vote to accept or reject a plan. Under the Plan, Administrative Claims, Secured Tax Claims, and Priority Tax Claims are unclassified and are not entitled to vote.

Classes 1(a)-(l) are not impaired under the Plan and are deemed to have accepted the Plan. Classes 2(a)-(l), Classes 3(a)-(l), Classes 4(a)-(l), Classes 5(a)-(b), and Classes 6(a)-(l) are impaired under the Plan and entitled to vote to accept or reject the Plan. Classes 7(a)-(l) are impaired under the Plan, but are presumed to reject the Plan. For a detailed description of the treatment of Claims under the Plan, see Section IV of this Disclosure Statement.

The ballot form that you received does not constitute a proof of Claim. If you are in any way uncertain whether or if your Claim has been correctly scheduled, you should review the Debtors' Schedules that are on file with the Bankruptcy Court located at United States Customs House, One Bowling Green, New York, New York 10009. The Debtors' Schedules may also be viewed free of charge on the Solicitation Agent's website at: www.dm.epiq11.com/mesa. In accordance with an order of the Bankruptcy Court (discussed in Section III.E.1 hereof), (i)　May　21, 2010 was established as the Bar Date by which Creditors (other than governmental units) must file proofs of claim against the Debtors and (ii) July 6, 2010 was established as the Bar Date by which Creditors that are governmental units must file proofs of claim against the Debtors.

3.   Voting Record Date

THE VOTING RECORD DATE FOR VOTING ON THE PLAN IS November 18, 2010. To be entitled to vote to accept or reject the Plan, a holder of a Claim against the Debtors must be the record holder of such Claim at the close of business on the Voting Record Date. Holders who acquire Claims against the Debtors after the Voting Record Date must arrange with their seller to receive a proxy from the holder of record of such Claim on the Voting Record Date.

4.   Voting Procedures

All votes to accept or reject the Plan must be cast by using the ballot. As described further in the Approval Order and Section I.E.5. of the Disclosure Statement, entitled "Brokerage Firms, Banks and Other Nominees," a brokerage firm, commercial bank, trust company, or other nominee may provide each of its beneficial owners with a so called "prevalidated" ballot, that the beneficial owner is to complete and return directly to the Solicitation Agent. Votes that are cast in any other manner will not be counted. Ballots must be received by the Solicitation Agent no later than 4:00 p.m., prevailing Eastern time, on the Voting Deadline, which is January 4, 2011.

Parties who elect to vote on the Plan should complete and sign the ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan."

In addition, each Ballot advises Creditors that Creditors who (i) do not submit a Ballot on the Plan or (ii) submit a Ballot on the Plan with the "Opt-Out" box checked on the Ballot (whether or not the Ballot is otherwise properly executed), shall be deemed to have opted out of the release provisions contained in Section 9.3.2 of the Plan. If, however, a Creditor submits a Ballot on the Plan but does not elect to opt out of the release provisions contained in Section 9.3.2 of the Plan, such Creditor shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever consented to the releases contained in section 9.3.2 of the Plan.

BALLOTS THAT ARE PROPERLY EXECUTED BUT FAIL TO INDICATE WHETHER THE VOTING PARTY ACCEPTS OR REJECTS THE PLAN WILL CONSTITUTE ABSTENTIONS BY SUCH PARTY WITH RESPECT TO A VOTE ON THE PLAN. ABSTENTIONS WILL NOT BE COUNTED AS EITHER ACCEPTANCES OR REJECTIONS OF THE PLAN. FAILURE BY A HOLDER TO DELIVER A DULY COMPLETED AND SIGNED BALLOT WILL ALSO CONSTITUTE AN ABSTENTION BY SUCH HOLDER WITH RESPECT TO A VOTE ON THE PLAN. BECAUSE ABSTENTIONS WILL HAVE NO EFFECT ON VOTING WITH RESPECT TO THE PLAN, IT IS EXTREMELY IMPORTANT THAT YOU INDICATE WHETHER YOU ACCEPT OR REJECT THE PLAN ON THE BALLOT.

A CREDITOR WHO (A) DOES NOT SUBMIT A BALLOT ON THE PLAN OR (B) SUBMITS A BALLOT ON THE PLAN WITH THE "OPT-OUT" BOX CHECKED ON THE BALLOT (WHETHER OR NOT THE BALLOT IS OTHERWISE PROPERLY

EXECUTED) SHALL BE DEEMED TO HAVE OPTED OUT OF THE RELEASE PROVISIONS CONTAINED IN SECTION 9.3.2 OF THE PLAN. IF, HOWEVER, A CREDITOR SUBMITS A BALLOT ON THE PLAN BUT DOES NOT ELECT TO OPT OUT OF THE RELEASE PROVISIONS CONTAINED IN SECTION 9.3.2 OF THE PLAN, THEN SUCH CREDITOR SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER CONSENTED TO THE RELEASES SET FORTH IN SECTION 9.3.2 OF THE PLAN.

5.   Brokerage Firms, Banks, and Other Nominees

A brokerage firm, commercial bank, trust company, or other nominee that is the registered holder of the Notes for a beneficial owner, or that is a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy and that is acting for a beneficial owner, can vote on behalf of such beneficial owner by (i) distributing a copy of this Disclosure Statement and all appropriate ballots to such owner, (ii) collecting all such ballots, and (iii) transmitting such completed ballots to the Solicitation Agent. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner. A brokerage firm, commercial bank, trust company, or other nominee may prevalidate a beneficial owner's ballot by indicating on the ballot the record holder of the Notes to be voted and the appropriate account numbers through which the beneficial owner's holdings are derived, and distribute the prevalidated ballot with a copy of the Disclosure Statement to the beneficial owner for voting, with such beneficial owner then completing the prevalidated ballot and returning it directly to the Solicitation Agent in the enclosed preaddressed, postage prepaid envelope.

6.   Withdrawal of Votes on the Plan

The solicitation of acceptances of the Plan will expire on the Voting Deadline. A properly submitted ballot may be withdrawn by delivering a written notice of withdrawal to the Solicitation Agent at its address set forth on the ballot at any time prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court, pursuant to Bankruptcy Rule 3018(a).

To be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the vote on the Plan to be withdrawn, (ii) contain the description of the Claim to which it relates and the amount of such Claim, and (iii) be signed by the holder in the same manner as on the ballot. The Debtors reserve the right to contest the timeliness or validity of any such withdrawals of votes on the Plan.

In addition to withdrawal as specified above, any holder who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed ballot may revoke and change such vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot that bears the latest date will be counted for purposes of determining whether acceptances sufficient to seek Confirmation of the Plan have been received.

7.   Solicitation Agent

Epiq has been appointed as Solicitation Agent for the Plan. Questions and requests for assistance and requests for additional copies of this Disclosure Statement or ballots should be directed to the Solicitation Agent at its address set forth on the ballots or at 646-282-2400.

G.   Confirmation

"Confirmation" is the technical term for a bankruptcy court's approval of a plan of reorganization. At the Confirmation Hearing, in order to confirm the Plan, the Debtors must demonstrate that they have met the requirements of Section 1129 of the Bankruptcy Code. If the Bankruptcy Court determines that all of the requirements of Section 1129 have been satisfied, the Bankruptcy Court will enter an order confirming the Plan. The Debtors believe that the Plan satisfies all the statutory requirements of Chapter 11 of the Bankruptcy Code.

Your vote on the Plan is important. Rejection of the Plan may lead to a conversion of the Debtors' cases to chapter 7 of the Bankruptcy Code and subsequent liquidation of the Debtors by a trustee who would be appointed as of the date of such conversion. This alternative may not provide for a distribution of as much value to holders of Allowed Claims under the Plan. Accordingly, the Debtors urge you to accept the Plan by completing and returning the enclosed ballot so as to be received no later than 4:00 p.m., prevailing Eastern time, on January 4, 2011.

Voting is tabulated by Class. An impaired Class of Claims that votes will have accepted the Plan if (a) the holders (other than any holder designated by the Bankruptcy Court based on their vote or its solicitation not being in good faith under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Claims actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Claims actually voting in such Class have voted to accept the Plan.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code, or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that statute, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. See Section VI.D. of the Disclosure Statement, "Confirmation of the Plan Without Acceptance by All Impaired Classes."

The Bankruptcy Court has set January 14, 2011, at 10:00 a.m. prevailing Eastern time, for the Confirmation Hearing at which it will determine whether the Plan has been accepted by the requisite number of Creditors and whether the other requirements for Confirmation of the Plan have been satisfied. The Confirmation Hearing may be continued from time to time and day to day without further notice. If the Bankruptcy Court confirms the Plan, it will enter the Confirmation Order. Any objections to Confirmation of the Plan must be in writing and must be filed with the Clerk of the Bankruptcy Court and served on respective counsel for the Debtors and the Committee, and the Office of the U.S. Trustee on or before the date set forth in the notice of the Confirmation Hearing sent to you with this Disclosure Statement and the Plan. Bankruptcy Rule 3007 and Local Bankruptcy Rule 3018-1 govern the form of any such objection.

The parties on whom objections must be served are:

Counsel for the Debtors:

Pachulski Stang Ziehl & Jones LLP
150 California Street, 15th Floor
San Francisco, CA 94111
Tel: (415) 263-7000
Fax: (415) 263-7010
Attn: Debra I. Grassgreen, Esq.
John W. Lucas, Esq.

-and-

Pachulski Stang Ziehl & Jones LLP
780 Third Avenue, 36th Floor
New York, NY 10017
Tel: (212) 561-7700
Fax: (212) 561-7777
Attn: Maria A. Bove, Esq.

Counsel for the Committee:
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Tel: (212) 468-8000
Fax: (212) 468-7900
Attn: Brett H. Miller, Esq.
Lorenzo Marinuzzi, Esq.
Todd M. Goren, Esq.

Office of the U.S. Trustee:
Tracy Hope Davis, United States Trustee
33 Whitehall Street, 21st Floor
New York, NY 10004
Tel: (212) 212-510-0500
Fax: (212) 668-2255
Attn: Andrea B. Schwartz, Trial Attorney

II.
HISTORY, ORGANIZATION AND OPERATIONS OF THE DEBTORS

A.   Description of the Debtors' Businesses and Operations6

1.   In General

Mesa Air Group is a holding company whose principal direct and indirect subsidiaries operate as regional air carriers providing scheduled passenger and airfreight service. As of November 1, 2010, the Debtors' airline operations serve approximately 91 cities in 33 states, the District of Columbia, Canada, and Mexico, and the Debtors operate a fleet of approximately 77 aircraft (down from 130 as of the Petition Date) with approximately 490 daily system departures.

Historically, Mesa Airlines has operated regional jet and turboprop aircraft and operates under the names of regional carriers of certain major airlines pursuant to code-share agreements. Mesa Airlines currently (i) operates as US Airways Express under the U.S. Air Code-Share Agreement with US Airways, (ii)　operates as United Express under the United Code-Share Agreement with United, and (iii)　provides services to Mo-Go in Hawaii as go! Mokulele.7 go! Mokulele is not subject to a code-sharing agreement with a major carrier.

As of November 1, 2010, the Debtors have consolidated assets8 of approximately $146.6 million, and consolidated liabilities of approximately $2.08 billion. In addition, as of November 1, 2010, approximately 92% of the Debtors' consolidated passenger revenues are derived from their code-share "revenue guarantee" agreements9 with their Principal Carriers as follows: US Airways (70%); and United (22%).10 The Debtors' remaining passenger revenues are generated from their independent go! Mokulele operations in Hawaii.

Under the code-share agreements, the Debtors provide air transportation services to the Principal Carriers' customers on various flight routes, using the Principal Carriers' flight

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6 Additional historical information regarding the Debtors' business operations and financial results may be found in Mesa Air Group's filings with the SEC at www.sec.gov.

7 go! Mokulele is not a debtor in these Chapter 11 Cases.

8 At book value.

9 There are different types of code-share agreements but they can generally be grouped into two broad categories - "Pro-Rate" and "Revenue-Guarantee."Under a "Pro-Rate"agreement, passenger revenue generated on a code-share flight is divided by the carriers participating in the agreement, typically based upon a formula taking into account the distance traveled and the fare paid by the passenger. Under a "Revenue-Guarantee"agreement, one code-share partner effectively purchases all the seats of the other carrier and keeps all revenue from ticket sales in exchange for paying the other code-share partner an agreed upon amount for each flight operated. All of the Debtors' current code-share agreements are "Revenue Guarantee"agreements.

10 Until August 31, 2010, Freedom operated regional jet aircraft and operated as "Delta Connection"under the Delta Temporary Agreement. As set forth below in Section II.H.3.a, the Georgia District Court entered a decision on May 27, 2010 finding that Delta properly terminated the Delta Code-Share Agreement prior to the Petition Date. Mesa Air Group, Freedom and Delta subsequently entered into and obtained Bankruptcy Court approval of the Delta Temporary Agreement to enable Mesa Air Group and Freedom to wind down their operations involving Delta through August 31, 2010.

designator codes and the Principal Carriers' livery and service marks. In exchange for providing flights and other services pursuant to the code-share agreements, the Debtors receive compensation (including minimum monthly amounts and additional amounts based on, for example, number of flights and block hours performed during the month) from the Principal Carriers and are also reimbursed for certain expenses by the Principal Carriers. In some cases, the Principal Carriers also provide certain customer service,　ground handling　service and/or other　functions to the Debtors in connection with the foregoing.

The "revenue guarantee" that the Debtors charge the Principal Carrier is intended to cover 100% of the Debtors' costs. The Debtors charge a margin on top of these amounts as profit. The margin percentage can change based on how reliably the Debtors operate their aircraft. As part of the fees paid to the Debtors for operating aircraft, certain significant costs (aircraft, fuel, airport fees and aircraft insurance) are a direct pass through to the Principal Carriers. Accordingly, the Debtors are not impacted by varying prices for these costs. Additionally, because the Principal Carriers pay the Debtors a "revenue guarantee," the Debtors are not impacted by changes in fares or by the number of passengers carried on each flight. Lastly, the code-share agreements can be terminated if certain minimum operating thresholds are not met.

Except as indicated above, the remaining Debtors operate businesses, or own interests in businesses, that facilitate or enhance the Debtors' regional or independent air carrier services. Nilchii holds an interest in non-debtor Indigo for the purpose of investing in Spirit Airlines.

B.   Corporate Structure

A diagram showing the general corporate structure of the Debtors is attached hereto as Exhibit A. As indicated in Exhibit A, Mesa Air Group is the direct parent of twelve (12) wholly-owned subsidiaries and two (2) indirect subsidiaries. Mesa also owns a 75% direct equity interest in Mo-Go, which contracts with Mesa Airlines to service the go! Mokulele operations in Hawaii. Republic Airways and certain minority investors own the remaining 25% equity interest in Mo-Go and are each not affiliated with the Debtors and not Debtors in the Chapter 11 Cases.

C.   Employees and Management

As of November 1, 2010, the Debtors employ approximately 2,782 people in an active status, working in both full and part-time positions, both domestically and abroad, including pilots, mechanics, aviation maintenance support personnel, flight attendants, reservation sales agents, customer service agents, analysts, engineers, other technical and professional personnel, supervisors, managers, administrative support staff and other personnel. As of November 1, 2010, approximately 56% of the Debtors' employees were represented by unions, including 912 pilots represented by ALPA and 637 flight attendants represented by AFA.

The Debtors' senior management is composed of: Jonathan G. Ornstein, Chairman and Chief Executive Officer; Michael J. Lotz, President and Chief Financial Officer; Brian S. Gillman, Executive Vice President and General Counsel; and Paul E. Foley, Executive Vice President and Chief Operating Officer. Each of these individuals is also a holder of Interests.

D.   Regulation

The Debtors are subject to various federal, international and local laws and regulations governing, among other things, aviation security, environmental matters, baggage liability, consumer protection and labor relations.

While the Airline Deregulation Act of 1978, as amended, eliminated domestic economic regulation of passenger and freight air transportation in many regards, the industry, nevertheless, remains regulated in a number of areas. The DOT has jurisdiction over international route authorities and various consumer protection matters, such as advertising, denied boarding compensation, baggage liability and access for persons with disabilities. The Debtors are subject to regulations of the DOT and the FAA because it holds certificates of public convenience and necessity, air carrier operating certificates and other authority granted by those agencies. The FAA regulates flight operations, including air space control and aircraft standards, maintenance, ground facilities, transportation of hazardous materials and other technical matters. The DOJ has jurisdiction over airline competition matters, including mergers and acquisitions, under federal antitrust laws. The TSA regulates airline and airport security. Other federal agencies have jurisdiction over postal operations, use of radio facilities by aircraft and certain other aspects of the Debtors operations.

The Debtors are also subject to federal labor regulation through the RLA. The RLA governs the labor relations of employers and employees engaged in the airline industry. Comprehensive provisions are set forth in the RLA establishing the right of airline employees to organize and bargain collectively along craft or class lines and imposing a duty upon air carriers and their employees to exert every reasonable effort to make and maintain collective bargaining agreements.

The RLA contains detailed procedures that must be exhausted before a lawful work stoppage may occur. Pursuant to the RLA, the Debtors have has collective bargaining agreements with two domestic unions representing two separate employee groups -- pilots and flight attendants.

The Debtors are also subject to FAA jurisdiction pertaining to aircraft maintenance and operations, including equipment, dispatch, communications, training, flight personnel and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires all United States airlines to obtain operating, airworthiness and other certificates, which are subject to suspension or revocation for cause.

Under FAA regulations, the Debtors have established, and the FAA has approved, maintenance programs for all aircraft operated by the Debtors. These programs provide for the ongoing maintenance of the Debtors' aircraft, ranging from frequent routine inspections to major overhauls. The Debtors' aircraft require various levels of maintenance or "checks" and periodically undergo complete overhauls. Maintenance programs are monitored closely by the FAA, with FAA representatives routinely present at the Debtors' maintenance facilities. The FAA issues airworthiness directives, which mandate changes to an air carrier's maintenance program. These airworthiness directives (which include requirements for structural modifications to certain aircraft) are issued to ensure that the nation's transport aircraft fleet remains airworthy. The Debtors are currently, and expects to remain, in compliance with all applicable requirements under all airworthiness directives and the FAA-approved maintenance programs.

Further, a combination of FAA and Occupational Safety and Health Administration regulations on both the federal and state levels apply to all of the Debtors' ground-based operations in the United States.

The Debtors are also subject to regulation under various environmental laws and regulations, including the Clean Air Act, the Clean Water Act and Comprehensive Environmental Response, Compensation and Liability Act of 1980. In addition, many state and local governments have adopted environmental laws and regulations to which the Debtors' operations are subject. Environmental laws and regulations are administered by numerous federal and state agencies.

The most recent biannual audit completed by the IATA in July 2010 affirms the Debtors' commitment to strict safety standards and risk management. The IATA Operational Safety Audit (IOSA) program is an internationally recognized and accepted evaluation system designed to assess the operational management and control systems of an airline. IOSA's quality audit principles are designed to conduct audits in a standardized manner. Following the recent IOSA audit, the Debtors were informed that the audit team identified zero findings over 2400 audited standards. The Debtors understand from the IOSA audit team and the FAA that such an outcome is extremely rare, if not unprecedented.

E.   Significant Indebtedness

The Debtors' debt structure consists of (i) three issuances of notes outstanding, all of which are general unsecured obligations of Mesa Air Group and jointly and severally guaranteed by certain wholly-owned subsidiaries, (ii) leveraged leases relating to the majority of the Debtors' aircraft, (iii) secured financings relating to the purchase of aircraft that make up the remaining portion of the Debtors' fleet, and (iv) ordinary course trade debt.

1.   The 2012 Notes

Mesa Air Group, as borrower, issued the 2012 Notes pursuant to an agreement, dated February 10, 2009, between Mesa Air Group and U.S. Bank National Association in its capacity as indenture trustee. The 2012　Notes were issued in conjunction of the restructuring of certain of the 2023 Notes and 2024 Notes. As of the Petition Date, approximately $19.4 million (inclusive of prepetition interest) was outstanding under the 2012 Notes.

2.   The 2023 Notes

Mesa Air Group, as borrower, issued the 2023 Notes pursuant to an agreement, dated June 16, 2003, between Mesa Air Group and U.S. Bank National Association in its capacity as indenture trustee. The 2023 Notes resulted in gross proceeds of approximately $100 million. Mesa Air Group used the net proceeds of the 2023 Notes to fund general working capital requirements.

The outstanding amounts under the 2023 Notes were reduced through a series of transactions with certain holders of the 2023 Notes in which Mesa Air Group agreed to pay cash, issue shares of common stock, and issue the 2012 Notes. After the consummation of these transactions, and as of the Petition Date, approximately $6.8 million (inclusive of prepetition interest) was outstanding under the 2023 Notes.

3.   The 2024 Notes

Mesa Air Group, as borrower, issued the 2024 Notes pursuant to an agreement, dated February 10, 2004, between Mesa Air Group and U.S.　Bank National Association in its capacity as indenture trustee. The 2024 Notes resulted in gross proceeds of approximately $100 million. Mesa Air Group used the net proceeds of the 2024 Notes to fund general working capital requirements.

The outstanding amounts under the 2024 Notes were reduced through a series of transactions with certain holders of the 2024 Notes in which Mesa Air Group agreed to pay cash, issue shares of common stock, and issue the 2012 Notes. After the consummation of these transactions, and as of the Petition Date, approximately $1.9 million (inclusive of prepetition interest) was outstanding under the 2024 Notes.

4.   The Debtors' Owned and Leased Aircraft Fleet

  CRJ Owned Aircraft Financing

  The Debtors' fleet also includes CRJs. Prior to the Petition Date, the Debtors owned two (2) CRJ 200s, eight (8) CRJ 700s, and fourteen (14) CRJ 900s. These aircraft are subject to security agreements and the aggregate outstanding principal balance as of December 31, 2009 with respect to these aircraft was approximately $393 million. The CRJ 700s are operated in connection with the Debtors' United Codeshare Agreement. The CRJ 900s are operated in connection with the Debtors' US Airways Codeshare Agreement.

  As set forth below in Section III.C, as of November 1, 2010, the Debtors will have abandoned one (1) CRJ 200 aircraft and restructured the security agreement subject to the other CRJ 200 aircraft. Pursuant to Section 4.2.1 of the Plan, the Debtors intend to reinstate their secured financing obligations with respect to the applicable CRJ 700 aircraft and CRJ 900 aircraft.

  Leased Aircraft Obligations

  Prior to the Petition Date, the remainder of the Debtors' fleet consisted of leased CRJs, ERJs, and Dash 8s. The Debtors leased forty-six (46) CRJ 200s, twelve (12) CRJ 700s, and twenty-four (24) CRJ 900s, thirty-six (36) ERJ 145s, and sixteen (16) Dash 8s. These aircraft are subject to leases with certain owner trustees. The aggregate amount outstanding with respect to these aircraft was approximately $1.62 billion.

  As of November 1, 2010, the Debtors will have rejected all of the leases governing their CRJ 200s and will have rejected the thirty-six (36) ERJ leases. The Debtors have entered or will enter into restructured leases with respect to thirteen (13) airframes and twenty-six (26) engines for their CRJ 200 aircraft with various aircraft counterparties. The Debtors have assumed amended leases with respect to four (4) Dash 8s and intend to assume the prepetition leases with respect to the two (2) remaining Dash 8s in their fleet.

  Pursuant to Sections 7.1, 7.3, and 7.9 of the Plan, the Debtors intend to assume the twelve (12) leases governing the CRJ 700s and twenty-four (24) leases governing the CRJ 900s.

  Beech Aircraft Financing

  As of the Petition Date, the Debtors' fleet included twenty (20) Beech Model 1900D aircraft that were financed by RACC pursuant to a series of airliner negotiable promissory notes, each of which is supported by an airliner aircraft security agreement. The outstanding principal balance as of December 14, 2009 for all twenty (20) aircraft was approximately $33.6 million. As set forth in Section III.C, after the Petition Date the Debtors have abandoned and returned the twenty (20) Beech Model 1900D aircraft and settled RACC's claims arising under such agreements.

  Master Purchase Agreement and Obligations to Bombardier

  In 2001, Mesa Air Group and Bombardier entered into the Bombardier MPA for the purchase of Bombardier aircraft. Between 2001 and the Petition Date, the Debtors purchased thirty-eight (38) CRJ-900 and twenty (20) CRJ-700 aircraft from Bombardier pursuant to the Bombardier MPA. As of the Petition Date, the Debtors and Bombardier owed each other amounts under the Bombardier MPA pursuant to amendments to the Bombardier MPA and for the future purchase of aircraft. Bombardier has also guaranteed certain aircraft leases.

5.   Ordinary Course Trade Debt

In addition to the institutional debt described above, the Debtors incur trade debt in the ordinary course of their business. Inasmuch as the Debtors were generally paying their debts as due prior to the Petition Date, the outstanding trade debt is not substantial in relation to the Debtors' other debt obligations. Specifically, as of November 1, 2010, the Debtors estimate that they have approximately $61 million in non-aircraft related trade claims.11 The Debtors are in the process of reviewing and reconciling trade claims and are subject to further objections. In addition, the Debtors are matching certain scheduled claims with Proofs of Claim that were filed to determine whether such scheduled claims have been superseded. The Debtors' estimate of trade claims will increase to the extent that such scheduled claims have not been superseded and such claims are Allowed.

F.   Equity

On the Petition Date, Mesa Air Group had 900,000,000 authorized shares of common stock, no par value, of which 175,217,249 shares were outstanding. Approximately 1% of the equity is held by certain directors and officers of the Debtors.

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11 Certain trade claims, including certain asserted Secured Claims, have been paid by the Debtors during the Chapter 11 Cases pursuant to Bankruptcy Court orders.

After the Petition Date, NASDAQ delisted Mesa Air Group's securities effective March 1, 2010. The delisting of Mesa Air Group's stock is a formality and has not affected the trading of such securities over-the-counter on "Pink Sheets."

G.   Significant Assets

1.   In General

As reflected in the Schedules, the principal assets of the Debtors consist of (i) cash and cash equivalents, (ii)　accounts receivable, (iii)　Mesa Air Group's equity in the Debtor Subsidiaries, and (iv) personal property.

2.   Cash

As of November 1, 2010, the Debtors project a total of approximately $50.5 million in cash or cash equivalents, which are not encumbered by any liens, claims or other interests.

3.   Real Property

As of the Petition Date, RHMC owned the Del Rio Hotel located in Maricopa County, Arizona. The Debtors operated the Del Rio Hotel as an employee dormitory. The Del Rio Hotel was encumbered by a prepetition first mortgage note payable to the Pesakovic Lenders, which note was guaranteed by Mesa Air Group. As of the Petition Date, the outstanding principal amount owed by RHMC under the mortgage note was approximately $721,000. After the Petition Date, the Debtors analyzed each of their options with respect to the Del Rio Hotel and concluded that there was insufficient equity in the property and such property was burdensome to RHMC's estate. Accordingly, pursuant to a notice of abandonment filed in the Chapter 11 Cases on June 11, 2010, RHMC has abandoned its interest in the Del Rio Hotel effective as of July 7, 2010, and has transferred title to the Pesakovic Lenders pursuant to a deed in lieu of foreclosure in exchange for a release of all claims against RHMC and Mesa Air Group.

4.   Potential Claims and Causes of Action

The Debtors are investigating causes of action against third parties, including, without limitation, the Causes of Action and Defenses listed on Exhibit C to the Plan. At this time, except for Avoidance Actions under section 547 of the Bankruptcy Code, which are waived under the Plan, all claims, causes of action, and rights of the Debtors and third parties with respect thereto are preserved. The Debtors, their successors or their appointed representatives under the Plan (as applicable) will conduct appropriate investigation and analysis of all such matters. At this juncture, the Debtors cannot accurately estimate the potential recoveries from Causes of Action and Defenses.

H.   Events Prior to the Bankruptcy Filings

1.   Aviation Bankruptcies / New Code-Share Agreements

While the Debtors had successfully grown, they were not immune from the forces affecting the aviation industry. Following September 2001, the airline industry began to experience continued financial difficulties including reduced demand, increased costs, sustained lower yields, and fundamental shifts in business travel and booking transparency. In addition, the market experienced a marked shift in demand from 50-seat aircraft to larger regional jets. These combined forces exerted tremendous strain on the aviation industry - a situation which was further exacerbated with record fuel prices. These challenges pushed many carriers beyond their breaking point, resulting in a record number of airline bankruptcies including nearly all of the legacy carriers and all of the Debtors' code-share partners except America West Airlines (now US Airways, which merged with America West Airlines as part of US Airways' second recent chapter 11 cases).

The Debtors' difficulties increased significantly following US Airways' second set of chapter　11 cases in 2004. In those cases, US Airways rejected the Debtors' code-share agreement, which resulted in the rejection of 59 aircraft and caused significant strain on the Debtors' liquidity.

The Debtors worked diligently to overcome these challenges, and were able to successfully negotiate agreements with United and Delta during their respective chapter 11 cases. The United agreement was for thirty (30) fifty seat aircraft with an expiration in April 2010, had reduced margins, and included a $30 million payment by the Debtors to United. The Delta agreement was for 30 aircraft through November 2012 with an option for Delta to remove eight (8) aircraft by May 2009.12 Additionally, the Debtors agreed to reimburse Delta for lease obligations on Fairchild Dornier aircraft. In March 2007 the Delta agreement was increased from thirty (30) to thirty-six (36) fifty seat aircraft with early out options on fourteen (14) aircraft on a short-term basis. Beginning August 2008, the Debtors and Delta agreed to reduce the fleet by three (3) aircraft per month for a total of eight (8). These two agreements resulted in the Debtors successfully mitigating some of the financial exposure resulting from the rejection of the regional jets during the US Airways bankruptcy albeit under significantly less favorable terms.

2.   The Debtors' Fleet and Code-Share Requirements

Prior to the Petition Date, the Debtors' fleet significantly exceeded their code-share fleet requirements. Approximately fifty-two (52) aircraft were parked and not being used as of the Petition Date. In addition, as of the Petition Date the Debtors anticipated that twenty-five (25) additional aircraft were not needed to service the Debtors' code-share partners. As a result, the Debtors needed to reduce and rationalize their fleet to eliminate the significant costs associated with retaining, maintaining, and storing the excess aircraft.

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12 As set forth below in Section III.D.1, the Debtors' code-share agreement with Delta was terminated and the Debtors ceased flying for Delta as of August 31, 2010.

The following table sets forth the Debtors' fleet composition by aircraft type and identifies the status of aircraft on the Petition Date.

Fleet Composition as of the Petition Date
	CRJ-200	ERJ-145	CRJ-900	CRJ-700	B-1900	Dash-8	Total
US Airways	8	-	38	-	-	6	52
United	18	-	-	20	-	7	45
Delta	-	22	-	-	-	-	22
go! Mokulele	5	-	-	-	-	-	5
Sublease	-	2	-	-	-	-	2
Excess Aircraft	17	12	-	-	20	3	52
Total Owned/Leased	48	36	38	20	20	16	178

Passenger Capacity	50	50	86	66	19	37	-

The terms of the Debtors' code-share agreements were not matched to the leasehold and ownership obligations associated with aircraft in service under such agreements. As is typical in the regional airline industry, the Debtors acquired aircraft that were financed primarily through long-term leveraged leases with the exception of eight short term leases. The terms of these long-term lease obligations exceed the duration of the Debtors' various code-share agreements. As a result, as certain flight operations under code-share agreements come to an end, the Debtors remain obligated for remaining lease and installment payments and maintenance expenses for such aircraft - in some cases for significant periods of time. These risks were recognized at the time these aircraft were leased but given the fundamental changes to the aviation industry and the more recent downturn in the credit markets during 2009, it was not foreseeable that demand for certain regional aircraft would literally evaporate in less than three years.

The Debtors worked diligently to develop contingency plans to place aircraft into alternative service, including the creation of its go! Mokulele operations in Hawaii, Kunpeng (as defined and discussed below), and other attempts to sublease the aircraft to operators in the United States and around the world. go! Mokulele did provide a vehicle for the mitigation of excess aircraft but go! Mokulele's capacity to absorb excess aircraft was limited. The Kunpeng venture, which was intended to operate twenty (20) excess aircraft, was unsuccessful and ceased operations in 2009.

While the Debtors pursued opportunities to operate, sublease, or sell their excess aircraft, these efforts have likewise been unsuccessful, as were attempts to negotiate terms under which these aircraft would be returned to their manufacturers or lessors.

In addition, under the terms of the United Code-Share Agreement, United had the option to extend the term covering twenty-six (26) CRJ 200 aircraft for an additional five (5) years provided such notice was issued by October 31, 2009. United elected not to exercise its renewal rights covering the twenty-six (26) CRJ 200 aircraft. The Debtors made numerous attempts to negotiate mutually agreeable terms under which United would exercise its extension rights for these aircraft but such efforts were unsuccessful. The Debtors had intended for up to 20 of these aircraft to be placed into service at Kunpeng; however, with the failure of the Kunpeng joint venture and the applicable lessors' unwillingness to allow the sublease and operation of such aircraft in China, the Debtors were unable to place these aircraft into revenue service.

In response to these industry and company challenges, and as part of their ongoing efforts to reduce costs and maximize fleet flexibility, the Debtors reviewed the terms of their leases and security agreements to determine which aircraft have no utility or value. As of the Petition Date, the Debtors had taken fifty-two (52) aircraft out of service because they were not generating any value for the Debtors' estates. Idle aircraft (i.e., parked aircraft not under an operating contract) require significant ongoing monthly lease, insurance, and storage costs without generating any benefit or value for the Debtors or their estates. Thus, the excess aircraft and the corresponding contractual obligations were burdensome to the Debtors and no longer beneficial to them.

In addition to the foregoing, a certain share of the market shifted away from the Debtors as a result of the changing model among code-share partners and a shift in demand from 50-seat aircraft to larger regional jets. For example, certain of the Debtors' competitors have negotiated extensions or amendments to their code-share agreements by providing their codes-share counterparties with (i) consideration in the form of equity ownership or cash, (ii) secured term loans, or (iii) a deferral of payment of significant claims owed to the regional carrier.

3.   Code-Share Litigation

  Delta Litigation

  On or about April 7, 2008, Mesa Air Group commenced the Delta ERJ Litigation in the Georgia District Court to prevent Delta from attempting to terminate the Delta Code-Share Agreement as to certain ERJ-145 aircraft. Following an evidentiary hearing ending on May 29, 2008, the Georgia District Court issued a preliminary injunction against Delta prohibiting it from terminating the agreement and finding that Delta acted in bad faith. Delta appealed the preliminary injunction, and on July 2, 2009, the Court of Appeals for the Eleventh Circuit affirmed the issuance of the injunction, finding that Mesa had demonstrated a substantial likelihood of success on the merits.

  On or about August 19, 2009, Delta commenced the Delta MFN Litigation against Mesa Air Group and Freedom in the Georgia District Court alleging that Mesa Air Group and Freedom breached certain "most favored nations" provisions of the Delta Code-Share Agreement covering the ERJ aircraft. Delta sought a declaratory judgment that, among other things, Mesa Air Group and Freedom were in material breach of the Delta Code-Share Agreement.

  Following the commencement of the Delta ERJ Litigation, Delta terminated a separate agreement between Mesa Air Group and Delta relating to certain CRJ-900 aircraft, which were owned by Delta but operated by Mesa Air Group. These aircraft were returned to Delta upon termination of the agreement. On March 20, 2009, Mesa Air Group and Freedom commenced the Delta CRJ Litigation in the Georgia District Court seeking damages, including lost profits and costs associated with the re-training of pilots. Delta filed a counterclaim alleging breach of contract for failing to meet certain contract conditions, which allegations are disputed by the Debtors.

  On August 6, 2008, Mesa Air Group and Freedom commenced the Delta Engine Litigation against Delta in the Arizona District Court seeking the return of seven aircraft engines that Delta had improperly retained following the termination of an engine maintenance memorandum of understanding among Mesa Air Group, Freedom and Delta. On August 12, 2008, Delta agreed to return the engines to the Debtors and on August 22, 2008, Delta filed a mechanic's lien on the engines along with a counterclaim seeking to foreclose on the liens. Mesa Air Group and Freedom moved for judgment on the pleadings as to Delta's liens due to Delta's failure to comply with the Georgia lien statute. On November 14, 2008, the Court ruled that Delta had forfeited its lien claims. On November 20, 2008, Delta filed a notice of appeal to the Ninth Circuit Court of Appeals. The issues raised by Delta on appeal were fully briefed and awaiting decision by the Court of Appeals. During the pendency of the appeal, the parties concluded discovery on the substantive claims, and the Debtors' motion for summary judgment was pending.

  A description of the present status of the Delta ERJ Litigation, the Delta MFN Litigation, the Delta CRJ Litigation, and the Delta Engine Litigation is set forth below in Section III.D.

  United Litigation

  The Debtors were defendants in the United Litigation filed by United prior to the Petition Date in the Illinois District Court seeking a determination as to whether Mesa Air Group's notice to United of Mesa Air Group's intent to exercise certain rights was in compliance with the terms of the United Code-Share Agreement as amended. As set forth below in Section III.E., the United Litigation has since been dismissed pursuant to a stipulation among the parties as approved by the Bankruptcy Court.

4.   Kunpeng Joint Venture

On December 22, 2006, Mesa Air Group's subsidiaries, Ping Shan and Shan Yue, entered into the Kungpeng Joint Venture Agreement with Shenzhen Airlines, pursuant to which the parties agreed to form Kunpeng, an equity joint venture company organized under the laws of China. Kunpeng commenced common carrier passenger service on September 28, 2007.

As of September 30, 2008, Mesa Air Group had contributed $6.5 million in capital to Kunpeng. Under the terms of the Kungpeng Joint Venture Agreement, Shenzhen Airlines and Mesa Air Group were obligated to contribute an additional RMB 204,000,000 and RMB 196,000,000, respectively (approximately $29.8 million and $28.6 million, respectively), to Kunpeng, no earlier than September 30, 2008 and no later than May 16, 2009 and in accordance with Kunpeng's operational requirements as determined by Kunpeng's board of directors.

As part of Mesa Air Group's agreement to fund the start-up of Kunpeng, Kunpeng agreed to utilize 20 fifty seat aircraft to be provided by Mesa Air Group. After the fifth aircraft was put into service by Kunpeng, Kunpeng refused to accept any additional fifty (50) seat aircraft.

Ultimately, Kunpeng was unprofitable, and Mesa Air Group concluded that the joint venture was not viable and the additional risk of aircraft-related obligations was unwarranted. Accordingly, instead of making the scheduled capital contributions, in April 2009, Mesa Air Group divested its 49% indirect interest in Kunpeng by selling to the nominees of Shenzhen Airlines all of Mesa Air Group's interest in each of Ping Shan and Shan Yue, both organized under the laws Barbados having limited liability. Kunpeng also agreed to pay $4.4 million for its outstanding aircraft lease obligations to the Mesa Air Group. In total, Mesa Air Group received $4.5 million, which included $100,000 for Mesa Air Group's interests in Ping Shan and Shan Yue. Additionally, the five aircraft were returned to Mesa Air Group. This resulted in a loss of $4.4 million in the second quarter of 2009.

5.   go! Mokulele

In 2006, Mesa Air Group launched go! Mokulele, an independent airline serving the Hawaiian inter-island market. Upon its formation, Mesa Air Group was able to place a limited number of its excess aircraft into revenue generating service at go! Mokulele from the rejection of the US Airways Code-Share Agreement.

Unfortunately, several early factors degraded revenues from the go! Mokulele operation, including legal setbacks with certain competitors, high aircraft ownership expense, a protracted fare war, the entry of new competitors to the market, a sizable reduction in tourist demand within the Hawaiian market, and unpredictable fuel expenses. As a result of the global economic turbulence and local factors, go! Mokulele and one of its primary competitors in the region, Mokulele Airlines/Republic Airways, were unable to operate their businesses profitably and decided to combine their operations in an effort to eliminate unnecessary costs and to garner a larger share of the Hawaiian inter-island market.

On October 13, 2009, Mesa Air Group entered into agreements with Mokulele Flight Services Inc. d/b/a/ Mokulele Airlines and its majority shareholder, Republic Airways, to create Mo-Go, a joint venture, to provide Hawaii inter-island airline service under the go! Mokulele brand names. Under the terms of joint venture agreements, Mesa Air Group owns 75% of the joint venture equity and the Mokulele shareholders own the remaining 25%. Both parties agreed to make initial cash contributions totaling $1 million, with total required cash contributions of up to $6 million on a pro rata basis. Concurrently with the execution of the joint venture agreement, the joint venture entity entered into a services agreement with Mesa Air Group pursuant to which Mesa Air Group is responsible for operating the inter-island service on behalf of the joint venture and is entitled to be reimbursed for all of its costs and expenses of such operations. The go! Mokulele brand creates the second largest airline serving the inter-island market and offers a strong competitive force and a platform for successful operations.

The Debtors' restructuring of its aircraft leases will have a material impact on the financial performance of Mo-Go, drastically reducing its monthly operating costs. The Debtors also anticipate that as the economy improves, tourist demand within the Hawaiian market will recover and Mo-Go's fares and load factors will continue to improve along with its financial health. However, changes in fuel costs and other economic factors could have an impact on Mo-Go going forward.

I.   Commencement of Chapter 11 Cases

On the Petition Date, each of the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Pursuant to an order entered on the Petition Date, the Bankruptcy Court directed the joint administration of the Chapter 11 Cases under docket no. 10-10018 (MG). Since the Petition Date, the Debtors have been managing their assets and operating their businesses as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases.

III.
SIGNIFICANT POSTPETITION EVENTS

Since the Petition Date, significant events in the Debtors' Chapter 11 Cases have included the following filings and entered orders. Copies of all relevant court papers are on file with the Bankruptcy Court and can be obtained free of charge by accessing the Solicitation Agent's website at: www.dm.epiq11.com/mesa.

A.   Restructuring Overview

Shortly after the Petition Date, the Debtors began executing a restructuring plan intended to reduce and rationalize the Debtors' aircraft fleet to eliminate the significant costs associated with retaining, maintaining, and storing the excess aircraft. In that regard, since the Petition Date, the Debtors and their advisors have dedicated significant time and resources to rationalizing the Debtors' fleet and reducing their debt obligations in connection therewith. In addition, the Debtors have devoted significant resources to (a) establishing a claims reconciliation and objection process, including procedures for the classification of, and objection to, thousands of claims; (b) continuing the process of analyzing hundreds of leases and executory contracts to identify those that are beneficial to the Debtors' estates and renegotiating or rejecting those with terms unfavorable to the Debtors; and (c) finding, securing, negotiating and entering into new and amended business relationships with various vendors and other service providers.

B.   Certain Significant Events and Initiatives During the Chapter 11 Cases

1.   Automatic Stay

The filing of the Debtors' bankruptcy petitions on the Petition Date triggered the immediate imposition of the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined all collection efforts and actions by Creditors, the enforcement of Liens against property of the Debtors and both the commencement and the continuation of pre-petition litigation against the Debtors. With certain limited exceptions, the automatic stay remains in effect until the Effective Date of the Plan.

During these Chapter 11 Cases, the Debtors have entered into certain stipulations (subsequently approved by the Bankruptcy Court) with certain parties in interest in order to facilitate the resolution of prepetition disputes without materially affecting the Debtors and their assets, including stipulations with certain individual plaintiffs modifying the automatic stay to allow them to proceed with certain prepetition state court litigation in order to conduct discovery and attempt to claim only against available liability insurance proceeds, if any.

2.   Significant First Day Motions and Orders

On the Petition Date, the Debtors filed numerous "first day" motions seeking various relief intended to ensure a seamless transition between the Debtors' prepetition and postpetition business operations and to facilitate the smooth administration of the Chapter 11 Cases. The relief requested in these orders, among other things, allowed the Debtors to continue certain normal business activities that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code may have otherwise required additional Bankruptcy Court approval. Substantially all of the relief requested in the Debtors' "first day" motions was granted by the Bankruptcy Court. These motions and orders are available for review and download free of charge at the Debtors' case information website maintained by the Solicitation Agent (located at www.dm.epiq11.com/mesa).

The orders entered pursuant to the Debtors' "first day" motions authorized the Debtors to, among other things:

  establish certain notice, case management and administrative procedures;

  obtain an extension of time to file their schedules of assets and liabilities, statements of financial affairs and other reports required by Bankruptcy Rule 2015;

  pay pre-petition employee wages and benefits and allow employees to proceed with outstanding workers' compensation claims;

  continue use of existing cash management system, bank accounts and business forms;

  establish notification and hearing procedures for trading in claims and equity securities;

  honor pre-petition obligations to customers and honor customer programs;

  establish procedures pursuant to which utilities are prohibited from discontinuing service except in certain circumstances;

  pay pre-petition sales and use taxes, transportation taxes, airport fees, passenger facility charges, fuel taxes, employment taxes and other similar taxes and fees;

  continue and renew their liability, property, casualty and other insurance programs;

  pay pre-petition claims of certain critical vendors;

  comply with interline agreements and other industry agreements and pay certain prepetition claims in connection therewith in the ordinary course of business;

  pay pre-petition obligations to foreign creditors;

  continue and renew their surety bond programs; and

  honor fuel supply contracts, storage fuel contracts, into-plane service contracts and other fuel service arrangements and pay certain prepetition claims in connection therewith.

3.   Debtors' Retention of Professionals

The Debtors obtained authority to retain various professionals to represent and assist them during the Chapter 11 Cases. These professionals include:

(a) PSZJ, as their bankruptcy counsel;

(b) Imperial, as their financial advisors and investment bankers;

(c) Epiq, as their Solicitation Agent;

(d) Deloitte & Touche Tax as their tax advisors;

(e) Deloitte & Touche LLP as their auditors;

(f) DLA Piper LLP (US) as their special corporate counsel; and

(g) Smith, Gambrell & Russell, LLP as their special aviation counsel.

4.   Ordinary Course Professionals

The Debtors obtained authority to retain, employ, and pay certain professionals used by the Debtors in the ordinary course of business to assist them with matters unrelated to the administration of the Chapter 11 Cases, subject to monthly payment caps, on the terms and conditions set forth in the order entered by the Bankruptcy Court on January 16, 2010.

5.   Appointment of Committee

On January 14, 2010, the United States Trustee for the Southern District of New York appointed the Committee. The members of the Committee are: Bombardier; Embraer-Empresa Brasilieira de Aeronautica S.A.; IHI Corporation; U.S. Bank National Association; AT&T Capital Services; Wilmington Trust Company; ALPA; and AFA (ex-officio member). The Committee retained Morrison & Foerster LLP as its legal advisor and Macquarie Capital (USA) Inc. as its financial advisor and investment banker.

Since the formation of the Committee, the Debtors have consulted with the Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Committee informed of, and have conferred with the Committee on, matters relating to the Debtors' business operations and have sought the concurrence of the Committee to the extent its constituency would be affected by proposed actions and transactions outside of the ordinary course of the Debtors' businesses. The Committee has participated actively with the Debtors' management and professional advisors in reviewing the Debtors' business plans and operations and formulating the terms of the Plan.

6.   Interim Compensation of Professionals

Given the size and complexity of the Debtors' Chapter 11 Cases and the amounts of fees and expenses that will likely be incurred by the Debtors' and Committee's professionals, the Debtors sought and obtained entry of the Interim Compensation Order, which establishes an orderly, regular process for the monthly compensation and reimbursement of such professionals that are consistent with the procedures adopted by courts for the interim compensation of professionals in other large chapter 11 cases.

7.   Letter of Credit Facility

In the normal course of their business operations, the Debtors are required to provide letters of credit to secure the payment or performance of certain of the Debtors' obligations, including, without limitation: (a) workers' compensation obligations; (b) obligations owed to municipalities; (c) obligations associated with foreign operations; (d) contractual or permit obligations; (e) fuel and liquor taxes; (f) airport obligations; and (g) U.S., Canadian or other customs requirements. Prior to the Petition Date, Compass Bank ("Compass") issued letters of credit on behalf of the Debtors pursuant to a prepetition letter of credit facility.

On February 2, 2010, the Debtors filed an emergency motion with the Bankruptcy Court seeking authorization to enter into a new letter of credit facility in the amount of $11,904,719 with Compass, assume a prepetition purchasing card agreement with Compass, and validate Compass' liens and claims arising under the prepetition agreements with Compass. On February 4, 2010, the Bankruptcy Court entered an order approving the relief requested in the motion on an interim basis. On March 5, 2010, the Bankruptcy Court entered an order approving the relief requested in the motion on a final basis.

8.   Labor Cost Restructurings and Certain Other Initiatives

The Debtors have implemented a series of carefully planned workforce reductions and obtained prepetition and postpetition wage and benefit concessions from their employees and labor unions, as described below.

  Unionized Labor Cost Restructuring

  ALPA

  Mesa Airlines and Freedom are parties with ALPA, on behalf of the 912 pilots employed by Mesa Airlines and Freedom, to the ALPA Collective Bargaining Agreement. In December 2008, the Debtors' pilots, as represented by ALPA, ratified amendments to the ALPA Collective Bargaining Agreement effective as of December 10, 2008 (amendable December 10, 2010).

  AFA

  Mesa Airlines and Freedom are parties with AFA, on behalf of the 637 flight attendants employed by Mesa Airlines and Freedom, to the AFA Collective Bargaining Agreement. The AFA Collective Bargaining Agreement is amendable again on February 18, 2012.

  Non-Unionized Labor Cost Restructuring

  The Debtors have also restructured their non-unionized labor costs as a result of workforce reductions . As of September 30, 2010, the Debtors employ 2,782 employees, down from 3,303 employees on the Petition Date.

  Labor-Related Cost Savings

  The efforts described above have resulted in annual pilot and flight attendant wages and benefits that are nearly $50.0 million lower compared to the Debtors' pre-petition operations.

9.   Assumption and Rejection of
Nonresidential Real Property Leases/365(d)(4) Extension

On February 3, 2010, the Bankruptcy Court entered an order authorizing the Debtors to reject two unexpired leases of nonresidential real property. Subsequently, by order dated April 13, 2010, the Bankruptcy Court extended the time for the Debtors to assume or reject their remaining approximately 120 unexpired leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code through and including August 3, 2010.

By orders entered on August 3, 2010, the Debtors obtained (a) authority to reject sixteen leases of nonresidential real property and assume 123 leases of nonresidential real property and (b) approval of further extensions of time to assume or reject six nonresidential real property leases pursuant to the applicable lessors' written consents. As of September 30, 2010, the Debtors have entered into stipulations with applicable lessors under four of the extended deadline leases either to assume or further extend the time to assume or reject such leases. The

Debtors expect to have assumed or rejected, as appropriate for their businesses, the remaining two extended deadline leases by the earlier of the Effective Date and November 30, 2010.

10.   Exclusivity Extension

Section 1121(b) of the Bankruptcy Code establishes an initial period of 120 days after the Bankruptcy Court enters an order for relief under Chapter 11 of the Bankruptcy Code, during which only the debtor may file a plan of reorganization. If the debtor files such a plan within that initial 120-day period, section 1121(c)(3) of the Bankruptcy Code extends the exclusivity period by an additional 60 days to permit the debtor to seek acceptances of such plan. Section 1121(d) of the Bankruptcy Code also permits the Bankruptcy Court to extend these exclusivity periods, within certain limitations, "for cause." Without further order of the Bankruptcy Court, the Debtors' initial exclusive period to file a plan would have expired on May 5, 2010. However, by an order entered on April 15, 2010, the Bankruptcy Court extended the Debtors' exclusive period within which to file a plan of reorganization through and including September　2, 2010 and the Debtors' exclusive period within which to seek acceptance of such plan through and including November 3, 2010.

To permit the Debtors to continue negotiating with the Committee regarding the terms of a consensual plan of reorganization, on July 28, 2010, the Debtors filed their second motion to extend their exclusive periods for an additional 90 days. After negotiations with the Committee, the Debtors agreed to modify their request by limiting the extension of their exclusive period within which to file a plan of reorganization to October 21, 2010 and their exclusive period within which to seek acceptance of such plan to December 21, 2010, subject to further extensions in the event the Committee does not object thereto by October 8, 2010. On August　12, 2010, the Bankruptcy Court entered an order granting such relief.

On or around October 8, 2010, the Debtors and the Committee agreed that any further extensions of the exclusivity periods beyond December 1, 2010 and February 1, 2011, respectively, would be subject to co-exclusivity between the Debtors and the Committee beginning February 10, 2011 and April 13, 2011, respectively. The Debtors intend to file motion seeking a further extension of their exclusivity periods subject to the foregoing arrangement with the Committee.

11.   De Minimis Asset Sales Procedures

The Debtors moved the Bankruptcy Court for an order establishing procedures for the sale to non-insiders of assets of de minimis value (not more than $750,000 per transaction), including but not limited to small aircraft, free and clear of any liens, claims and encumbrances pursuant to Bankruptcy Code Section 363(f). The Debtors proposed streamlined procedures under which the Debtors could sell or abandon such assets, on an individual basis or in groups of such assets, subject to certain notice requirements. On March 1, 2010, the Bankruptcy Court entered an order approving such procedures.

As of November 1, 2010, the Debtors have filed notices of sales of five aircraft (Beech-Raytheon Model No. A36) and obtained approvals of such sales. The sales of these De Minimis Assets have generated approximately $479,800.00 for the Estates.

12.   Settlement Procedures In Connection With Claims and Causes
of Action Brought or Threatened by or Against the Debtors In
Judicial, Administrative, Arbitral or Other Actions or Proceedings

The Debtors moved the Bankruptcy Court for an order authorizing the Debtors to settle certain claims and causes of action threatened or brought by or against the Debtors in judicial, administrative, arbitral or other actions or proceedings in accordance with the notice procedures set forth in the motion. On February 25, 2010, the Bankruptcy Court entered an order approving such procedures. Pursuant to the order, the Debtors may settle claims (a) with respect to a settled value that is equal to or less than $250,000 on any reasonable terms and may enter into, execute and consummate a written agreement of settlement that will be binding on it and its estate without notice by the Debtors to any third party or further action by the Bankruptcy Court; and (b) with respect to any settled value that is greater than $250,000 but does not exceed $2,000,000, upon the notice procedures set forth in the order. By its terms, the order does not apply to the settlement of any litigation with Delta, US Airways or United.

13.   Reclamation Procedures

The Debtors moved the Court for an order authorizing the Debtors to establish and implement procedures to reconcile and resolve all unpaid reclamation claims. On March 1, 2010, the Bankruptcy Court entered an order approving the requested procedures as the sole means for the resolution of reclamation claims asserted against the Debtors. Pursuant to the reclamation procedures, on May 27, 2010, the Debtors filed a reclamation report that describes the treatment of reclamation claims asserted against the Debtors. Of the $336,000 in claims asserted against the Debtors as either reclamation claims or section 503(b)(9) claims, the Debtors have resolved such claims as follows: (i) $82,242 as valid reclamation claims, (ii) $68,532 as valid general unsecured claims, and (iii) $10,990 representing goods that have been returned to the vendor and not resulting in any claim. The remainder of the claims were asserted against the Debtors under section 503(b)(9) of the Bankruptcy Code and such claims will be reconciled through the claims reconciliation process described below in Section III.F.2.

14.   Committee's Motion for Establishment of
Procedures Under 11 U.S.C. 1102(b)(3)

On February 8, 2010, the Committee filed a motion to establish procedures under which the Committee will be deemed to be in compliance with the requirements under Bankruptcy Code Section 1102(b)(3). Generally, under this statute, an appointed creditors' committee is to provide creditors in the case with access to information. Given the ambiguity of the scope of this statute, in order to protect confidential and/or sensitive information relating the Debtors and other matters while satisfying the statute's requirements, the Committee moved for the implementation of certain procedures and other relief, including (1) the establishment of (i) a website to make certain non-confidential information available to general unsecured creditors and (ii) a special email address and protocol whereby unsecured creditors can submit questions and comments in connection with the Debtors' cases, and (2) authorization for the Committee to enter into confidentiality agreements with creditors and parties in interest for purposes of sharing confidential information. The Committee's motion, as amended pursuant to an agreement with the Debtors, was granted by the Court pursuant to an order entered on February 25, 2010.

Pursuant thereto, a separate website has been set up by the Committee's counsel -www.dm.epiq11.com/mesa - which contains certain information regarding the Debtors and their cases.

C.   Fleet Rationalization and Restructuring / Section 1110 Agreements

On the Petition Date, the Debtors' fleet consisted of 178 aircraft, consisting of 48 CRJ-200s, 20 CRJ-700s, 38 CRJ-900s, 36 ERJ- 145s, 16 Dash-8s, and 20 Beech 1900s. Of the 178 aircraft, 52 of them were parked and not in service on the Petition Date. In addition, as of the Petition Date, the market values of many of the Debtors' aircraft had declined substantially since the aircraft were originally leased or financed. Consequently, the Debtors were paying above market costs for many of their aircraft. The Debtors analyzed their code-share contractual needs and aircraft fleet, the projected demand for air travel, maintenance requirements, labor costs, operating costs and other business goals and objectives. Based on this analysis, the Debtors developed a plan to rationalize costs relating to their 50-seat aircraft lease and debt obligations and to match their aircraft fleet to future operating needs. Bringing the ongoing ownership cost for their aircraft in line with current market values and the Debtors' operations has been a central element of the Debtors' restructuring efforts.

Many of the Debtors' aircraft, and related pieces of aircraft equipment, were covered by leases or security agreements and subject to section 1110 of the Bankruptcy Code. Section 1110 terminates the automatic stay, and lets lessor and lenders take possession of aircraft and aircraft equipment, on the 60th day after a bankruptcy case commences, unless the debtor either agrees to perform all future obligations under the applicable agreements and to cure existing defaults or enters into agreements with the relevant lessors and lenders to extend the 60-day period. Both agreements to perform obligations and cure defaults and agreements to extend the 60-day period are subject to the approval of the Bankruptcy Court.

On January 25, 2010, the Debtors filed a motion seeking to establish procedures authorizing them, subject to subsequent court approval: (a) to agree to perform obligations and cure defaults pursuant to section 1110(a) of the Bankruptcy Code; and (b) to enter into agreements to extend the 60-day period specified in section 1110(a) pursuant to section 1110(b) of the Bankruptcy Code. On February 23, 2010, the Court entered the Section 1110 Procedures Order granting the motion and establishing the Section 1110 Procedures, as modified pursuant to the Debtors' negotiations with certain aircraft lessors and lenders, and additionally authorizing the Debtors to enter into agreements to provide adequate protection with respect to interests in aircraft and aircraft equipment pursuant to section 1110(b). In accordance with the Section 1110 Procedures, and in order to address the fleet-related issues raised by section 1110, the Debtors filed eight (8) notices of election pursuant to section 1110(a) of the Bankruptcy code to perform under the terms of certain aircraft related agreements that govern thirty-four (34) aircraft and thirteen (13) aircraft engines. In addition, pursuant to the Section 1110 Procedures and after extensive arms-length, good- faith negotiations with various aircraft counterparties, the Debtors entered into twenty-five (25) Section 1110(b) Stipulations pursuant to section 1110(b) of the Bankruptcy Code with respect to 124 aircraft and sixteen (16) engines.

The Section 1110(b) Stipulations , which were filed under seal, permit the Debtors to continue operating certain aircraft on terms that the Debtors believe are fair, equitable, and in the best interest of the Debtors' estates and all stakeholders. The Section 1110(b) Stipulations generally provide that the Debtors may continue utilizing these aircraft in exchange for making certain agreed upon payments and contain customary terms and conditions. Since the entry into the Section 1110(b) Stipulations, the Debtors have either rejected certain of the aircraft leases or abandoned certain of the owned aircraft governed by these agreements. Accordingly, it was not necessary for the Debtors to extend the terms of such agreements and in each case the Section 1110(b) Stipulations expired by their own terms. The Debtors also have extended the terms of six (6) Section 1110(b) Stipulation with the applicable controlling aircraft parties. The remaining Section 1110(b) Stipulations have not expired and the Debtors continue to perform in accordance with the terms of each such stipulation.

On January 25, 2010, the Debtors also filed a motion to establish procedures for the rejection of aircraft and aircraft equipment leases and procedures for the return of aircraft and aircraft equipment subject to such leases. On February 23, 2010, the Bankruptcy Court entered the Section 1110 Rejection/Abandonment Procedures Order establishing the Section 1110 Rejection/Abandonment Procedures or otherwise. In accordance with the Section 1110 Rejection/Abandonment Procedures, as of November 1, 2010, the Debtors: (a) have abandoned, pursuant to an agreed form of order, twenty (20) Beech 1900D aircraft and related equipment owned by Mesa Airlines; and (b) have filed twenty-three (23) notices of rejection or abandonment (inclusive of the notices under the Section 1110 Rejection/Abandonment Procedures Order ) with respect to (i) twelve (12) engine leases, (ii) eighty-two (82) aircraft leases, and (iii) one (1) owned aircraft.

As discussed in more detail below in Section III.D.1, the Debtors' Delta operations ceased on August 31, 2010. As a consequence of this operational change, the Debtors commenced rejecting the aircraft leases for the aircraft that were utilized to service the Delta related operations. In this regard, on July 30, 2010, the Debtors filed their twentieth (20th) and twenty-first (21st) notice of rejection, which together rejected twenty-four (24) leases that governed the ERJ-145 aircraft. One August 31, 2010, the Debtors filed their twenty-second (22nd) notice of rejection, which rejected eleven (11) leases that governed certain ERJ-145 aircraft. On September 24, 2010, the Debtors rejected their last lease governing one certain ERJ-145 aircraft.

The Debtors have restructured the obligations arising from their fleet by rejecting or abandoning obligations representing approximately 67% of their prepetition fleet and entering into new leases for certain aircraft.　 The forty-four (44) aircraft owned by the Debtors as of the Petition Date accounted for approximately $39.2 million in annual aircraft ownership obligations.　 Of these aircraft, the Debtors have abandoned twenty-one (21) owned aircraft (which includes twenty (20) Beech 1900s and one (1) CRJ 200) and restructured the obligations with respect to one (1) CRJ 200.　 As a result of the abandonment and restructuring, the Debtors have achieved approximately $5.2 million in annual aircraft ownership reductions, including interest, and depreciation expense.

Similarly, the 134 aircraft leased by the Debtors as of the Petition Date accounted for approximately $203.9 million in annual aircraft lease obligations.　 Of these aircraft, the Debtors have rejected ninety (96) aircraft leases, have entered into or will enter into seventeen (17) amended aircraft leases (13 CRJ 200s and 4 Dash-8s), and intend to assume the leases relating to the CRJ 700 and CRJ 900 aircraft.　 As a result of the foregoing lease restructuring, the Debtors have achieved approximately $102.3 million in annual aircraft lease reductions.　 Together, the owned and leased fleet restructuring has contributed to the significant deleveraging of the Debtors' balance sheet, including $48.4 million in debt and $715.8 million in capitalized leases. 　These reductions have significantly increased the Debtors' flexibility and enabled the achievement of restructuring goals.　Some of the more significant agreements for the restructuring of the fleet implemented by the Debtors during the Chapter 11 Cases are described below.

1.   Raytheon Aircraft Credit Corporation - Beech
1900D Aircraft and Related Aircraft Equipment

On the Petition Date, the Debtors moved the Bankruptcy Court for authority to establish procedures to abandon and satisfy return conditions with respect to twenty (20) Beech 1900D aircraft and aircraft equipment financed by RACC pursuant to prepetition promissory notes and security agreements by and between Mesa Air Group and Mesa Airlines, on the one hand, and RACC, on the other hand. On January 19, 2010, the Court entered an order granting the relief requested in the motion on an interim basis, the form of which was agreed to by the Debtors and RACC.

On January 26, 2010, the Court entered an order approving the settlement by and among Mesa Air Group, Mesa Airlines, and RACC regarding, inter alia, the abandonment and surrender and return conditions of certain aircraft and related equipment. Pursuant to such order, (i) Mesa Air Group and Mesa Airlines ratified and confirmed that the aggregate value of the aircraft securing Mesa Air Group's and Mesa Airlines' obligations under the applicable aircraft agreements is $14 million, and (ii) for purposes of such order, RACC stipulated with Mesa Air Group and Mesa Airlines to the value ascribed to such aircraft by the Debtors.

On May 12, 2010, RACC, Mesa Air Group and Mesa Airlines entered into a stipulation in settlement and resolution of all claims of or involving RACC, which provides that RACC shall have an allowed general unsecured claim against Mesa Air Group and Mesa Airlines in the aggregate amount of $17,973,795.57 on account of RACC's claims arising under or in connection with the applicable aircraft agreements, provided that RACC shall elect in connection with the solicitation of the Plan whether to assert such claim against Mesa Air Group or Mesa Airlines and in no event shall RACC be permitted to assert such claim against both such entities. The Bankruptcy Court approved the stipulation on June 11, 2010.

2.   Settlement Procedures for Section 1110(b)
Rejection Damages Claims of Certain Aircraft Lessors

With respect to eleven (11) of the twenty-five (25) Section 1110(b) Stipulations entered into during the Chapter 11 Cases, the Debtors and the Settling Aircraft Counterparties agreed to a methodology for the determination, settlement, and allowance of prepetition, general unsecured claims arising from the Debtors' rejection of aircraft related leases. On April 21, 2010, the Debtors filed a motion requesting authority to establish the Aircraft Rejection Damages Claim Settlement Procedures to implement the agreed-upon methodology for calculating such claims. On May 13, 2010, the Bankruptcy Court entered an order approving such procedures. Pursuant to the procedures, upon rejection, a Settling Aircraft Counterparty's prepetition general unsecured claims for rejection of thirty-six (36) aircraft leases will be the calculated pursuant to the methodology established under the Aircraft Rejection Damages Claim Settlement Procedures. The Aircraft Rejection Damages Claim Settlement Procedures provide for a negotiation and notice process pursuant to which rejection damages claims may be settled by the Debtors and Aircraft Settling Parties without further involvement of the Bankruptcy Court unless objections are filed in accordance with the procedures.

The claims arising from an additional eight (8) rejected aircraft leases were intended to be governed by the methodology discussed above but the remedy provisions of these leases contained different terms than the other leases discussed above. As a result, the Debtors and the applicable Settling Aircraft Counterparty intend to liquidate the claims arising from the rejection of the eight (8) leases in a manner that reflects the actual damages caused by the rejection.

3.   Assumption of Aircraft and Aircraft Equipment Leases

Prior to the Petition Date, Mesa Air Group and Mesa Airlines leased six (6) spare engines in which Willis Lease Finance Corporation or WEST Engine Funding LLC was the interest holder. The leases for two such engines were rejected or deemed rejected pursuant to the Section 1110 Rejection/Abandonment Procedures. The Debtors assessed various aircraft engine lease and purchase options, determined that assuming the remaining four (4) leases was critical to their operations, and accordingly filed a motion to assume such leases on April 12, 2010. The Bankruptcy Court approved such relief pursuant to an order entered on May 13, 2010.

In addition, prior to the Petition Date, Mesa Airlines leased four (4) DHC-8-202 aircraft from Wells Fargo Northwest, National Association in which Avmax International Aircraft Leasing Inc. was the interest holder with respect to three (3) of the aircraft and Northstar Avlease Aircraft Trust was the interest holder with respect to one (1) of the aircraft. Without assuming these leases, as amended, the Debtors would have been required to locate four (4) DHC-8-202, which are in very high demand. On May 26, 2010, the Debtors filed a motion requesting authority to assume such leases, as amended, and make certain payments to cure prepetition defaults under the leases. On June 10, 2010, the Bankruptcy Court entered an order granting such relief. As a result, the Debtors will be able to continue flying the aircraft that are necessary to satisfy their commitments under the US Airways Code-Share Agreement.

4.   Postpetition Engine Lease Agreements & Security Agreements

On March 2, 2010, the Debtors filed a motion seeking authority to enter into and perform under new short-term aircraft engine lease agreements in the ordinary course of business in accordance with the same practices and procedures as in effect immediately prior to the Petition Date, and perform all obligations contemplated thereunder. On March　5, 2010, the Bankruptcy Court entered an order approving such relief. The Debtors have entered into short-term postpetition leases of engines as necessary since the entry of such order.

In addition, on June 23, 2010, the Debtors filed a motion requesting authority to enter into (i) certain engine lease agreements with U.S. Bank National Association as indenture trustee and (ii) a certain debt restructuring agreement with Manufacturer and Traders Trust Company with respect to certain aircraft equipment owned by the Debtors. Under such motion, the Debtors sought authorization to enter into (i) new lease agreements with respect to four (4) aircraft engines the Debtors plan to use in connection with their code-share operations with US Airways and (ii) restructuring the financing with respect to one CRJ-200 aircraft that is owned by the Debtors. On July 8, 2010, the Bankruptcy Court entered an order approving the motion.

To the extent not completed by the date hereof, the Debtors intend to enter into aircraft leases or assume certain aircraft leases governing thirteen (13) CRJ 200 aircraft and six (6) Dash-8 aircraft. As discussed in more detail in Section IV.F.9 below, the Debtors will assume twelve (12) leases governing the CRJ 700s and twenty-four (24) leases governing the CRJ 900s pursuant to section 7.8 of the Plan. Similarly, the Debtors will reinstate their secured financing obligations with respect to the applicable eight (8) CRJ 700 aircraft and fourteen (14) CRJ 900 aircraft as provided in section 4.2 of the Plan.

The Debtors will have successfully completed their fleet rationalization by November 1, 2010. The table below describes the aircraft the Debtor will operate pursuant to new leases, assumed leases, and restructured security agreements:

Fleet Composition as of November 1, 2010
	CRJ-200	ERJ-145	CRJ-900	CRJ-700	B-1900	Dash-8	Total
US Airways	7	-	38	-	-	6	51
United	-	-	-	20	-	-	20
go! Mokulele	5	-	-	-	-	-	5
Total Owned/Leased	13	-	38	20	-	6	77
Rejected/Abandoned Aircraft	48	36	0	0	20	10	112

D.   Code-Share Issues/Status

1.   Delta

On January 19, 2010, the Debtors filed a motion to assume the Delta Code-Share Agreement.

As contemplated in the Delta CMO, the Delta ERJ Litigation went to trial in the Georgia District Court on April 20-23, 2010. On May 17, 2010, the Georgia District Court issued its Findings of Fact and Conclusions of Law in which the Georgia District Court ruled in favor of Delta and found that Delta had the right to and did terminate the Delta Code-Share Agreement prior to the Petition Date, on March 28, 2008. On the same date, the Georgia District Court entered a judgment in favor of Delta. Mesa Air Group and Freedom have not appealed the Georgia District Court's findings and judgment.

Although the adverse decision in the ERJ Litigation has resulted in the loss of jobs and additional claims arising from the rejection of more aircraft leases, the Delta Code-Share Agreement was a marginal contract financially.

After the entry of the findings and judgment, Mesa Air Group, Freedom, and Delta negotiated the terms of the Delta Temporary Agreement, which was approved by the entry of an order of the Bankruptcy Court on May 25, 2010, to provide for an orderly wind-down of Mesa Air Group's and Freedom's Delta operations by August 31, 2010. The wind-down was completed successfully, and the Debtors ceased their Delta related operations on August 31, 2010.

The Delta MFN Litigation remains pending in the Bankruptcy Court. The Debtors are presently negotiating with Delta regarding a potential settlement of the claims asserted in such action.

After the submission by Mesa Air Group and Delta of a stipulation staying all deadlines in the Delta CRJ Action, the Georgia District Court closed the action subject to reopening it at the conclusion of these cases upon the request of either party.

After negotiations with Delta, the Debtors and Delta agreed dismiss the Delta Engine Litigation without prejudice and submitted a stipulation to the Arizona District Court. On June　24, 2010, the Arizona District Court approved the dismissal, without prejudice, of the Delta Engine Litigation, subject to the Bankruptcy Court's approval. On that same date, the Debtors filed with the Bankruptcy Court a proposed order authorizing their entry into the stipulation dismissing the Delta Engine Litigation. On July 16, 2010, the Bankruptcy Court entered an order authorizing the Debtors' entry into such stipulation.

2.   United

On June 14, 2010, the Debtors and United entered into a settlement and release agreement with respect to the United Litigation described above in Section II.H.3.b and, on June 22, 2010, the Debtors filed notice with the Bankruptcy Court of a stipulation by and between Mesa Air Group and United providing for the dismissal of the United Litigation with prejudice. The Bankruptcy Court entered an order authorizing Mesa Air Group's entry into such stipulation on July 16, 2010, and the stipulation was filed in the Illinois District Court on July 22, 2010.

3.   US Airways

As discussed in greater detail in Section IV.F.7 below, at the hearing on the approval of the Disclosure Statement on November 18, 2010, the Debtors obtained approval from the Bankruptcy Court to assume the US Airways Code-Share Agreement as modified by the US Airways Tenth Amendment by separate motion and continue to provide services for US Airways through September 2015.

E.   Summary of Claims Process, Claims Bar Date and Claims Filed

1.   Filing of Schedules and Claims Bar Date

On March 26, 2010, in accordance with a second extension of time granted by the Bankruptcy Court pursuant to an order on March 26, 2010, the Debtors filed their Schedules with the Bankruptcy Court. Interested parties may review these Schedules by visiting: www.dm.epiq11.com/mesa.

On March 26, 2010, the Bankruptcy Court entered an order establishing procedures and set deadlines for filing proofs of claim and approved the form and manner of the notice thereof. Pursuant to such order, the Bar Date for certain persons and entities to file Proofs of Claim in the Chapter 11 Cases was May 21, 2010. The Notice of the Bar Date was published in USA Today at least 28 days prior to the Bar Date and copies were served on, among others, Creditors and potential Creditors appearing in the Schedules.

To date, over 1,445 Proofs of Claim have been against the Debtors, which in the Debtors' estimate are in the aggregate approximately $2.08 billion, which amount excludes duplicates and claims that have been superseded. As described in Section I.D above, the Proofs of Claim can be broken down as follows: (i) approximately $19.1 million in Administrative Expense Claims, (ii) approximately $7.3 million in Priority Tax Claims, (iii) approximately $4.5 million in Secured Tax Claims, (iv) Priority Non-Tax Claims in a de minimis amount, (v)　approximately $1.4 million in Secured Claims, (vi) approximately $2.03 billion in General Unsecured Claims, (vii) approximately $8.2 million in De Minimis Convenience Claims, and (viii) approximately $19.4 million in 2012 Noteholder Claims. These are estimates only and are based on the Debtors' preliminary claim analysis. If the Debtors are unsuccessful on some the anticipated claims objections, the estimates of General Unsecured Claims could increase by $500 million.

The Administrative Expense Claims relate to (i) professional fees ($16.5 million), (ii)　claims asserted pursuant to section 503(b)(9) ($2,330,000), (ii) reclamation claims ($78,000), and (iii)　other expenses ($185,000) that were incurred during the Chapter 11 Cases. In addition, certain aircraft counterparties have asserted Administrative Expense Claims in the aggregate amount of ($45,825,000) in connection with the Debtors' rejection of certain aircraft equipment leases and other asserted postpetition breaches. As described below, the Debtors are contesting the validity of the aircraft related Administrative Expense Claims and have filed objections to certain of these claims and intend to object to the others in the near term. As for the remainder of the Claims (other than the Reclamation Claims), the Debtors are in the process of analyzing these Claims and have filed objections or are in the process of preparing objections to the foregoing claims as to their validity among other defects.

2.   Claims Objection Procedures

The Debtors have begun the process of analyzing and reconciling filed Claims. On July 7, 2010, the Bankruptcy Court entered the Claims Settlement Procedures Order approving the Debtors' motion to establish certain procedures for objecting to and settling Claims in the Chapter 11 Cases. The Debtors believe that many of the Claims filed in the Chapter 11 Cases are invalid, untimely, duplicative and/or overstated, and they are in the process of objecting to such Claims.

On August 16, 2010, the Debtors filed Omnibus Objection to Certain Late-Filed Claims and Authorization to Disallow and Expunge Such Claims (Omnibus Objection No. 1). By such objection, the Debtors objected to twenty-eight (28) claims on the basis that such claims were filed after the Bar Date. The aggregate value of the claims subject to such objection is approximately $191,730. On October 27, 2010, the Bankruptcy Court granted Omnibus Objection No. 1.

On August 18, 2010, the Debtors filed Omnibus Objection Seeking to Expunge and Disallow Certain Duplicate Claims (Omnibus Objection No. 2). By such objection, the Debtors objected to fifty-one (51) claims on the basis that such claims are duplicates of another claim filed against the same Debtor in these Chapter 11 Cases. The aggregate value of the claims subject to such objection is approximately $37,151,121. On October 27, 2010, the Bankruptcy Court granted Omnibus Objection No. 2. The Debtors' rights are reserved to object to the Claims subject to Omnibus Objection No. 2 on any other basis.

On August 18, 2010, the Debtors filed Omnibus Objection Seeking to Expunge and Disallow Certain Amended and Superseded Claims (Omnibus Objection No. 3). By such objection, the Debtors objected to forty (40) claims on the basis that such claims were expressly or effective amended or superseded by other claims filed in the Chapter 11 Cases. The aggregate value of the claims subject to such objection is approximately $70,563,254. On October 27, 2010, the Bankruptcy Court granted Omnibus Objection No. 3. The Debtors' rights are reserved to object to the Claims subject to Omnibus Objection No. 3 on any other basis.

On September 21, 2010, the Debtors filed Omnibus Objection Seeking to Reclassify Certain Claims as General Unsecured Claims (Omnibus Objection No. 4). By such objection, the Debtors objected to forty-one (41) claims on the basis that such claims were classified improperly when filed against the Debtors. On October 28, 2010, the Bankruptcy Court granted Omnibus Objection No. 4. The Debtors' rights are reserved to object to the Claims subject to Omnibus Objection No. 4 on any other basis.

On October 20, 2010, the Debtors filed the Objection to the Request by Engine Lease Finance Corporation and Deucalion Engine Leasing (Ireland) Limited for Allowance and Payment of Administrative Expense Pursuant to Section 503(b) and 507(a)(2) of the Bankruptcy Code. Engine Lease Finance Corporation and Deucalion Engine Leasing (Ireland) Limited are seeking an Administrative Expense Claim in the approximate amount of $558,000 on account of the Debtors' surrender and return of certain aircraft parts and the records related to certain parts. The Debtors believe that if there is a valid claim that such claim is a prepetition general unsecured claim that is not entitled to priority pursuant to section 503(b) of the Bankruptcy Code.

On October 21, 2010, the Debtors filed the Objection to (1) the Alleged Administrative Portions of Claims 1430 and 1431 of U.S. Bank National Association, as Security Trustee, on Behalf of Agencia Especial De Financiamento Industrial-Finame and (2) Claims that were Amended and Superseded by Claims 1430 and 1431. U.S. Bank National Association is asserting Administrative Expense Priority Claims in the approximate amount of $11 million on account of the Debtors' surrender and return of certain aircraft parts and the records related to certain parts. The Debtors believe that if there is a valid claim that such claim is a prepetition general unsecured claim that is not entitled to priority pursuant to section 503(b) of the Bankruptcy Code.

On October 29, 2010, the Debtors filed Omnibus Objection to Claims of holders of 2012 Notes that are duplicative of Claims filed by the applicable Indenture Trustee (Omnibus Objection No. 5). By such objection, the Debtors objected to thirty-six (36) claims on the basis that claims on account of the 2012 Notes were to be filed by the Indenture Trustee, not the beneficial holders of such notes. The Debtors' rights are reserved to object to the Claims subject to Omnibus Objection No. 5 on any other basis.

On October 29, 2010, the Debtors filed Omnibus Objection to Unsubstantiated Administrative Expense Claims Asserted by Holders of Claims Arising from the Rejection of Aircraft Equipment Leases or the Abandonment of Aircraft Equipment (Omnibus Objection No. 6). By such objection, the Debtors objected to 157 claims on the basis that the holders of such administrative expense claims have not provided any supporting information demonstrating they are entitled to such claims. The Debtors' rights are reserved to object to the Claims subject to Omnibus Objection No. 6 on any other basis.

The Debtors are continuing to review Claims and expect to file additional objections to such claims and reserve all rights therefor. The last day by which the Debtors may file objections to Claims, which day shall be the latest of (a) 175 days after the Effective Date, (b)　60 days after the filing of a proof of claim for, or request for payment of, such Claim, or (c)　such other date as the Bankruptcy Court may order. The filing of a motion to extend the Claims Objection Deadline by any party shall automatically extend the Claims Objection Deadline until a Final Order is entered on such motion. In the event that such motion to extend the Claims Objection Deadline is denied by the Bankruptcy Court, or approved by the Bankruptcy Court and reversed on appeal, the Claims Objection Deadline shall be the later of the then current Claims Objection Deadline (as previously extended, if applicable) or 28 days after entry of a Final Order denying the motion to extend the Claims Objection Deadline.

F.   Negotiation of the Plan

1.   Overview

A detailed description of the Plan is set forth in Section IV of this Disclosure Statement. In this Section, however, certain key provisions of the Plan are summarized in additional detail.

2.   Negotiations with Committee / Committee Support of Plan

The Plan is the product of extensive arm's length negotiations among the Debtors, the Committee and their respective legal, financial and operational professionals. Through the consensual Plan, the Debtors believe they have developed a structure that respects the separate and distinct value of each Debtor entity (and the separate and distinct claims against such entities), while maximizing the value of distributions available to creditors. Subject to the resolution of certain open issues and the exercise of its fiduciary duties, the Committee supports the Plan.

3.   No Substantive Consolidation

In general, substantive consolidation is the pooling of two or more debtors' assets and liabilities so that each of the debtor's liabilities are satisfied from the common pool of assets created by the substantive consolidation. Because it is an equitable remedy, substantive consolidation is used to afford creditors equitable treatment. While various other factors may be considered by courts, generally, bankruptcy courts order substantive consolidation of multiple debtors if it is demonstrated that (i) the operational and financial affairs of the debtors are so entangled that the accurate identification and allocation of assets and liabilities cannot be achieved, or (ii) creditors dealt with the debtors as a single economic unit and did not rely on the separate identity of an individual debtor in extending credit.

During the course of negotiating possible Plan terms, the Debtors and the Committee (through their professionals) contemplated whether substantive consolidation of the Debtors' Estates might be in order. However, the following facts, among others, militated against substantive consolidation: The Debtors maintained separate financial statements for each Debtor entity, which data can be readily identified and reconciled on a Debtor by Debtor basis. The Debtors maintained intercompany balances with respect to transactions conducted by and between Debtor entities, recording the same as "payables" or "receivables" depending upon whether the applicable Debtor maintained a positive or negative balance from such transactions. The Debtors' operations were structured such that individual Debtor entities served separate purposes and functions and, accordingly, had separate bases for existence and different assets and liabilities. In addition, historically, creditors of the various Debtors and their non-debtor subsidiaries transacted business with the Debtors in a manner that respected the separateness of such entities. All of these facts, among others, militated against the extraordinary remedy of substantive consolidation.

If some or all of the Estates were to be substantively consolidated, the potential recoveries for creditors from Estate Assets and proceeds thereof would likely materially differ from the potential recoveries for creditors set forth in Exhibit D hereof, with some creditors receiving a potentially lower recovery than as set forth in Exhibit D and some creditors receiving potentially higher recovery.

4.   Equal Treatment of Classes

Having determined that substantive consolidation was not in order, the Debtors and the Committee (through their professionals) analyzed potential structures for respecting the separate values of each of the Debtor estates (and the separate values of claims asserted against those estates).

The Debtors and the Committee (through their professionals) jointly developed the proposed value-distribution structure set forth in the Plan. The Plan provides for General Unsecured Creditors in Classes 3(a)-3(l) and 5(a) and 5(b) to receive distributions of Restructured Unsecured Equity and New 8% Notes as follows:

  Restructured Unsecured Equity

  Each holder of an Allowed General Unsecured Claim shall receive its Actual Pro Rata Share of Restructured Unsecured Equity. The Actual Pro Rata Share of Restructured Unsecured Equity is, as of the date on which the final distribution of Restructured Unsecured Equity is made, the amount of the Restructured Unsecured Equity (either in the form of New Common Stock or New Warrants, as applicable pursuant to Section 4.3.2 and 4.5.2 of the Plan) necessary to permit the holder of such Allowed Claim to hold a percentage of the Restructured Unsecured Equity obtained by dividing (i) the Aggregate Distribution Share applicable to such holder's claims by (ii) the Aggregate Distribution Share of holders of all Claims entitled to receive

  Restructured Unsecured Equity under the Plan. For the purpose of calculations under the Plan, each New Warrant, together with the corresponding share of New Common Stock to be acquired upon exercise of the New Warrant, shall equal 1.1 units of Restructured Unsecured Equity.

  As discussed in greater detail in Section IV.E.4.c below, for the avoidance of doubt, only those holders of Class 3 and 5 Claims who are U.S. Citizens shall receive shares of New Common Stock under Section 4.3.2 and 4.5.2 of the Plan, and only those holders of Class 3 and 5 Claims who are Non-U.S. Citizens shall receive New Warrants pursuant to Section 4.3.2 and 4.5.2 of the Plan. Holders of Allowed Class 3 and 5 Claims will be required to complete a Citizenship Declaration that discloses whether the holder of such claim is a U.S. Citizen or a Non-U.S. Citizen.

  New 8% Notes (Series A)

  Each holder of a 2012 Noteholder Claim shall also receive its Actual Pro Rata Share of New 8% Notes (Series A). The Actual Pro Rata Share of New 8% Notes (Series A) is, as of the date on which the final distribution of New 8% Notes (Series A) is made, an amount of New 8% Notes (Series A) necessary to permit the holder of such Allowed Claim to hold a percentage of the New 8% Notes (Series A) obtained by dividing (i)　the Aggregate Distribution Share applicable to such holder's Claims by (ii) the Aggregate Distribution Share of holders of all Claims entitled to receive New 8% Notes (Series A) under the Plan. The terms and conditions of the New 8% Notes (Series A) is described below in Section IV.C.6 hereof.

  New 8% Notes (Series B)

  Each holder of an Allowed General Unsecured Claim shall also receive its Actual Pro Rata Share of New 8% Notes (Series B). The Actual Pro Rata Share of New 8% Notes (Series B) is, as of the date on which the final distribution of New 8% Notes (Series B) is made, an amount of New 8% Notes (Series B) necessary to permit the holder of such Allowed Claim to hold a percentage of the New 8% Notes (Series B) obtained by dividing (i)　the Aggregate Distribution Share applicable to such holder's claims by (ii) the Aggregate Distribution Share of holders of all Claims entitled to receive New 8% Notes (Series B) under the Plan. The terms and conditions of the New 8% Notes (Series B) is described below in Section IV.C.3.c hereof.

The foregoing value-distribution structure may be best understood through the following hypothetical example:

Assume for the sake of this example that there are only three debtors (A - C) and three creditors: a US-based creditor with allowed claims at each debtor, a US-based noteholder with a claim at one debtor, and a foreign creditor with allowed claims at each of the three debtors.

Mesa Air Group, Inc. - Example POR Distributions

($ in millions, except per share)	Debtor A	Debtor B	Debtor C	Total	Row #

Unadjusted Individual Estimated Value	$ 100.0	$ 25.0	$ 25.0	$ 150.0	1
Less: US Airways and Management Notes	(8.2)	(2.0)	(2.0)	(12.3)	2
Less: US Airways and Management Equity	(10.0)	(2.5)	(2.5)	(15.0)	3
Less: Adjustment for Series A Notes to 2012 Holders	(20.0)			(20.0)	4
Less: Adjustment for Warrant Conversion Ratio	(4.3)	-	(0.7)	(5.0)	5
Individual Estimated Value	$ 57.5	$ 20.5	$ 19.7	$ 97.7	6
					7
US Creditor Claims	$ 400.0	$ 5.5	$ 100.0	$ 505.5	8
Noteholder Claims	-	15.0	-	15.0	9
Foreign Creditor Claims	600.0	-	100.0	700.0	10
Allowed General Unsecured Claims	$ 1,000.0	$ 20.5	$ 200.0	$ 1,220.5	11
					12
Individual Debtor Distribution Percentage - US	40.0%	26.7%	50.0%		13
Individual Debtor Distribution Percentage - Noteholder	0.0%	73.3%	0.0%		14
Individual Debtor Distribution Percentage - Foreign	60.0%	0.0%	50.0%		15
Total	100.0%	100.0%	100.0%		16
					17
Individual Debtor Distribution Share - US	$ 23.0	$ 5.5	$ 9.9	$ 38.3	18
Individual Debtor Distribution Share - Noteholder	-	15.0	-	15.0	19
Individual Debtor Distribution Share - Foreign	34.5	-	9.9	44.4	20
Total	$ 57.5	$ 20.5	$ 19.7	$ 97.7	21
					22
Aggregate Distribution Percentage - US				39.2%	23
Aggregate Distribution Percentage - Noteholder				15.4%	24
Aggregate Distribution Percentage - Foreign				45.4%	25
Total				100.0%	26
					27
New Shares to Issue (in millions)	10.0				28
Shares to US Airways	(1.0)				29
Shares to Management	(1.0)				30
Less 10% Conversion Premium on Foreign Warrants	(0.7)				31
Net Shares to Issue to Creditors	7.3				32
Hypothetical Value per Share	$ 7.50				33
					34
			Value		35
	Shares	Percent	of Shares		36
US Creditor	2.9	28.7%	$ 21.6		37
Noteholder	1.1	11.3%	8.4		38
Foreign Creditor	4.0	40.0%	30.0		39
US Airways	1.0	10.0%	7.5		40
Management	1.0	10.0%	7.5		41
Total	10.0	100.0%	$ 75.0		42
					43
New Notes	$ 75.0				44
			Notes +		45
	Notes	Percent	Share Value	Percent	46
US Creditor	$ 16.8	22.4%	$ 38.3	25.6%	47
Noteholder	6.6	8.7%	15.0	10.0%	48
Foreign Creditor	19.4	25.9%	49.4	32.9%	49
2012 Noteholder	20.0	26.7%	20.0	13.3%	50
US Airways	6.8	9.0%	14.3	9.5%	51
Management	5.5	7.3%	13.0	8.7%	52
Total	$ 75.0	100.0%	$ 150.0	100.0%	53

In our example we begin with the calculation of Individual Estimated Value for each of the three debtors, as adjusted for the value provided to certain parties pursuant to the Plan. Row 1 in the table above shows a hypothetical unadjusted Individual Estimated Value totaling $150 million (the actual methodology used to arrive at Individual Estimated Values will be based on a formal valuation analysis for each debtor performed by the debtors' investment banker, as fully described in the Plan and Disclosure Statement). Rows 2 - 5 show the adjustments made for notes and equity provided to US Airways and Management pursuant to the Plan, notes provided to 2012 Noteholders pursuant to the Plan, and an adjustment for the 1.1x warrant conversion ratio. Row 6 shows the adjusted "Individual Estimated Value" for each debtor, which totals $97.7 million in this example.

The claims against each debtor by our three hypothetical claimants are shown in Rows 8 - 10. Based on these claims, the Individual Debtor Distribution Percentages are calculated for each creditor in Rows 13 - 15. This percentage is then applied to the Individual Estimated Value to calculate the Individual Debtor Distribution Share in Rows 18 - 20.

Note in this example that the noteholder has a claim of $15.0 million against debtor B and that debtor B is solvent, i.e. the Individual Estimated Value for debtor B shown in Row 6 is equal to the Allowed Unsecured Claims against debtor B in Row 11. Thus, the Individual Debtor Distribution Share for the noteholder in Row 19 is equal to 100% of its claim of $15.0 million.

The Aggregate Distribution Percentage by creditor is calculated in Rows 23 - 25 based on the proportional ownership of the Distribution Share values, and this percentage is utilized to calculate the distribution of shares and notes. Assuming a total of 10.0 million shares are issued (or issuable via warrants) pursuant to the Plan, Rows 29 - 31 show the shares issued to US Airways and Management and the additional shares to issue to the foreign creditor on account of the 1.1x warrant conversion ratio. The remaining 7.3 million shares shown in Row 32 are allocated in rows 37 - 39 based on the Aggregate Distribution Percentages shown in rows 23-25. Note that the total shares for the foreign creditor reflect an additional 0.7 million shares for the warrant conversion premium.

The Aggregate Distribution Percentage is also utilized to apportion notes as shown in Rows 47 - 49. The total value of notes and equity received by all parties is shown in Rows 47 - 52. In this example, the noteholder receives shares with a value of $8.4 million (as shown in Row 38) and notes with a value of $6.6 million (Row 48) in full satisfaction of its $15.0 million claim.

As can be seen from the example above, Creditors with Allowed Claims in Classes　3(a)-(l), to the extent allowed against the same Debtor, receive the same distribution percentage on account of their Allowed Claims. Creditors in Classes 3(a)-(l) who have a basis for asserting their Claims against more than one Debtor may receive a larger aggregate distribution due to recovering on multiple Allowed Claims. This does not alter the fact, however, that with respect to Claims against a specific Debtor entity, each class recovers the same percentage on account of Claims against such entity.

A further description of the Plan and its distribution provisions can be found in Section　IV of this Disclosure Statement. A summary of the Debtors' current projections with respect to potential distributions can be found in Exhibit D to the Disclosure Statement.

G.   The Debtors' Liabilities

The Debtors have set forth in Exhibit D estimates of certain of their liabilities. In connection with voting on the Plan, confirmation of the Plan, or other purpose, the Debtors may file with the Bankruptcy Court a motion or motions to have disputed, contingent and/or unliquidated Claims estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code. The estimates of the liabilities below are on a consolidated basis. The liquidation analysis breaks down the liabilities on a Debtor-by-Debtor basis.

THE DEBTORS ARE NOT WAIVING UNDER THE PLAN OR IN THIS DISCLOSURE STATEMENT ANY RIGHT TO, AMONG OTHER THINGS, OBJECT TO THE CLAIM OF ANY CREDITOR. IN VOTING ON THE PLAN, CREDITORS SHOULD ASSUME THAT THEIR CLAIM MIGHT BE OBJECTED TO BY THE DEBTOR, OTHER CREDITORS, THE POST-EFFECTIVE DATE DEBTORS, OR OTHER PARTIES IN INTEREST.

1.   Administrative Claims

The Plan provides for the payment as an Administrative Claim of the actual and necessary costs or expenses of preserving the Debtors' Estates or conducting the affairs of the Debtors. Certain expenses have arisen during the Chapter 11 Cases that would constitute Administrative Claims that have not been paid in the ordinary course of the Debtors' post-Petition Date affairs. Further, the Plan provides that fees and expenses for the Professionals retained by the Debtors and the Committee for services rendered and costs incurred after the Petition Date and prior to the Effective Date will be paid following approval by the Bankruptcy Court after notice and a hearing or pursuant to another order of the Bankruptcy Court. The Debtors estimate that Administrative Claims will total approximately $19,100,000 as of the Effective Date.13 The Administrative Claims can be categorized as follows:

Professional Fees and Expenses:	$16,500,000[14]
Other Administrative Expenses:	$2,600,000
Total	$19,100,000[15]

________________________

13 The Professional Fees also include the fees and expenses to be paid to the Indenture Trustees pursuant to Section 2.5 of the Plan.

14 The estimate of professional fees and expenses includes amounts incurred to date and estimates through December 31, 2010. A substantial portion of such professional fees and expenses will have been paid by the Debtors prior to the Effective Date in accordance with the Interim Compensation Order.

15 As discussed in greater detail in Sections III.E and V.B.5 of this Disclosure Statement, the Debtors are contesting the validity of certain Administrative Expense Claims that are not included in this amount.

2.   Priority Tax Claims

Allowed Priority Tax Claims are entitled to priority in right of payment under sections 507(a)(8) and 1129(a)(9)(C) of the Bankruptcy Code are to be paid in full under the Plan and are estimated to total $7,324,000 on the Effective Date.

3.   Secured Tax Claims

Allowed Secured Tax Claims are to be paid in full under the Plan and are estimated to total $4,544,000 on the Effective Date. Allowed Secured Tax Claims would also be entitled to priority under sections 507(a)(8) absent their secured status as provided under section 1129(a)(9)(D) of the Bankruptcy Code.

4.   Priority Non-Tax Claims

Allowed Priority Non-Tax Claims are to be paid in full under the Plan on the Effective Date and are estimated to total a de minimis amount to the extent they have not already been paid pursuant to a First Day Order. Priority Non-Tax Claims comprise Claims entitled to priority under section 507(a)(4) and (5) of the Bankruptcy Code.

5.   Secured Claims

The Debtors are aware of (i) certain asserted Secured Claims related to aircraft agreements and (ii) certain financed equipment.

Pursuant and subject to certain orders entered by the Bankruptcy Court (discussed in Section III.C.9 above), the Debtors are authorized, in their discretion, to pay, and have been paying in the ordinary course of business, valid Secured Claims. The Debtors expect to continue to pay valid Secured Claims in the ordinary course pursuant to such orders.

Under the Plan, Creditors with Allowed Secured Claims that have not been paid or otherwise satisfied will be paid in full, will have the applicable collateral abandoned or surrendered to them, or their respective claims will otherwise be unimpaired under the Plan. Subject to all qualifications and conditions set forth herein and in Exhibit D, the Debtors have used an estimate of approximately $1,476,000 in Secured Claims as of the Effective Date. This estimated amount excludes (i) certain Secured Claims that are assumed to be paid in the ordinary course over the projection period (ii) claims that are partially secured by deposits that have or will have been applied to reduce the claim leaving a General Unsecured Claim.

6.   General Unsecured Claims

The Debtors estimate having approximately $2,035,691,000 in General Unsecured Claims as of the Effective Date. Approximately $61 million in trade related claims. The Debtors are still reconciling approximately $17 million of claims that were scheduled against Mesa Airlines as neither contingent, unliquidated, nor disputed with proofs of claims filed against certain Debtors. The Debtors believe that after completing the reconciliation that all or substantially all of such scheduled claims will be superseded by proofs of claims filed by the associated creditor.

7.   De Minimis Convenience Claims

The Debtors estimate that the total amount of Class 4 Proofs of Claims on a consolidated basis is approximately $8.2 million. A Debtor-by-Debtors estimate of the De Minimis Convenience Claims is annexed hereto as Exhibit F. Such summary sets forth the estimated claims by Debtor and the estimated Cash payment to each Class.

The Debtors have not reviewed all De Minimis Convenience Claims and they all remain subject to further review and potential objections. The Debtors estimate that the Cash distributions to the holders of Allowed De Minimis Convenience Claims is approximately $208,000, which is expected to decrease to the extent such claims are consensually resolved or the objections thereto sustained. In certain instances, the holders De Minimis Convenience Claims failed to identify the Debtor they are asserting the Claim against. Until such reconciliation is complete, the Debtors have assumed that such De Minimis Convenience Claims are against Mesa Airlines and the summary annexed hereto as Exhibit F reflects such assumption.

8.   510(a) Subrogation Claims

The Debtors are currently reviewing the 510(a) Subrogation Claims and do not have an estimate for such claims. Numerous creditors have filed protective 510(a) Subrogation Claims but at this time it is not known whether such creditors have fulfilled the necessary subrogation requirements that would entitle them to an Allowed 510(a) Subrogation Claim. In any event, to the extent such 510(a) Subrogation Claims are Allowed there should not be any net-increase in the pool of General Unsecured Claims because the allowance of such claims will reduce the primary General Unsecured Claims in Class 3 by the same amount.

9.   2012 Noteholder Claims

The Debtors estimate having approximately $19.4 million in 2012 Noteholder Claims as of the Effective Date. Under the Plan, the holders of Allowed 2012 Noteholder Claims will receive their pro rata share of the New 8% Notes (Series A), which the Debtors estimate to satisfy such claims in full.

IV
DESCRIPTION OF THE PLAN

A discussion of the principal provisions of the Plan as they relate to the treatment of Classes of Allowed Claims and Interests is set forth below. The discussion of the Plan that follows constitutes a summary only and should not be relied upon for voting purposes. You are urged to read the Plan in full in evaluating whether to accept or reject the Plan proposed by the Debtors. If any inconsistency exists between this summary and the Plan, the terms of the Plan will control.

A.   Unclassified Claims

As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with Article 2 of the Plan and in accordance with the requirements set forth in Section 1129(a)(9) of the Bankruptcy Code.

1.   Administrative Claims

All requests for payment of Administrative Claims (except with respect to Professional Fees, which will instead be subject to the Professional Fees Bar Date and Claims arising under the Rejection Procedures Order, which are subject to the procedures and deadlines set forth therein) must be filed by the Administrative Claim Bar Date (the thirty-fifth (35th) day after the Effective Date of the Plan) or the holders thereof will be forever barred from asserting such Administrative Claims against the Debtors or from sharing in any distribution under the Plan.

Each Allowed Administrative Claim (except for Professional Fees, which will be treated as set forth in Section 2.4 of the Plan) will, unless the holder of such Claim will have agreed to different treatment of such Claim, be paid in full in Cash by the Reorganized Debtors on the latest of: (a) the Effective Date, or as soon thereafter as practicable; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the fourteenth (14th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (d) such date as the holder of such Claim and the Reorganized Debtors may agree; and (e) the date such Claim is otherwise due according to its terms.

Notwithstanding anything in Section 2.2.1 of the Plan to the contrary, holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses following the applicable Petition Date will not be required to comply with the Administrative Claims Bar Date, provided, however, that such holders have otherwise submitted an invoice, billing statement or other evidence of indebtedness to the applicable Debtor in the ordinary course of business, and provided, further, that the Debtors, to the extent of any disagreement with any such invoice, billing statement or other evidence of indebtedness, may file with the Bankruptcy Court an objection to such invoice, billing statement or other evidence of indebtedness as though the claimant thereunder had filed an Administrative Claim with the Bankruptcy Court.

2.   Allowed Priority Tax Claims

Each Allowed Priority Tax Claim shall, unless the holder of such Claim shall have agreed to different treatment of such Claim, receive deferred cash payments to the extent permitted by section 1129(a)(9) of the Bankruptcy Code with interest on the unpaid portion of such Claim at the statutory rate under applicable non-bankruptcy law or at a rate to be agreed upon by the Debtors and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Debtors may elect in their sole discretion to pay any or all such Claims at any time, without premium or penalty, in which case the payment shall not include interest if paid on the Effective Date. The payment of each Allowed Priority Tax Claim shall be made in equal quarterly installments with the first installment due on the latest of: (i) the first day following the end of the first full calendar quarter following the Effective Date, (ii) the first day following the end of the first full calendar quarter following the date an order allowing such claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such claim. Each installment shall include interest in accordance with section 511 of the Bankruptcy Code on the unpaid balance of the Allowed Priority Tax Claim, without penalty of any kind, at the non-default rate of interest prescribed, agreed to or determined in accordance with the foregoing.

3.   Allowed Secured Tax Claims

  Generally

  Each holder of an Allowed Claim held by a governmental unit that is secured by an interest in the Debtors' property shall, unless the holder of such Claim shall have agreed to different treatment of such Claim, receive deferred cash payments to the extent permitted by section 1129(a)(9) of the Bankruptcy Code with interest on the unpaid portion of such Claim at the statutory rate under applicable non-bankruptcy law or at a rate to be agreed upon by the Debtors and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Debtors may elect in their sole discretion to pay any or all such Claims at any time, without premium or additional penalty, if any, in which case the payment shall not include interest if paid on the Effective Date. The payment of each Allowed Priority Tax Claim shall be made in equal quarterly installments with the first installment due on the latest of: (i) the first day following the end of the first full calendar quarter following the Effective Date, (ii) the first day following the end of the first full calendar quarter following the date an order allowing such claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such claim. Each installment shall include interest in accordance with section 511 of the Bankruptcy Code on the unpaid balance of the Allowed Priority Tax Claim, without penalty of any kind, at the non-default rate of interest prescribed, agreed to or determined in accordance with the foregoing.

  Section 1124(2) Reinstatement

  The Debtors may elect in their sole discretion, on the Effective Date, to cure and reinstate the applicable Allowed Secured Tax Claims as of the first date when last payable without interest, fees or penalties, and, as so cured and reinstated, shall receive a lump sum payment in full on the Effective Date. Under this alternative treatment, the holder of an Allowed Secured Tax Claim shall be paid Cash on the Effective Date equal to the amount of such Allowed Secured Tax Claim due as of the first date when last payable without interest, fees or penalty, plus, to the extent required by section 1124(2) of the Bankruptcy Code any interest thereupon from such date until payment at the rate of interest determined under the applicable nonbankruptcy law and any fees incurred in reasonable reliance on timely receipt of the tax, but exclusive of any penalty amounts thereof at any time incurred or charged (see Bankruptcy Code sections 1123(a)(5)(G) & 1124(2)).

  Determination of Applicable Treatment

  The first treatment indicated above in Section IV.A.3.a shall be applicable to each holder of an Allowed Secured Tax Claim, unless, the Debtors elect to reinstate the applicable Secured Tax Claims as provided in Section IV.A.3.b. The Debtors' election to treat Allowed Secured Tax Claims pursuant to Section IV.A.3.b will be provided in the Plan Supplement.

4.   Claims for Professional Fees

Each Professional seeking an award by the Bankruptcy Court of Professional Fees: (a)　must file its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date on or before the Professional Fees Bar Date; and (b) if the Bankruptcy Court grants such an award, each such Person will be paid in full in Cash by the Reorganized Debtors as soon as practicable following the first day after such order has been entered by the Bankruptcy Court and not stayed. All final applications for allowance and disbursement of Professional Fees must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order.

5.   Indenture Trustee Fees and Expenses

The fair and reasonable fees and expenses of the Indenture Trustee and its professionals and provided for under each Indenture will be paid by the Debtors pursuant to the Confirmation Order on the later of the Effective Date or thirty (30) days following receipt of detailed documentation of such fees and expenses without the need for the Indenture Trustee to file an application for allowance. Upon payment of the fees and expense of the Indenture Trustee and its professionals in full, the Indenture Trustee will be deemed to have released its liens, including its charging lien against distributions to Noteholders, securing payment of its fees and expenses for all fees and expenses payable through the Effective Date.

B.   Classification of Claims and Interests

In accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors (except those Claims receiving treatment as set forth in Article 2 of the Plan) and holders of Interests are placed in the Classes described in Sections 4.1 through 4.6 of the Plan for all purposes, including voting on, confirmation of, and distribution under, the Plan. The following tables identify the Classes of Claims against and Interests in each of the Debtors:

Class 1(a) - (l): Priority Non-Tax Claims.

Class 1(a)	Priority Non-Tax Claims against Mesa Air Group	Unimpaired, deemed to accept
Class 1(b)	Priority Non-Tax Claims against Mesa Air New York	Unimpaired, deemed to accept
Class 1(c)	Priority Non-Tax Claims against Mesa In-Flight	Unimpaired, deemed to accept
Class 1(d)	Priority Non-Tax Claims against Freedom	Unimpaired, deemed to accept
Class 1(e)	Priority Non-Tax Claims against Mesa Airlines	Unimpaired, deemed to accept
Class 1(f)	Priority Non-Tax Claims against MPD	Unimpaired, deemed to accept
Class 1(g)	Priority Non-Tax Claims against RASI	Unimpaired, deemed to accept
Class 1(h)	Priority Non-Tax Claims against MAGAIM	Unimpaired, deemed to accept
Class 1(i)	Priority Non-Tax Claims against Nilchii	Unimpaired, deemed to accept

Class 1(j)	Priority Non-Tax Claims against Air Midwest	Unimpaired, deemed to accept
Class 1(k)	Priority Non-Tax Claims against RHMC	Unimpaired, deemed to accept
Class 1(l)	Priority Non-Tax Claims against Patar	Unimpaired, deemed to accept

Class 2(a) - (l): Secured Claims.

Class 2(a)	Secured Claims against Mesa Air Group (each secured creditor in a separate class identified as Class 2(a)-A, Class 2(a)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(b)	Secured Claims against Mesa Air New York (each secured creditor in a separate class identified as Class 2(b)-A, Class 2(b)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(c)	Secured Claims against Mesa In-Flight (each secured creditor in a separate class identified as Class 2(c)-A, Class 2(c)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(d)	Secured Claims against Freedom (each secured creditor in a separate class identified as Class 2(d)-A, Class 2(d)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(e)	Secured Claims against Mesa Airlines (each secured creditor in a separate class identified as Class 2(e)-A, Class 2(e)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(f)	Secured Claims against MPD (each secured creditor in a separate class identified as Class 2(f)-A, Class 2(f)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(g)	Secured Claims against RASI (each secured creditor in a separate class identified as Class 2(h)-A, Class 2(h)- B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)

Class 2(h)	Secured Claims against MAGAIM (each secured creditor in a separate class identified as Class 2(j)-A, Class 2(j)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(i)	Secured Claims against Nilchii (each secured creditor in a separate class identified as Class 2(k)-A, Class 2(k)- B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(j)	Secured Claims against Air Midwest (each secured creditor in a separate class identified as Class 2(i)-A, Class 2(i)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(k)	Secured Claims against RHMC (each secured creditor in a separate class identified as Class 2(g)-A, Class 2(g)- B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)
Class 2(l)	Secured Claims against Patar (each secured creditor in a separate class identified as Class 2(l)-A, Class 2(l)-B, etc.)	Impaired, entitled to vote (Other than Aircraft Secured Claims Reinstated pursuant to Sections 4.2.1 through 4.2.3 of Plan)

Class 3(a) - (l): General Unsecured Claims.

Class 3(a)	General Unsecured Claims against Mesa Air Group	Impaired, entitled to vote
Class 3(b)	General Unsecured Claims against Mesa Air New York	Impaired, entitled to vote
Class 3(c)	General Unsecured Claims against Mesa In-Flight	Impaired, entitled to vote
Class 3(d)	General Unsecured Claims against Freedom	Impaired, entitled to vote
Class 3(e)	General Unsecured Claims against Mesa Airlines	Impaired, entitled to vote
Class 3(f)	General Unsecured Claims against MPD	Impaired, entitled to vote
Class 3(g)	General Unsecured Claims against RASI	Impaired, entitled to vote
Class 3(h)	General Unsecured Claims against MAGAIM	Impaired, entitled to vote
Class 3(i)	General Unsecured Claims against Nilchii	Impaired, entitled to vote
Class 3(j)	General Unsecured Claims against Air Midwest	Impaired, entitled to vote
Class 3(k)	General Unsecured Claims against RHMC	Impaired, entitled to vote

Class 3(l)	General Unsecured Claims against Patar	Impaired, entitled to vote

Class 4(a) - (l): De Minimis Convenience Claims.

Class 4(a)	De Minimis Convenience Claims against Mesa Air Group	Impaired, entitled to vote
Class 4(b)	De Minimis Convenience Claims against Mesa Air New York	Impaired, entitled to vote
Class 4(c)	De Minimis Convenience Claims against Mesa In-Flight	Impaired, entitled to vote
Class 4(d)	De Minimis Convenience Claims against Freedom	Impaired, entitled to vote
Class 4(e)	De Minimis Convenience Claims against Mesa Airlines	Impaired, entitled to vote
Class 4(f)	De Minimis Convenience Claims against MPD	Impaired, entitled to vote
Class 4(g)	De Minimis Convenience Claims against RASI	Impaired, entitled to vote
Class 4(h)	De Minimis Convenience Claims against MAGAIM	Impaired, entitled to vote
Class 4(i)	De Minimis Convenience Claims against Nilchii	Impaired, entitled to vote
Class 4(j)	De Minimis Convenience Claims against Air Midwest	Impaired, entitled to vote
Class 4(k)	De Minimis Convenience Claims against RHMC	Impaired, entitled to vote
Class 4(l)	De Minimis Convenience Claims against Patar	Impaired, entitled to vote

Class 5(a) - (l): 510(a) Subrogation Claims.

Class 5(a)	510(a) Subrogation Claims against Mesa Air Group	Impaired, entitled to vote
Class 5(b)	510(a) Subrogation Claims against Mesa Air New York	Impaired, entitled to vote

Class 6(a)-(l): 2012 Noteholder Claims.

Class 6(a)	2012 Noteholder Claims against Mesa Air Group	Impaired, entitled to vote
Class 6(b)	2012 Noteholder Claims against Mesa Air New York	Impaired, entitled to vote
Class 6(c)	2012 Noteholder Claims against Mesa In-Flight	Impaired, entitled to vote
Class 6(d)	2012 Noteholder Claims against Freedom	Impaired, entitled to vote
Class 6(e)	2012 Noteholder Claims against Mesa Airlines	Impaired, entitled to vote
Class 6(f)	2012 Noteholder Claims against MPD	Impaired, entitled to vote

Class 6(g)	2012 Noteholder Claims against RASI	Impaired, entitled to vote
Class 6(h)	2012 Noteholder Claims against MAGAIM	Impaired, entitled to vote
Class 6(i)	2012 Noteholder Claims against Nilchii	Impaired, entitled to vote
Class 6(j)	2012 Noteholder Claims against Air Midwest	Impaired, entitled to vote
Class 6(k)	2012 Noteholder Claims against RHMC	Impaired, entitled to vote
Class 6(l)	2012 Noteholder Claims against Patar	Impaired, entitled to vote

Class 7(a) - (l): Interests.

Class 7(a)	Interests in Mesa Air Group	Impaired, deemed to reject
Class 7(b)	Interests in Mesa Air New York	Impaired, deemed to reject
Class 7(c)	Interests in Mesa In-Flight	Impaired, deemed to reject
Class 7(d)	Interests in Freedom	Impaired, deemed to reject
Class 7(e)	Interests in Mesa Airlines	Impaired, deemed to reject
Class 7(f)	Interests in MPD	Impaired, deemed to reject
Class 7(g)	Interests in RASI	Impaired, deemed to reject
Class 7(h)	Interests in MAGAIM	Impaired, deemed to reject
Class 7(i)	Interests in Nilchii	Impaired, deemed to reject
Class 7(j)	Interests in Air Midwest	Impaired, deemed to reject
Class 7(k)	Interests in RHMC	Impaired, deemed to reject
Class 7(l)	Interests in Patar	Impaired, deemed to reject

Holders of General Unsecured Claims against the Debtors have been placed into one or more separate Classes. The Debtors believe that there are material distinctions among these Classes of Claims, justifying separate classification thereof, or in the case of Classes (3)(a)-3(l), on the one hand, and Classes 4(a)-4(l), on the other hand, separate Classes of smaller general unsecured claims is warranted and reasonable for administrative convenience for purposes of section 1122(b) of the Bankruptcy Code. In no event have the Debtors separately classified general unsecured claims in order to create or "gerrymander" an assenting impaired Class (voting in favor of the Plan).

C.   Treatment of Claims and Interests Against the Reorganized Debtors

1.   Priority Non-Tax Claims Classes 1(a)- 1(l)

Classes 1(a)-1(l) are unimpaired under the Plan. Holders of Priority Non-Tax Claims are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code and are not entitled to vote on the Plan.

Each holder of an Allowed Priority Non-Tax Claim will, unless the holder of such Claim will have agreed to different treatment of such Claim, receive, in full and final satisfaction,

settlement, release, and discharge of, and exchange for, such Allowed Priority Non-Tax Claim, a Cash payment in an amount equal to the difference between: (a) such Allowed Priority Non-Tax Claim, and (b) the amount of any Permitted Payments made to the holder of such Claim, on the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the fourteenth day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Reorganized Debtors may agree.

2.   Secured Claims Classes 2(a)- 2(l)

(a) Unimpaired Aircraft Secured Claims and Voting. Except to the extent that a holder of an Allowed Aircraft Secured Claim agrees to different treatment, in the sole discretion of the Debtors or Reorganized Debtors, on the Effective Date, each Allowed Aircraft Secured Claim set forth in the Plan Supplement or identified below shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of such Allowed Aircraft Secured Claim to demand or receive payment of such Allowed Aircraft Secured Claim from and after the occurrence of a default. Such holders of Allowed Aircraft Secured Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b) Unimpaired CRJ Equipment Trust Aircraft Secured Claims. Unless otherwise agreed to between the Debtors and the controlling counterparty, on the Effective Date, the CRJ Equipment Trust Aircraft Secured Claim shall be Allowed and the Debtors' obligations under the CRJ Equipment Trust Loan Documents relating to the CRJ Equipment Trust Aircraft Equipment shall be reinstated as provided in Section 4.2.1 of the Plan and leaving the rights of CRJ Equipment Trust Secured Claim unimpaired. The holders of the CRJ Equipment Trust Aircraft Secured Claim will retain their security interest against the CRJ Equipment Trust Equipment and the CRJ Equipment Trust Guaranty will be an obligation of Reorganized Mesa Air Group on and after the Effective Date.

Any dispute with respect to the amount of the CRJ Equipment Trust Aircraft Secured Claim, including, without limitation, disputes as to default interest, fees, and expenses, will be determined by the Bankruptcy Court, and the amounts payable, if any, as so determined, shall be made in accordance with the determination made by the Bankruptcy Court.

The holders of CRJ Equipment Trust Aircraft Secured Claims are reinstated in accordance with section 1124(2) of the Bankruptcy Code and unimpaired and presumed to have accepted the Plan.

(c) Unimpaired EDC Aircraft Secured Claims. Unless otherwise agreed to between the Debtors and the controlling counterparty, on the Effective Date, the EDC Aircraft Secured Claim shall be Allowed and the Debtors' obligations under the Credit Agreement Documents relating to the EDC Credit Agreement Equipment shall be reinstated as provided in Section 4.2.1 of the Plan and leaving the rights of the holders of the EDC Aircraft Secured Claims unimpaired. The holders of the EDC Aircraft Secured Claim will retain their security interest against the EDC

Credit Agreement Equipment and the EDC Credit Agreement Guaranty will be an obligation of Reorganized Mesa Air Group on and after the Effective Date.

Any dispute with respect to the amount of the EDC Aircraft Secured Claim, including, without limitation, disputes as to default interest, fees, and expenses, will be determined by the Bankruptcy Court, and the amounts payable, if any, as so determined, shall be made in accordance with the determination made by the Bankruptcy Court.

The holders of EDC Aircraft Secured Claims are reinstated in accordance with section 1124(2) of the Bankruptcy Code and unimpaired and presumed to have accepted the Plan.

(d) Impaired Secured Claims and Voting. All Secured Claims in Classes 2(a) - 2(l) (other than the Aircraft Secured Claims reinstated pursuant to Sections 4.2.1 through 4.2.3 of the Plan) are impaired under the Plan. Holders of Secured Claims are entitled to vote on the Plan. For purposes of distributions under the Plan, each holder of a Secured Claim in Class 2 is considered to be in its own separate subclass within Class 2, and each such subclass is deemed to be a separate Class for purposes of the Plan.

As will be set forth in the Plan Supplement, the Reorganized Debtors will select, in their discretion, one of the following alternative treatments for each Allowed Secured Claim in Class 2 (other than the Secured Claims that are reinstated pursuant to Section 4.2.5 of the Plan), which treatment will be in full and final satisfaction, settlement, release, and discharge of, and exchange for, such Allowed Secured Claim:

(i) Abandonment or Surrender. The Reorganized Debtors will abandon or surrender to the holder of such Secured Claim the property securing such Secured Claim, in full satisfaction and release of such Secured Claim, without representation or warranty by or recourse against the Debtors or Reorganized Debtors.

(ii) Cash Payment. The Reorganized Debtors will pay to the holder of such Secured Claim Cash equal to the amount of such Secured Claim, or such lesser amount to which the holder of such Secured Claim and the applicable Reorganized Debtor will agree, in full satisfaction and release of such Secured Claim.

Distributions to the holders of Allowed Secured Claims under the treatment option set forth in Section 4.2.5(b) of the Plan will be paid by the Reorganized Debtors.

Any Unsecured Deficiency Claim asserted by a holder of an Allowed Secured Claim in Class 2 must be filed with the Bankruptcy Court within thirty five (35) days following the date of the abandonment or surrender of such Creditor's collateral or such Creditor's receipt of its distribution under the Plan. Any such Allowed Unsecured Deficiency Claim will be treated in accordance with Section 4.4.7 of the Plan.

3.   General Unsecured Claims Classes 3(a)-3(l)

Classes 3(a)-3(l) are impaired under the Plan. Holders of General Unsecured Claims are entitled to vote on the Plan.

  U.S. Citizens

  On or as soon as practicable following the Effective Date, on the Initial Distribution Date, the Interim Distribution Date, and/or the Final Distribution Date, unless the holder of such Claim shall have agreed to different treatment of such Claim, each holder of an Allowed General Unsecured Claim, which holder is a U.S. Citizen, shall receive, in respect of all of its Allowed General Unsecured Claims, distribution(s) of its Aggregate Distribution Percentage of the New Common Stock (after giving effect to the shares of New Common Stock reserved for issuance under the Management Equity Pool and shares of New Common Stock issuable to US Airways) and the New 8% Notes (Series B). Such distributions shall be in full and final satisfaction, settlement, release, and discharge of, and exchange for, all Allowed General Unsecured Claims held by such holder.

  Non-U.S. Citizens

  On or as soon as practicable following the Effective Date, on the Initial Distribution Date, the Interim Distribution Date, and/or the Final Distribution Date, unless the holder of such Claim shall have agreed to different treatment of such Claim, each holder of an Allowed General Unsecured Claim, which holder is a Non-U.S. Citizen, shall receive, in respect of all of its Allowed General Unsecured Claims, distribution(s) of its Aggregate Distribution Percentage of the New Warrants and the New 8% Notes (Series B). For purposes of calculating distributions to Non-U.S. Citizens, each Non-U.S. Citizen shall receive New Warrants for 110% of the shares of New Common Stock that such Creditor would be entitled to receive if such Creditor was a U.S. Citizen. Such distributions shall be in full and final satisfaction, settlement, release, and discharge of, and exchange for, all Allowed General Unsecured Claims held by such holder.

  The New 8% Notes (Series B)

  As described in greater detail in section 1 of the Plan, the New 8% Notes (Series B) are unsecured non-amortized notes that will be issued by Reorganized Mesa Air Group and guaranteed by the other Post-Effective Date Debtors, subject to the terms and conditions in the Plan (as will be described in greater detail in the New Notes Indenture). The New 8% Notes (Series B) will be on identical terms with the other New Notes except for the principal amount and certain payment priority provisions set forth in the Plan. The New 8% Notes (Series B) will be issued in the aggregate principal amount of $43.2 million, accrue interest at a rate of 8% per annum, and are due five (5) years from the Effective Date, with no principal or interest payments due prior to maturity, except to the extent there is a Spirit Liquidity Event. As defined under the Plan, a Spirit Liquidity Event is triggered by the sale of common stock of or payment on notes from Spirit Airlines that are each beneficially owned by Nilchii. In addition to the standard and customary terms and conditions of indentures, the New Notes Indenture provides for certain payment priorities among the New 8% Notes (Series A), the New 8% Notes (Series B), the US Airways Note and the Management Notes. Thus, in the event of a Spirit Liquidity Event, the net proceeds shall be used first to pay the New 8% Notes (Series A), second, the US Airways Note, third, New 8% Notes (Series B), and fourth, the Management Notes. However, the New 8% Notes (Series A), the New 8% Notes (Series B), and the US Airways Note shall be of equal priority if redeemed or paid in any other scenario.

4.   De Minimis Convenience Claims Classes 4(a)-4(l)

Classes 4(a)-4(l) are impaired under the Plan. Holders of De Minimis Convenience Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, the Reorganized Debtors will, in full and final satisfaction, settlement, release, and discharge of, and exchange for, such De Minimis Convenience Claim, pay to each holder of a De Minimis Convenience Claim Cash equal the percentage of the Allowed amount of such Claim as set forth on Exhibit D attached to the Plan.

5.   510(a) Subrogation Claims Class 5(a) and 5(b)

Classes 5(a)-5(b) are impaired under the Plan. Holders of 510(a) Subrogation Claims are entitled to vote on the Plan.

The Debtors shall provide the holders of 510(a) Subrogation Claims the same distributions of Restructured Unsecured Equity and New 8% Notes (Series B) that would have otherwise been made to such holders of Allowed 510(a) Subrogation Claims if such Claims were treated as Allowed General Unsecured Claims and provided the treatment set forth in Section 4.3.2 of the Plan. The Debtors shall not be required to review or give effect to any subrogation or subordination agreement and, instead, the holders of 510(a) Subrogation Claims shall receive distributions as if their claims were not subject to any such agreements and the burden shall be on the holders of 510(a) Subrogation Claims to honor and give effect to any such agreements.

6.   2012 Noteholder Classes 6(a)-(l)

Classes 6(a)-(l) are impaired under the Plan. Holders of 2012 Noteholder Claims are entitled to vote on the Plan.

On or as soon as practicable following the Effective Date, on the Initial Distribution Date, the Interim Distribution Date, and/or the Final Distribution Date, unless the holder of such Claim shall have agreed to different treatment of such Claim, each holder of an Allowed 2012 Noteholder Claim shall receive, in respect of all of its Allowed 2012 Noteholder Claims, pro rata distribution(s) of the New 8% Notes (Series A). Such distributions shall be in full and final satisfaction, settlement, release, and discharge of, and exchange for, all Allowed 2012 Noteholder Claims held by such holder.

As described in greater detail in section 1 of the Plan, the New 8% Notes (Series A) are unsecured non-amortized notes that will be issued by Reorganized Mesa Air Group and guaranteed by the other Post-Effective Date Debtors, subject to the terms and conditions in the Plan (as will be described in greater detail in the New Notes Indenture). The New 8% Notes (Series A) will be on identical terms with the other New Notes except for the principal amount and certain payment priority provisions set forth in the Plan. The New 8% Notes (Series A) will be issued in the aggregate principal amount of $19.4 million, accrue interest at a rate of 8% per annum, and are due five (5) years from the Effective Date, with no principal or interest payments due prior to maturity, except to the extent there is a Spirit Liquidity Event. As defined under the Plan, a Spirit Liquidity Event is triggered by the sale of common stock of or payment on notes from Spirit Airlines that are each beneficially owned by Nilchii. In such case, the net proceeds of a Spirit Liquidity Event will be used to satisfy the New 8% Notes (Series A) in accordance with the terms and conditions of the Plan (as will be described in greater detail in the New Notes Indenture). In addition to the standard and customary terms and conditions of indentures, the New Notes Indenture provides for certain payment priorities among the New 8% Notes (Series A), the New 8% Notes (Series B), the US Airways Note and the Management Notes. Thus, in the event of a Spirit Liquidity Event, the net proceeds shall be used first to pay the New 8% Notes (Series A), second, the US Airways Note, third, New 8% Notes (Series B), and fourth, the Management Notes. However, the New 8% Notes (Series A), the New 8% Notes (Series B), and the US Airways Note shall be of equal priority if redeemed or paid in any other scenario.

7.   Interests Classes 7(a)- (l)

Classes 7(a)-(l) are impaired under the Plan. Holders of Interests are deemed to reject the Plan under Section 1126(g) of the Bankruptcy Code and are not entitled to vote on the Plan.

Upon the Effective Date, all existing Interests in Mesa Air Group will be deemed extinguished and the holders of such Interests will not receive or retain any property on account of such Interests under the Plan. Reorganized Mesa Air Group will be vested, directly or indirectly, with the Interests in the Reorganized Debtor Subsidiaries and the Liquidating Debtors on the Effective Date.

8.   Nonconsensual Confirmation

To the extent necessary, the Debtors hereby request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code.

D.   Implementation of the Plan

The Plan will be implemented on the Effective Date. In addition to the provisions set forth elsewhere in the Plan regarding means of execution, the following will constitute the principal means for the implementation of the Plan.

1.   Continued Corporate Existence; Ongoing Operations of
the Reorganized Debtors and Wind-Up of Liquidating Debtors

As of the Effective Date, each Debtor shall, as a Reorganized Debtor or Liquidating Debtor, as applicable, continue to maintain its separate legal existence for all purposes under the Plan, with each Reorganized Debtor and Liquidating Debtor, as applicable, retaining all the powers of a legal entity under applicable law.

The respective articles or certificate of incorporation and bylaws (or other applicable formation documents) in effect prior to the Effective Date for each Debtor shall continue to be in effect after the Effective Date, except (i) with respect to Reorganized Mesa Air Group, which Reorganized Debtor shall be subject to the Reorganized Mesa Charter and the Reorganized Mesa bylaws and (ii) such Debtor's articles or certificate of incorporation or bylaws (or other formation documents) as amended pursuant to the Plan.

From and after the Effective Date, the Reorganized Debtors shall continue to engage in business, and the Liquidating Debtors shall continue to engage in business only to the extent reasonably necessary to wind up their affairs in an orderly manner and make the distributions under the Plan, or enter into Alternative Transactions to the extent necessary for the purpose of avoiding unnecessary costs and expenses associated with a potential liquidation or as they deem appropriate for other purposes so long as not otherwise inconsistent with the Plan.

Specifically with regard to the Liquidating Debtors, the Liquidating Debtors shall have full authority, and shall take any action necessary, to wind up the affairs, liquidate, transfer or abandon assets, and dissolve and terminate the existence of the Liquidating Debtors in a manner and in accordance with the best means to maximize assets and minimize expenses or costs associated with such liquidation under applicable state laws and in accordance with the rights, powers and responsibilities conferred by the Bankruptcy Code, the Plan and any order of the Bankruptcy Court; provided, however, that the Reorganized Debtors may elect to forego any liquidation of the Liquidating Debtors if they determine, in their sole discretion prior to or after the Effective Date, that costs and expenses associated with liquidation would outweigh the benefits of maintaining the corporate existence of such Liquidating Debtors or entering into an Alternative Transaction.

The actions necessary to effect the Alternative Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Debtors, Reorganized Debtors, or Liquidating Debtors may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance or dissolution pursuant to applicable state or provincial law; and (iv) all other actions that the applicable Debtors, Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Alternative Transactions. If and to the extent necessary, any controlling organization or formation documents or agreements for the Reorganized Debtors or Liquidating Debtors shall be deemed amended to authorize the foregoing.

Subject to Articles 5, 6 and 7 hereof, the Reorganized Debtors shall continue such business, and the Liquidating Debtors shall maintain operations as provided above, without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules. The Reorganized Debtors and the Liquidating Debtors shall be authorized, without limitation, to use and dispose of the Estate Assets of the Reorganized Debtors and the Liquidating Debtors, as applicable, to acquire and dispose of other property, to insure the Estate Assets of the Reorganized Debtors and the Liquidating Debtors, to borrow money, to employ and compensate Agents, to reconcile and object to Claims, to enter into Alternative Transactions, and to make distributions to Creditors in accordance with the Plan.

As set forth in Section 7.8 hereof, the Debtors shall assume the US Airways Code-Share Agreement (as modified by the US Airways Tenth Amendment) and the United Code-Share Agreement pursuant to Section 365 of the Bankruptcy Code, effective as of the Effective Date. The US Airways Code-Share Agreement was assumed as modified by the US Airways Tenth Amendment pursuant to a separate motion and approved by the Court at the hearing for the approval of the Disclosure Statement on November 18, 2010. The United Code-Share Agreement will be assumed pursuant to Section 7.8 of the Plan. As part of their ongoing businesses, the Reorganized Debtors shall continue to operate their fleet of aircraft, including those aircraft related to the US Airways Amended Code-Share Agreement (including the US Airways Tenth Amendment) and the United Code-Share Agreement.

2.   Intercompany Claims

On the Effective Date, or as soon thereafter as is practicable, all Intercompany Claims will be reinstated in full or in part or cancelled, discharged in full or in part or contributed, distributed or otherwise transferred between and among the Debtors in full or in part, in each case, to the extent determined appropriate by the Post-Effective Date Debtors.

3.   Management

  Reorganized Mesa Air Group

  Reorganized Mesa Air Group shall be operated and governed in accordance with the Reorganized Mesa Charter Documents. The existing officers of Mesa Air Group shall remain in their existing positions. As set forth in Section 7.10 hereof, the Key Employment Agreements and the related guarantees thereof shall be deemed assumed, as amended, effective as of the Effective Date. The initial board of directors of Reorganized Mesa Air Group shall consist of a nine (9) members. The Committee shall select six (6) members and the Debtors shall select three (3) members. The initial board members of Reorganized Mesa Air Group will be identified in the Plan Supplement. The appointment of the initial board members of the Reorganized Debtors shall be deemed to be in compliance with any restrictions, if any, in the Code-Share Agreements and/or other key contracts of the Debtors and all applicable Federal regulations restricting the level of ownership/control in a United States air carrier by Non-U.S. Citizens. Each of the directors and officers of Reorganized Mesa Air Group shall serve in accordance with applicable non-bankruptcy law and the Reorganized Mesa Charter Documents, as the same may be amended from time to time. From and after the Effective Date, the directors and officers of Reorganized Mesa Air Group shall be selected and determined in accordance with the provisions of applicable law and the Reorganized Mesa Charter Documents.

  Other Debtors

  The existing officers of the other Reorganized Debtors (other than Mesa Air Group) shall remain in their existing positions. The initial directors of such other Debtors shall be selected and identified by the Debtors and the Committee in the Plan Supplement and subject to any related restrictions, if any, in the Code-Share Agreements and/or other key contracts of the Debtors and in compliance with all applicable Federal regulations restricting the level of ownership in a United States air carrier by Non-U.S. Citizens. Each of the directors and officers of the Debtors (other than Mesa Air Group) shall serve in accordance with applicable non-bankruptcy law and the Post-Effective Date Debtors' Charter Documents, as the same may be amended from time to time. From and after the Effective Date, the directors and officers of the Reorganized Debtors and the Liquidating Debtors shall be selected and determined in accordance with the provisions of applicable law and the Post-Effective Date Debtors' Charter Documents.

Upon the Effective Date, and without any further action by the shareholders, directors and/or officers of the Reorganized Debtors and the Liquidating Debtors, the Post-Effective Date Debtors' Charter Documents shall be deemed amended (a) to the extent necessary, to incorporate the provisions of the Plan, and (b) to prohibit the issuance by the Reorganized Debtors and the Liquidating Debtors of nonvoting securities to the extent required under section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such Charter Documents as permitted by applicable law.

4.   Management Notes and Management Equity Pool

On or as soon as practicable after the Effective Date, Reorganized Mesa Air Group shall issue the Management Notes to selected members of the Debtors' management in place on and after the Effective Date, other than the amounts of Management Notes to be issued to Jonathan G. Ornstein and Michael J. Lotz, the Reorganized Board shall determine the manner in which the remaining Management Notes are allocated. Reorganized Mesa Air Group shall also issue shares of New Common Stock out of the Management Equity Pool to selected members of the Debtors' management in place on and after the Effective Date in amounts to be determined by the Reorganized Board, provided, however, that the minimum amount of New Common Stock to be issued to Jonathan G. Ornstein and Michael J. Lotz shall be 3.75% and 2.25%, respectively. Messrs. Ornstein's and Lotz's New Common Stock shall be subject to a vesting schedule to be negotiated with the Committee and disclosed in the Plan Supplement. The shares of New Common Stock issued pursuant to the Management Equity Pool shall be subject to the terms of the Shareholders Agreement, and shall be subject to the restrictions of sections 5.7 and 5.9 as if held by a holder of five percent (5%) or more of the then issued New Common Stock of the Reorganized Mesa Air Group.

5.   Corporate Action

On the Effective Date, the adoption, filing, approval and ratification, as necessary, of all corporate or related actions contemplated under the Plan with respect to each of the Reorganized Debtors and the Liquidating Debtors shall be deemed authorized and approved in all respects. Without limiting the foregoing, such actions may include: (i) the adoption and filing of the Reorganized Mesa Charter Documents and/or the Post-Effective Date Charter Documents; (ii)　the election or appointment, as the case may be, of directors and officers for the Reorganized Debtors and the Liquidating Debtors; and (iii) the issuance of the Restructured Equity, the New Notes, or (iv) any Alternative Transactions.

All matters provided for herein involving the corporate structure of any Debtor, Reorganized Debtor, or Liquidating Debtor, or any corporate action required by any Debtor, Reorganized Debtor, or Liquidating Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the equity holders, directors or officers of such Debtor, Reorganized Debtor, or Liquidating Debtor or by any other stakeholder.

From and after the Effective Date, the Reorganized Debtors shall continue to engage in business, and the Liquidating Debtors shall continue to engage in business only to the extent reasonably necessary to wind up their affairs in an orderly manner and make the distributions under the Plan, or enter into an Alternative Transactions to the extent necessary for the purpose of avoiding unnecessary cost and expenses associated with a potential liquidation.

Specifically with regard to the Liquidating Debtors, the Liquidating Debtors shall have full authority, and shall take any action necessary, to wind up the affairs, liquidate, transfer or abandon assets, and dissolve and terminate the existence of the Liquidating Debtors in a manner and in accordance with the best means to maximize assets and minimize expenses or costs associated with such liquidation under applicable state laws and in accordance with the rights, powers and responsibilities conferred by the Bankruptcy Code, the Plan and any order of the Bankruptcy Court; provided, however, the Reorganized Debtors may elect to forego any liquidation of the Liquidating Debtors if they determine, in their sole discretion prior to or after the Effective Date, that costs and expenses associated with liquidation would outweigh the benefits of maintaining the corporate existence of such Liquidating Debtors or entering into an Alternative Transaction.

The actions necessary to effect the Alternative Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Debtors, Reorganized Debtors, or Liquidating Debtors may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance or dissolution pursuant to applicable state or provincial law; and (iv) all other actions that the applicable Debtors, Reorganizing Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions. If and to the extent necessary, any controlling organization or formation documents or agreements for the Reorganizing Debtors or Liquidating Debtors shall be deemed amended to authorize the foregoing.

On or after the Effective Date, the appropriate officers of each Reorganized Debtor and Liquidating Debtor and members of the board of directors (or equivalent body) of each Reorganized Debtor and Liquidating Debtor are authorized and directed to issue, execute, deliver, file and record any and all agreements, documents, securities, deeds, bills of sale, conveyances, releases and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor or Liquidating Debtor and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

6.   Funding of the Reorganized Debtors on and After the Effective Date

Funding for the Reorganized Debtors and the Liquidating Debtors from and after the Effective Date shall be provided by cash on hand, proceeds from operations and disposition, if any, of assets, and such other sources as the Reorganized Debtors determine appropriate.

7.   No Substantive Consolidation

Nothing in the Plan is intended to substantively consolidate the Estates of the Debtors, and each such entity will maintain its separate corporate existence and its separate and distinct Estate Assets.

8.   Revesting of Estate Assets

Upon the Effective Date, the Reorganized Debtors and Liquidating Debtors will be vested with all right, title and interest in the applicable respective Estate Assets of the Debtors and such property will become the property of the Reorganized Debtors and Liquidating Debtor, as applicable, free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as set forth in the Plan. For the avoidance of doubt, each Reorganized Debtor and Liquidating Debtor will be vested on the Effective Date with the particular Estate Assets belonging to that Debtor prior to the Effective Date, including any Interests in other Debtors.

9.   Retained Causes of Action and/or Defenses

As set forth above in Section II.G.4, as additional consideration to General Unsecured Creditors, the Debtors waive the right to pursue Avoidance Actions, pursuant to Section 547 of the Bankruptcy Code. Unless any Causes of Action and Defenses are expressly waived, relinquished, released, compromised, or settled in the Plan , any Final Order, or the US Airways Tenth Amendment (including, without limitation, the Confirmation Order), the Debtors, the Reorganized Debtors, and the Liquidating Debtors expressly reserve all such Causes of Action and Defenses for later adjudication by the Reorganized Debtors and Liquidating Debtors, as applicable, including, but not limited to the any Causes of Action listed on Exhibit C hereto. The reservation set forth in this Section 5.6 shall include, without limitation, a reservation by the Debtors, the Reorganized Debtors, and the Liquidating Debtors of any Causes of Action and Defenses not specifically identified in the Plan or Disclosure Statement, or of which the Debtors and/or the Restructured Unsecured Equity Holders may presently be unaware, or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors and/or the Restructured Unsecured Equity Holders at this time or facts or circumstances that may change or be different from those that the Debtors and/or the Restructured Unsecured Equity Holders now believe to exist and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise), or laches will apply to such Causes of Action and Defenses upon or after the Confirmation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Causes of Action and Defenses have been expressly waived, relinquished, released, compromised, or settled in the Plan or a Final Order. Following the Effective Date, the Reorganized Debtors and Liquidating Debtors may assert, compromise or dispose of any Causes of Action and Defenses without further notice to Creditors or authorization of the Bankruptcy Court. Notwithstanding the foregoing or anything to the contrary elsewhere in the Plan, nothing in the Plan or the Confirmation Order shall prejudice or affect (1) any rights of any Person to assert Claims, including Administrative Claims, against the Debtors, the Reorganized Debtors, the Liquidating Debtors, the Estates, or any transferee thereof, by way of offset, recoupment, or counterclaim to the extent permitted by applicable law; and/or (2) any defense to any Causes of Action and Defenses or any other claims asserted by the Debtors, the Reorganized Debtors, the Liquidating Debtors, the Estates, or any transferee thereof.

10.   Issuance of Restructured Equity and New Notes; Shareholders Agreement

On the Effective Date, the Reorganized Debtors and Liquidating Debtors shall be authorized and directed to take any and all necessary and appropriate actions to issue and deliver the Restructured Equity and the New Notes in accordance with this Plan. The Restructured Equity shall be issued in the form of New Common Stock and New Warrants. The Restructured Unsecured Equity shall represent 80% of the ownership interests in Reorganized Mesa Air Group (after giving effect to the shares of New Common Stock issuable under the Management Equity Pool and to US Airways). Any holder of five percent (5%) or more of the then issued and outstanding shares of New Common Stock (determined at the time such holder acquires such shares), whether such holder acquires such shares (i) as of the Effective Date, (ii) subsequent to the Effective Date as a result of the issuance of additional shares of New Common Stock on account of Allowed Claims, (iii) upon exercise of New Warrants issued as of the Effective Date, or (iv) upon the exercise of New Warrants issued subsequent to the Effective Date on account of Allowed Claim, such holder shall be required to enter into the Shareholders Agreement. The term of the Shareholders Agreement shall be the earlier of the exercise of 80% or more of the New Warrants issued under the Plan or five (5) years; provided, that such term may be extended by a particular holder of New Common Stock by written notice to the Reorganized Mesa Air Group. The Shareholders Agreement shall require a holder to vote all shares of New Common Stock of the Company registered in their respective names or beneficially owned by them, and any transferee thereof, in accordance with a majority of the Board of Directors of Reorganized Mesa Air Group on such matters thereafter requiring or submitted for shareholder approval, provided, however, that such voting requirement shall only apply to those shares of New Common Stock that exceed such holder's Estimated Initial Pro Rata Share of Restructured Unsecured Equity. For purposes of example only, if a holder of an Allowed Claim that is entitled to receive shares of New Common Stock on the Effective Date equal ten percent (10%) of Restructured Unsecured Equity (i.e., 1,000,000 shares based on 10,000,000, shares reserved for issuance under the Plan) and on such date only 3,000,000 shares of New Common Stock are actually issued and outstanding, then such holder shall be required to vote 700,000 of the 1,000,000 shares held by such holder in accordance with the Shareholders Agreement and shall be free to vote the remaining 300,000 shares (i.e., 10% of the 3,000,000 shares issued and outstanding) in its sole discretion. The restrictions set forth in the Shareholder Agreement shall not apply to transferees of New Common Stock following an initial public offering of Reorganized Mesa Air Group.

The terms of the New Notes shall be subject to the terms and conditions of the Plan and set forth in greater detail in the New Notes Indenture and related documents to be submitted as part of the Plan Supplement. Other than the principal amount, the terms of the New 8% Notes

(Series A), the New 8% Notes (Series B), the Management Notes, and the US Airways Note shall be identical except for principal amount and (a) the Management Notes shall be subordinated to the New 8% Notes (Series A), the New 8% Notes (Series B) and the US Airways Note, and (b) the New 8% Notes (Series A) and the US Airways Notes shall be subject to priority prepayment upon the occurrence, if ever, of a Spirit Liquidity Event as set forth in the Plan (and as will be described in greater detail in the New Notes Indenture).

The Reorganized Mesa Charter shall include restrictions on transfers of the Restructured Equity (including shares issuable upon exercise of the New Warrants) (i) to Non-U.S. Citizens, (ii) that would result in Reorganized Mesa Air Group having 500 or greater holders of record and therefore becoming subject to the reporting obligations under the Securities Exchange Act of 1934, as amended, (iii) that would result in a change in control of Reorganized Mesa Air Group under its then existing Code-Share Agreements, and (iv) that would result in the loss of Reorganized Mesa Air Group's net operating loss; provided, however, in the event that the Reorganized Board determines to list Reorganized Mesa Air Group on a public exchange or the Reorganized Debtors otherwise become subject to the reporting obligations under the Securities Exchange Act of 1934, then the restrictions of subsection (ii)　shall not apply.

The New Common Stock when issued or distributed as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. Each distribution and issuance of such New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

The Debtors (and each of their respective affiliates, agents, directors, officers, members, managers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable law with regard to the distribution of the New Common Stock and the New Warrants under the Plan (including, without limitation, any awards made under the Management Equity Pool), and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Upon entry of the Confirmation Order, all provisions of the Plan addressing distribution of the New Common Stock and New Warrants shall be deemed necessary and proper.

11.   Securities Law and Air Carrier Regulatory Matters

It is integral and essential to the Plan that (i) the issuance of the New Common Stock, the New Warrants, and the New 8% Notes pursuant to the Plan shall be exempt from registration under the Securities Act, pursuant to Section 1145 of the Bankruptcy Code and from registration under state securities laws, and (ii) the Debtors shall be in compliance with any and all applicable Federal statutes and regulations restricting the level of ownership of a United States air carrier by Non-U.S. Citizens. Any Restructured Equity issued to an "affiliate" of the Debtors within the meaning of the Securities Act or any Person the Debtors reasonably determined to be an "underwriter" within the meaning of the Securities Act, and which does not agree to resell such securities only in "ordinary trading transactions," within the meaning of Section 1145(b)(1) of the Bankruptcy Code, shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act. In addition, under Section 1145 of the Bankruptcy Code any securities contemplated by the Plan, including without limitation, the shares of New Common Stock, will be freely tradable by the recipients thereof, subject to (i) the provisions of Section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments; and (iii) applicable regulatory approval. Further, the New Common Stock, New Warrants, and New 8% Notes shall be subject to certain restrictions and limitations as set forth in the Reorganized Mesa Charter Documents and New Notes Indenture, respectively, to ensure compliance with applicable Federal regulations relating to air carriers. Nothing in the Plan is intended to preclude the SEC or any other governmental agency from exercising its police and regulatory powers relating to the Debtors or any other entity.

So long as (i) any New 8% Notes (Series A) are outstanding (unless defeased in a legal defeasance), (ii) any New 8% Notes (Series B) are outstanding (unless defeased in a legal defeasance), (iii) the US Airways Note is outstanding (unless defeased in a legal defeasance), or (iv) any shares of New Common Stock are outstanding, Reorganized Mesa Air Group will have its annual financial statements audited by a nationally recognized firm of independent accountants and will provide interim financial statements to the holders of New Notes, New Common Stock, and New Warrants within 120 days after the end of each fiscal year of Reorganized Mesa Air Group and within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Reorganized Mesa Air Group, quarterly and annual financial statements prepared in accordance with GAAP that would be required to be contained in a filing with the SEC Forms 10-Q and 10-K if Reorganized Mesa Air Group were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Reorganized Mesa Air Group's certified independent accountants. To the extent that Reorganized Mesa Air Group does not file such information with the SEC, Reorganized Mesa Air Group will distribute (or cause the Trustee to distribute in the case of the New Notes) such information and such reports electronically to (a) any Holder of the New Notes, or shares of New Common Stock or New Warrants, (b) any beneficial owner of New Notes, New Common Stock, or New Warrants who provides its email address to Reorganized Mesa Air Group and certifies that it is a beneficial owner thereof, (c) to any prospective investor who provides its email address to Reorganized Mesa Air Group or (d) any securities analyst who provides its email address to Reorganized Mesa Air Group and certifies that it is a securities analyst. US Airways shall be entitled to such other information as is required to be distributed under the terms of the US Airways Investor Rights Agreement.

WHETHER ANY PARTICULAR PERSON WILL FALL WITHIN ANY CATEGORY OF "UNDERWRITER" WITH RESPECT TO ANY SECURITY, IF ANY, TO BE ISSUED PURSUANT TO THE PLAN, OR WHETHER ANY PARTICULAR PERSON WILL BE ABLE TO RESELL SUCH SECURITY PURSUANT TO AN EXEMPTION OTHER THAN PROVIDED BY SECTION 1145, DEPENDS UPON VARIOUS FACTS AND CIRCUMSTANCES. GIVEN THE COMPLEXITY AND FACTUAL NATURE OF SUCH

ISSUES, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PARTICULAR PERSON TO TRADE IN THE SECURITIES, IF ANY, TO BE DISTRIBUTED PURSUANT TO THE PLAN. FURTHERMORE, THE DEBTORS HAVE NOT SOUGHT AND DO NOT EXPECT TO RECEIVE ANY NO-ACTION POSITION FROM THE SEC WITH RESPECT TO ANY SECURITIES REGULATORY MATTERS CONCERNING THE PLAN, AND NO ASSURANCE CAN BE GIVEN THAT THE SEC OR "BLUE SKY" SECURITIES REGULATORY AUTHORITIES WILL NOT TAKE A POSITION WITH RESPECT TO SUCH MATTERS THAT IS INCONSISTENT WITH THOSE OF THE DEBTORS AS DESCRIBED HEREIN. POTENTIAL RECIPIENTS OF THE SECURITIES, IF ANY, DISTRIBUTED PURSUANT TO THE PLAN ARE STRONGLY URGED TO CONSULT THEIR OWN COUNSEL WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

NEITHER THIS DISCLOSURE STATEMENT, NOR ANY PORTION THEREOF INCLUDING THIS SECTION IV, HAS BEEN SUBMITTED FOR APPROVAL UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. NEITHER THE SEC NOR ANY STATE REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THIS SECTION IV. CREDITORS AND INTEREST HOLDERS SHOULD CONSULT THEIR OWN LEGAL COUNSEL AND ADVISORS AS TO ANY SECURITIES LAW RELATED MATTERS.

12.   Restrictions on Resale of Securities to Protect Net Operating Losses

To avoid adverse federal income tax consequences resulting from an ownership change (as defined in Section 382 of the Tax Code), the articles of incorporation of Reorganized Mesa Air Group, which shall be subject to approval by the Committee and US Airways, shall restrict the transfer of (i) Restructured Equity and (ii) Claims prior to their Allowance without the consent of the Reorganized Board for three (3) years after the Effective Date, such that (a) no holder of 5.0% or more of the equity of Reorganized Mesa Air Group may transfer any Restructured Equity, (b) no transfer will be permitted if it would cause the transferee to hold 4.75% or more of the Restructured Equity of Reorganized Mesa Air Group (as determined in accordance with Section 382 of the Tax Code), (c) no transfer will be permitted if it would increase the percentage Restructured Equity ownership of any person who already holds 4.75% or more of the Restructured Equity of Reorganized Mesa Air Group (as determined in accordance with Section 382 of the Tax Code), and (d) no transfer of a Claim will be permitted if it would cause the transferee to hold 4.75% or more of Restructured Equity upon the Allowance of such Claim (as determined in accordance with Section 382 of the Tax Code), except as may be otherwise agreed to by Reorganized Board (treating all holders of New Common Stock similarly) if it determines in its reasonable discretion that such restrictions are not necessary to preserve the value of the Reorganized Debtors' NOLs. The articles of incorporation shall further provide for a phase-out of the preceding transfer restrictions following an initial public offering of Reorganized Mesa Air Group.

13.   Cancellation of Existing Notes, Securities and Agreements

Except to the extent reinstated or unimpaired under the Plan, or solely for purposes of evidencing a right to distribution under the Plan or to perform necessary administrative functions related thereto or as otherwise provided hereunder, subject to the surrender requirements (if applicable) set forth in Section 6.11 of the Plan, on the Effective Date, all the agreements and other documents evidencing any Claims or rights of any holder of a Claim against the Debtors, including all indentures and notes evidencing such Claims (including any and all Notes) and any options or warrants to purchase Interests or any other capital stock of the Debtors, shall be cancelled.

14.   Committee Dissolution - Post-Effective Date Committee

On the Effective Date, the Committee shall be dissolved and the members of the Committee shall be released and discharged from any further authority, duties, responsibilities, liabilities and obligations related to, or arising from, the Chapter 11 Cases, except that the Committee shall continue in existence and have standing and capacity to prepare and prosecute (i) applications or objections for the payment of fees and reimbursement of expenses incurred by the Committee or any of the estates' Professionals, and (ii) any motions or other actions seeking enforcement or implementation of the provisions of the Plan or the Confirmation Order or pending appeals of Orders entered in the Chapter 11 Cases.

On the Effective Date, there shall be formed a Post-Effective Date Committee with its duties limited to the oversight of certain actions of the Reorganized Debtors, which actions shall remain the sole responsibility of the Reorganized Debtors, including: (a) overseeing the General Unsecured Claims' reconciliation and settlement process conducted by or on behalf of the Reorganized Debtors pursuant to the Settlement Procedures Order or Aircraft Rejection Damages Claim Settlement Procedures, as applicable; (b) overseeing (i) the establishment and (ii) the maintenance of the Distribution Reserve; (c) overseeing the distributions to the holders of General Unsecured Claims under the Plan; (d) appearing before and being heard by the Bankruptcy Court and other Courts of competent jurisdiction in connection with the above duties; and (e) such other matters as may be agreed upon between the Reorganized Debtors and the Post-Effective Date Committee or specified in the Plan. The Post-Effective Date Committee shall consist of not less than three nor more than five members to be appointed by the Creditors' Committee and may adopt by-laws governing its conduct. For so long as the claims reconciliation process shall continue, the Reorganized Debtors shall make regular reports to the Post-Effective Date Committee as and when the Reorganized Debtors and the Post-Effective Date Committee may reasonably agree upon. The Post-Effective Date Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Reorganization Cases, and the Reorganized Debtors shall pay the reasonable costs and expenses of the Post-Effective Date Committee, including reasonable professional fees, in the ordinary course without further order of the Court. In the event that, on the Effective Date, an objection to any Claim by the Creditors Committee is pending, the Post-Effective Date Committee shall have the right to continue prosecution of such objection.

15.   Final Decree

At any time following the Effective Date, the Reorganized Debtors will be authorized to file a motion for the entry of a final decree closing the Chapter 11 Cases of the Reorganized Debtors pursuant to Section 350 of the Bankruptcy Code.

E.   Provisions Governing Distributions

1.   Distributions by the Debtors

The Reorganized Debtors will administer Claims and make distributions in respect of Allowed Claims. Distributions to be made by the Reorganized Debtors may be made by any Person designated or retained by the Reorganized Debtors to serve as disbursing agent without the need for any further order of the Bankruptcy Court.

2.   Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order, or as agreed by the relevant parties, distributions on account of Allowed Claims that become Allowed prior to the Effective Date will be made by the Post-Effective Date Debtors on or as soon as reasonably practicable after the Effective Date.

3.   Estimation

In order to establish reserves under the Plan and avoid undue delay in the administration of the Chapter 11 Cases, the Debtors, the Reorganized Debtors, and the Liquidating Debtors, in consultation with the Committee or Post-Effective Date Committee, will have the right to seek an order of the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code, estimating the amount of any Claim.

4.   Distributions on Account of Claims Allowed After the Effective Date

  Distribution Record Date

  On the Distribution Record Date, the claims register shall be closed and any transfer on any Claim therein shall be prohibited. The Debtors, any party designated by the Debtors, and the Indenture Trustees shall be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holder stated on the claims register or other similar ledger regarding the Notes, as applicable, as of the close of business on the Distribution Record Date.

  Distributions on Account of Disputed Claims and Estimated Claims

  Except as otherwise provided in the Plan, a Final Order, or as agreed by the relevant parties, distributions on account of Disputed Claims and Estimated Claims that become Allowed after the Effective Date will be made by the Post-Effective Date Debtors, in consultation with the Post-Effective Date Committee, at such periodic intervals as such entities determine to be reasonably prudent.

  Distributions of New Common Stock and New Warrants

  The Debtors will distribute (i)　New Common Stock to the holders of Allowed Class 3 Claims and Allowed Class 5 Claims that are U.S. Citizens and (ii) New Warrants to all holders of Allowed Class 3 Claims or Allowed Class 5 Claims that are Non-U.S. Citizens. To effectuate distributions in accordance with the federal law restrictions and the Plan, the Debtors will send a Citizenship Declaration to the holders of Class 3 Claims and Class 5 Claims that will require them to provide and verify the following information: (i) name of Creditor, (ii) amount of Allowed Claim, and (iii) whether such person or entity is a U.S. Citizen or Non-U.S. Citizen as defined by title 49 of the United States Code. If any holder of a Class 3 Claim or Class 5 Claim does not return a properly completed Citizenship Declaration prior to the deadline set forth therein, the holder of such Class 3 Claim or Class 5 Claim will be deemed a Non-U.S. Citizen and will receive New Warrants on account of such Claims.

  Distributions on account of Noteholder Claims

  Distributions on account of 2012 Noteholder Claims, 2023 Noteholder Claims, and 2024 Noteholder Claims shall be made to the applicable Indenture Trustee for the 2012 Notes, 2023 Notes, and 2024 Notes, respectively, to be applied in accordance with the applicable Indentures.

  No Distributions Pending Allowance

  Notwithstanding anything herein or the Plan to the contrary: (a) no distribution will be made with respect to any Disputed Claim or Estimated Claim until such Claim becomes an Allowed Claim, and (b) unless determined otherwise by the Post-Effective Date Debtors, in consultation with the Post-Effective Date Committee, no distribution will be made to any Person that holds both an Allowed Claim and either a Disputed Claim or an Estimated Claim until such Person's Disputed Claims and Estimated Claims have been resolved by settlement or Final Order.

  Objection Deadline

  The Post-Effective Date Debtors will file all objections to Disputed Claims, and will file all motions to estimate Claims under Section 502(c) of the Bankruptcy Code, on or before the Claims Objection Deadline.

  Disputed and Estimated Claims Reserve

    Cash Reserve

    On and after the Effective Date, the Post-Effective Date Debtors shall maintain in reserve such Cash as they estimate to be necessary to satisfy any Cash distributions required to be made to Creditors (other than Creditors in Class 3 and Class 5) under the Plan for Class 1, Class 2 and Class 4 Disputed Claims and Estimated Claims against the Debtors.

    Restructured Unsecured Equity/New 8%
    Notes (Series A) and New 8% Notes (Series B) Reserves

    On or as soon as practicable after the Effective Date, the Post-Effective Date Debtors shall distribute to those holders of Allowed Claims that are entitled to receive Restructured Unsecured Equity, New 8% Notes (Series A) and/or New 8% Notes (Series B) on the Effective Date a distribution of each such holder's Estimated Initial Pro Rata Share of Restructured Unsecured Equity and Estimated Initial Pro Rata Share of New 8% Notes, respectively. With respect to any Disputed Claim or Estimated Claim that becomes an Allowed Claim entitled to receive Restructured Unsecured Equity, New 8% Notes (Series A) and/or New 8% Notes (Series B) after the Effective Date, on the next Distribution Date, as applicable, following the date on which such Disputed Claim or Estimated Claim becomes an Allowed Claim, the Post-Effective Date Debtors shall distribute to the holder of such Allowed Claim its Estimated Additional Pro Rata Share of Restructured Unsecured Equity and/or its Estimated Additional Pro Rata Share of New 8% Notes (Series A) and/or New 8% Notes (Series B), as applicable. On each Interim Distribution Date, the Post-Effective Date Debtors shall distribute to the holders of Restructured Unsecured Equity a True-Up Equity Distribution and/or to the holders of New 8% Notes (Series A) and/or New 8% Notes (Series B) a True-Up Note Distribution, as applicable. After all Disputed Claims and Estimated Claims have become Allowed Claims or otherwise been disallowed, on the Final Distribution Date, the Post-Effective Date Debtors shall make a final distribution of Restructured Unsecured Equity, New 8% Notes (Series A) and/or New 8% Notes (Series B) such that (i) each holder of Restructured Unsecured Equity (including any holder of an Allowed Claim who first becomes entitled to receive Restructured Unsecured Equity on such distribution date) has received its Actual Pro Rata Share of Restructured Unsecured Equity and (ii) each holder of New 8% Notes (Series A) and/or New 8% Notes (Series B) (including any holder of an Allowed Claim who first becomes entitled to receive New 8% Notes (Series A) and/or New 8% Notes (Series B) on such distribution date) has received its Actual Pro Rata Share of such Notes. The Reorganized Mesa Charter Documents shall be structured in a manner that authorizes the issuance of and/or reserve a sufficient number of shares comprising the Restructured Equity, to permit the distributions set forth above. For the avoidance of doubt, distributions of New 8% Notes (Series A) and/or New 8% Notes (Series B) to any Person holding a Disputed Claim or Estimated Claim against the Debtors that becomes an Allowed Claim after the Effective Date shall be made together with any and all interest and amounts accrued under the New 8% Notes (Series A) and/or New 8% Notes (Series B) from the Effective Date until the date of payment thereof.

  Settling Disputed Claims

  The Reorganized Debtors will be authorized to settle, or withdraw any objections to, any Disputed Claims following the Effective Date without further order of the Bankruptcy Court, subject to the consent of the Post-Effective Date Committee consistent with the terms of the Settlement Procedures Order or the Aircraft Rejection Damages Claim Settlement Procedures, as applicable.

5.   Distributions in Cash

The Reorganized Debtors will make any required Cash payments to the holders of Allowed Claims: in U.S. dollars by check, draft or warrant, drawn on a domestic bank selected by the Post-Effective Date Debtors, in their sole discretion, or by wire transfer from a domestic bank, at the Post-Effective Date Debtors' option; and by first-class mail (or by other equivalent or superior means as determined by the Post- Effective Date Debtors).

6.   Undeliverable Distributions

If any distribution under the Plan is returned as undeliverable, no further distributions to such Person shall be made unless and until the Post-Effective Date Debtors or other appropriate disbursing agent is notified in writing of such holder's then-current address, at which time the undelivered distributions shall be made to such holder without interest or dividends. Undeliverable distributions shall be returned to the Post-Effective Date Debtors until such distributions are claimed.

7.   Unclaimed Distributions

Any entity which fails to claim any Cash within one hundred twenty (120) days from the date upon which a distribution is first made to such entity will forfeit all rights to any distribution under the Plan and the Post-Effective Date Debtors will be authorized to cancel any distribution that is not timely claimed. Pursuant to Section 347(b) of the Bankruptcy Code, upon forfeiture, such Cash (including interest thereon, if any) will revert to the applicable Post-Effective Date free of any restrictions under the Plan, the Bankruptcy Code, or the Bankruptcy Rules. Upon forfeiture, the claim of any Creditor with respect to such funds will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary, and such Creditors will have no claim whatsoever against the Debtors or the Post-Effective Date Debtors or any holder of an Allowed Claim to whom distributions are made by the Post-Effective Date Debtors.

8.   Setoff

Nothing contained in the Plan shall constitute a waiver or release by the Debtors of any right of setoff or recoupment the Debtors may have against any Creditor. To the extent permitted by applicable law, the Post-Effective Date Debtors may setoff or recoup against any Claim and the payments or other distributions to be made under the Plan in respect of such Claim, claims of any nature whatsoever that arose before the Petition Date that the Debtors may have against the holder of such Claim or Interest. Notwithstanding the foregoing or anything to the contrary elsewhere in the Plan, nothing in the Plan or the Confirmation Order shall prejudice, affect, or limit (1) any rights of any Person to assert or effectuate rights of setoff under section 553 of the Bankruptcy Code or otherwise assert Claims, including Administrative Claims, against the Debtors, the Reorganized Debtors, the Liquidating Debtors, the Estates, or any transferee thereof, by way of offset, recoupment, or counterclaim to the extent permitted by applicable law; or (2) any defense to any Causes of Action and Defenses or any other claims asserted by the Debtors, the Reorganized Debtors, the Liquidating Debtors, the Estates, or any transferee thereof.

9.   Taxes

Pursuant to Section 346(f) of the Bankruptcy Code, the Post-Effective Date Debtors will be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. The Post-Effective Date Debtors will be authorized to take all actions necessary to comply with applicable withholding and recording requirements. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim that has received a distribution of Cash will have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation, on account of such distribution. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest, if any.

10.   De Minimis Distributions

If any interim distribution under the Plan to the holder of an Allowed Claim would be less than $100.00 or a fractional number of New Common Stock or New Warrants, the Post-Effective Date Debtors may withhold such distribution until the next Interim Distribution Date or the final distribution, as applicable, is made to such holder. If any final distribution under the Plan to the holder of an Allowed Claim would be less than $25.00, the Post-Effective Debtors may cancel such distribution. Any unclaimed distributions as described in this paragraph 10 shall be treated as unclaimed property under Section 6.7 of the Plan.

11.   Surrender of Notes and Other Instruments

Unless waived by the Debtors, as a condition to receiving any distribution pursuant to the Plan, each Person holding an instrument evidencing an existing Claim against a Debtor, including, without limitation, any Note, in which case the applicable Note shall be surrendered to the applicable Indenture Trustee, or in the event such Note is held in the name of, or by a nominee of, the Depository Trust Company, the Debtors will follow the applicable procedures of the Depository Trust Company for book-entry transfer of the applicable Notes to the applicable Indenture Trustee, must surrender such instrument or an affidavit of loss and indemnity satisfactory to the Reorganized Debtors or other applicable distribution agent; provided, however, that, in the event such Person fails to surrender such instrument within one year of the Effective Date, that Person shall be deemed to have forfeited his, her or its right to receive any distribution under the Plan on account of the subject Claim and such Person shall be forever barred from asserting any such Claim against the Debtors, the Post-Effective Date Debtors, or their property; and provided further that, in such event as described above, any Restructured Equity, together with any dividends or interest that may be attributable thereto, held for distribution on account of such Claim shall revert to Reorganized Mesa Air Group, notwithstanding any federal or state escheat laws to the contrary. Notwithstanding any of the foregoing, the provisions in the operative agreements and documents governing the Notes relating to the surrender and cancellation of such Notes shall continue to bind and govern such matters in the case of these Notes as of the Effective Date.

12.   Fractional Shares

No fractional shares of the Restructured Equity shall be issued or distributed under the Plan. The actual distribution of shares of New Common Stock or New Warrants shall be rounded to the next higher or lower whole number as follows: (i) fractions less than one-half (½) shall be rounded to the next lower whole number and (ii) fractions equal to or greater than one-half (½) shall be rounded to the next higher whole number. The total number of shares of New Common Stock or number of New Warrants to be distributed hereunder shall be adjusted as necessary to account for such rounding. No consideration shall be provided in lieu of fractional shares that are rounded down.

F.   Executory Contracts and Unexpired Leases and Other Agreement/Program Matters

1.   Assumption

On the Effective Date, pursuant to Section 1123(b)(2) of the Bankruptcy Code, the Post-Effective Date Debtors will assume the executory contracts and unexpired leases of the Debtors that: (a) have been expressly identified in the Plan Supplement (together with any additions, deletions, modifications or other revisions to such exhibit as may be made by the Debtors prior to the Confirmation Date), and (b) are specified in Article 7 of the Plan. Each executory contract and unexpired lease listed in the Plan Supplement will include any modifications, amendments and supplements to such agreement, whether or not listed in the Plan Supplement.

2.   Rejection

Except as set forth in Article 7 of the Plan, on the Effective Date, pursuant to Section 1123(b)(2) of the Bankruptcy Code, the Reorganized Debtors will reject any and all executory contracts and unexpired leases of the Debtors otherwise not identified in Section 7.1 of the Plan, including, without limitation, those executory contracts and unexpired leases expressly identified for rejection in the Plan Supplement (together with any additions, deletions, modifications or other revisions to such exhibit as may be made by the Debtors prior to the Effective Date). Any Person asserting any Claim for damages arising from the rejection of an executory contract or unexpired lease of the Debtors under the Plan will file such Claim on or before the Rejection Claim Bar Date, or be forever barred from: (a) asserting such Claim against the Debtors, the Reorganized Debtors, the Liquidating Debtors or the Estate Assets; and (b) sharing in any distribution under the Plan.

3.   Assumption Obligations

The Reorganized Debtors will satisfy all Assumption Obligations, if any, by making a Cash payment in the manner provided in Section 2.2 of the Plan or as otherwise permitted by Section 365(b)(1)(B) of the Bankruptcy Code, equal to the amount specified in the Plan Supplement, unless an objection to such proposed amount is filed with the Bankruptcy Court and served on counsel to the Debtors on or prior to the date set by the Bankruptcy Court for filing objections to Confirmation of the Plan and the Bankruptcy Court, after notice and hearing, determines that the applicable Debtor is obligated to pay a different amount under Section 365 of the Bankruptcy Code, in which case, the applicable Debtor will have the right to remove such executory contract or lease from the list of assumed contracts pursuant to Section 7.7 of the Plan, or, if following the Effective Date, file a motion within ten (10) days after such determination to seek an order of the Bankruptcy Court rejecting such executory contract or unexpired lease. Any Person that fails to object to the Assumption Obligation specified in the Plan Supplement on or prior to the date set by the Bankruptcy Court for filing objections to Confirmation of the Plan will be forever barred from: (a) asserting any other, additional or different amount on account of such obligation against the Debtors, the Reorganized Debtors, the Liquidating Debtors or the Estate Assets, and (b) sharing in any other, additional, or different distribution under the Plan on account of such obligation. In the event the Debtors are required to provide adequate assurance of future performance pursuant to section 365(b) of the Bankruptcy Code, objections to such assurances must be filed on or before objection deadline of the Plan.

4.   Effect of Confirmation Order

The Confirmation Order will constitute an order of the Bankruptcy Court approving, as of the Effective Date, the assumption or rejection by the Post-Effective Date Debtors, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of all executory contracts and unexpired leases identified under Article 7 of the Plan. The contracts and leases identified in the Plan will be assumed or rejected, respectively, only to the extent that such contracts or leases constitute pre-petition executory contracts or unexpired leases of the Debtors, and the identification of such agreements under the Plan does not constitute an admission with respect to the characterization of such agreements or the existence of any unperformed obligations, defaults, or damages thereunder. The Plan does not affect any executory contracts or unexpired leases that: (a) have been assumed, rejected or terminated prior to the Confirmation Date, or (b) are the subject of a pending motion to assume, reject or terminate as of the Confirmation Date.

5.   Post-Petition Agreements

Unless inconsistent with the provisions of the Plan, all contracts, leases and other agreements entered into or restated by the Debtors on or after the Petition Date, or previously assumed by any of the Debtors prior to the Confirmation Date (or the subject of a pending motion to assume by either of the Debtors as of the Confirmation Date that is granted by the Bankruptcy Court), which have not expired or been terminated in accordance with their terms, shall be performed by the Debtors in the ordinary course of business and shall survive and remain in full force and effect following the Effective Date.

6.   Modifications to Plan Supplement

The Debtors shall have the right, any time prior to the Effective Date, to make additions, deletions, modifications and/or other revisions to the identification of executory contracts and leases to be assumed or rejected by the Debtors; provided, however, that any party to such contract or lease or affected by such action shall be provided notice of such action and an opportunity to object, and if any objection is filed, such action will not be effective until such objection is resolved by order of the Bankruptcy Court.

7.   Code-Share Agreements

The Code-Share Agreements will be assumed either by separate motions or as provided in this Section. Upon assumption, the Code-Share Agreements shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court previously entered with respect to such Code-Share Agreement. Nothing in the Plan or the Confirmation Order shall be deemed a violation of such Code-Share Agreements.

Notwithstanding anything in the Plan to the contrary, the Debtors will assume the US Airways Code-Share Agreement as modified by the US Airways Tenth Amendment (which as of November 23, 2010 was finalized) pursuant to a separate motion to be presented to the Court for approval in advance of confirmation of the Plan, and such assumption shall be subject to the conditions set forth in the US Airways Tenth Amendment. The assumption of the US Airways Code-Share Agreement as modified by the US Airways Tenth Amendment will be effective as of the Effective Date. In consideration for the US Airways Tenth Amendment, US Airways shall receive (i) 10% of the New Common Stock of the Reorganized Mesa Air Group on a fully diluted basis, subject the Shareholders Agreement, and (ii) the US Airways Note. Upon the occurrence or non-occurrence of certain events, both the Debtors and US Airways may exercise certain rights that materially affect the terms of the US Airways Tenth Amendment. A description of these risks are set forth in Section V.B.6 below.

Notwithstanding anything in the Plan to the contrary, the United Code-Share Agreement shall be deemed assumed effective as of the Effective Date.

8.   Fleet

The Debtors will reject leases and provide for the return of any unnecessary aircraft and aircraft equipment under leases that have not previously been rejected prior to the Effective Date. Among other things, the Debtors will reject leases of all CRJ-200 aircraft (and enter into new restructured leases for aircraft necessary for the Reorganized Debtors to provide services under the assumed US Airways Code-Share Agreement as amended by the US Airways Tenth Amendment and the United Code-Share Agreement), thirty-six (36) ERJ-145 aircraft and ten (10) Dash-8 aircraft.

9.   CRJ 700 Aircraft Leases and CRJ 900 Aircraft Leases

The CRJ 700 Aircraft Leases and CRJ 900 Aircraft Leases will be assumed as provided under Section 7 of the Plan. Upon assumption, the CRJ 700 Aircraft Leases and CRJ 900 Aircraft Leases shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with the applicable terms of the foregoing leases.

10.   Collective Bargaining Agreements

Notwithstanding anything in the Plan to the contrary, each Collective Bargaining Agreement shall be deemed assumed effective as of the Effective Date. Each Collective Bargaining Agreement assumed pursuant to this Section shall vest in and be fully enforceable by the applicable Post-Effective Date Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court previously entered with respect to such Collective Bargaining Agreement. The Assumption Obligations for each of the Collective Bargaining Agreements shall be satisfied by the Reorganized Debtors paying in the ordinary course all obligations arising under the Collective Bargaining Agreements, including grievance settlements and arbitration awards unless otherwise agreed between the Debtors and the counterparty to the Collective Bargaining Agreement.

11.   Key Employment Agreements

Notwithstanding anything in this Plan to the contrary, each Key Employment Agreement shall be deemed assumed along with the guarantees thereof by the other Reorganized Debtors, each as modified pursuant to terms agreed upon between the Debtor, the Committee and the affected employee, effective as of the Effective Date. The guarantee of the Key Employment Agreements by Nilchii (a) shall be subordinate to the payment of the New 8% Notes (Series A), US Airways Notes, New 8% Notes (Series B), and Management Notes and (b) shall not be modified or increased beyond the obligations represented by Key Employee Agreements as in place on the Effective Date (US Airways is an intended third party beneficiary of this sentence with an independent right to enforce the terms hereof). The prepetition amounts in the Deferred Compensation Plan Accounts shall remain in place for the benefit of the employees for which such accounts were established. As a result of such assumption, the beneficiaries of such Key Employment Agreements will be paid certain incentive payments related to the postpetition period on the Effective Date as approved by the Committee. All other prepetition contingent claims (i.e., those arising from the modification) of the officers that are parties to such agreements shall be deemed satisfied to the extent not satisfied by the Management Equity Pool. For certain key executives without employment agreements, the Debtors shall be authorized to pay further incentive payments on the Effective Date if and to the extent approved by the Committee. Each Key Employment Agreement and the guarantees thereof shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court previously entered with respect to such Key Employment Agreement.

12.   ACE Insurance Program

Notwithstanding anything to the contrary in the Plan or Confirmation Order (including, without limitation, any other provision that (i) purports to be preemptory or supervening or grants an injunction or release or (ii) provides for an Administrative Claim Bar Date or requires a creditor to file an objection to proposed Assumption Obligations), on the Effective Date (a) the ACE Insurance Program and the Debtors' obligations thereunder shall be deemed and treated as executory contracts and assumed under the Plan by the Debtors pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code and shall continue as obligations of the Reorganized Debtors (b) the ACE Companies' claims under the ACE Insurance Program whether arising prior to the Petition Date, during the Chapter 11 Cases, or after the Effective Date (i) shall continue to be secured by any and all collateral and/or security provided by the Debtors in accordance with the terms and conditions of the ACE Insurance Program, (ii) shall be paid by and enforceable against the Reorganized Debtors in the ordinary course of business after the Effective Date pursuant to and in accordance with the terms and conditions of the ACE Insurance Program, (iii)　shall not be discharged, impaired or released by the Plan or Confirmation Order, and (iv)　shall be subject to all of the Debtors', the Reorganized Debtors' and the ACE Companies' rights, claims, defenses and remedies under the ACE Insurance Program and applicable non-bankruptcy law; (c) nothing in the Plan or Confirmation Order shall be construed as, or is, a determination as to coverage under the ACE Insurance Program and all rights of the Debtors, Reorganized Debtors, and the

ACE Companies shall be preserved to seek or contest such coverage, as applicable; and (d) nothing in the Plan or the Confirmation Order in any way: (i) precludes or limits the rights of the ACE Companies, the Debtors, or the Reorganized Debtors to contest and/or litigate with any party, including, without limitation, the Debtors, Reorganized Debtors, or the ACE Companies, as applicable, the existence, primacy and/or scope of available coverage under any alleged applicable policy under the ACE Insurance Program; (ii) alters the Debtors', Reorganized Debtors', and the ACE Companies' rights and obligations under the ACE Insurance Program or modifies the coverage provided thereunder; or (iii) alters the rights and obligations of the Debtors and the Reorganized Debtors under the ACE Insurance Program, including, without limitation, any duty to defend, at their own expense, against claims asserted under the ACE Insurance Program.

13.   Debtors' Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements entered into any time prior to the Effective Date, to indemnify past and current directors, officers, employees and/or other Agents with respect to present and future actions, suits and proceedings against the Debtors or such directors, officers, employees and/or other Agents, based upon any act or omission by such individuals, shall not be discharged or impaired by confirmation of the Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors pursuant to the Plan and shall continue as obligations of the Post-Effective Date Debtors.

14.   Post-Petition Aircraft Agreements

Notwithstanding anything in the Plan to the contrary, subject to the Debtors' right to terminate or reject any Post-Petition Aircraft Agreement pursuant to the terms of such Post-Petition Aircraft Agreement: (i) each Post-Petition Aircraft Agreement shall remain in place after the Effective Date; and (ii) the Post-Effective Date Debtors shall continue to honor each such agreement according to its terms.

15.   Customer Programs

Except as otherwise provided in the Plan, the Debtors and the Post-Effective Date Debtors, in their sole and absolute discretion, may honor, in the ordinary course of business, any and all of the Debtors' customer and loyalty programs, corporate incentive programs, travel credit programs, and similar and other customer-related programs, as such programs may be amended from time to time.

G.   Conditions Precedent

The following are conditions precedent to Confirmation of the Plan:

(i) The Bankruptcy Court will have entered a Final Order approving a Disclosure Statement with respect to the Plan in form and substance satisfactory to the Debtors; and

(ii) The Confirmation Order will be in a form and substance acceptable to the Debtors and reasonably acceptable to the Committee.

The following are conditions precedent to the occurrence of the Effective Date:

(a) The Confirmation Date will have occurred;

(b) The Confirmation Order will be a Final Order;

(c) No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code has been made, or, if made, remains pending;

(d) The Debtors (in consultation with the Committee or Post-Effective Date Committee) will have determined that all Disputed Claims and Estimated Claims have been sufficiently resolved or estimated so as to establish the Distribution Reserve;

(e) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed as determined by the Debtors in their sole and absolute discretion; and

(f) The Debtors will have received any authorization, consent, regulatory approval, ruling, letter, opinion or other documents that may be necessary to implement the Plan or that is required by any law, regulation or order.

Conditions to Confirmation and the Effective Date may be waived, in whole or in part, by the Debtors at any time without notice, an order of the Bankruptcy Court, or any further action other than proceeding to Confirmation and consummation of the Plan.

H.   Effects of Confirmation

1.   Binding Effect

The rights afforded under the Plan and the treatment of all Claims and Interests under the Plan shall be the sole and exclusive remedy on account of such Claims against, and Interests in the Debtors, the Reorganized Debtors, the Liquidating Debtors, and the Estate Assets. The distributions made pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of the Allowed Claims on account of which such distributions are made. Confirmation of the Plan shall bind and govern the acts of the Post-Effective Date Debtors and all holders of all Claims against, and Interests in the Debtors, whether or not: (i) a proof of Claim or proof of Interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii)　a Claim or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Interest has accepted the Plan.

2.   Property Revests Free and Clear

Upon the Effective Date, title to all remaining Estate Assets of the Debtors shall vest in the Post-Effective Date Debtors for the purposes contemplated under the Plan and shall no longer constitute property of the Debtors' Estates. Except as otherwise provided in the Plan, upon the Effective Date, all Estate Assets shall be free and clear of all Claims and Interests, including Liens, charges or other encumbrances of Creditors of the Debtors.

3.   Discharge and Permanent Injunction

Except as otherwise set forth in the Plan and the US Airways Tenth Amendment, Confirmation of the Plan shall discharge the Debtors and the Reorganized Debtors from all Claims or other debts that arose at any time before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (a) a proof of claim based on such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based on such debt is Allowed under Section 502 of the Bankruptcy Code; or (c) the holder of a Claim has accepted the Plan. As of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or any other right that is terminated under the Bankruptcy Code or the Plan are permanently enjoined, to the full extent provided under Section 524(a) of the Bankruptcy Code, from "the commencement or continuation of an action, the employment of process, or an act, to collect, recover or offset any such debt as a personal liability" of the Debtors or the Reorganized Debtors, except as otherwise set forth in the Plan. Nothing contained in the foregoing discharge shall, to the full extent provided under Section 524(e) of the Bankruptcy Code, affect the liability of any other entity on, or the property of any other entity for, any debt of the Debtors that is discharged under the Plan.

4.   Releases

  Release by the Debtors

  As of the Effective Date, the Debtors, their Estates, the Reorganized Debtors and the Liquidating Debtors release all of their respective Agents from any and all Causes of Action and Defenses (other than the rights, if any, of the Debtors, the Reorganized Debtors or the Liquidating Debtors to enforce applicable post-petition agreements (including, without limitation, any settlement agreements), any order entered in the Chapter 11 Cases, the Plan and any agreements, instruments or other documents delivered thereunder, and the Plan Supplement) held, assertable on behalf of or derivative from the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on or relating to or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the conduct of the Debtors' businesses, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, and/or the business or contractual arrangements between any Debtor and any Agent thereof, and/or the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, which Causes of Action and Defenses are based in whole or in part on any act, omission, transaction, event or other occurrence (except for willful misconduct, ultra vires acts, or gross negligence) taking place before the Effective Date. Notwithstanding the foregoing, if an Agent of the Debtors, their Estates, the Reorganized Debtors and/or the Liquidating Debtors directly or indirectly brings or asserts any Claim or Cause of Action and Defense in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against the Debtors, the Reorganized Debtors, the Liquidating Debtors or any of their Agents, then the release set forth in this Section 9.3.1 of the Plan (but not any release or exoneration or any other rights or claims granted under any other section of the Plan or under any other document or agreement) shall automatically and retroactively be null and void ab initio with respect to such Agent; provided, however, the immediately preceding clause shall not apply to the prosecution in this Court (or any appeal therefrom) of the amount, priority or secured status of any pre-petition Claim or ordinary course Administrative Claim against the Debtors.

  Voluntary Releases by Holders of Claims

  Creditors Deemed to Have Accepted Releases: For good and valuable consideration, as of the Effective Date, a Creditor who submits a ballot on the Plan but does not elect to opt out of the release provisions contained in Section 9.3.2 of the Plan, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged each of the Debtors, their Estates, the Reorganized Debtors and the Liquidating Debtors and all Agents of the Debtors, their Estates, the Reorganized Debtors and the Liquidating Debtors from any and all direct claims and causes of action held by such Creditor whatsoever, including pre-Petition Date claims and causes of action, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the conduct of the Debtors' businesses, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Agent thereof, and/or the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, which claims are based in whole or in part on any act, omission, transaction, event or other occurrence (except for willful misconduct, ultra vires acts, or gross negligence) taking place before the Effective Date; provided, however, the releases in this Section 9.3.2 shall not otherwise affect the limited release as provided under the US Airways Tenth Amendment. The vote or election of a trustee or other agent under Section 9.3.2 of the Plan acting on behalf of or at the direction of a holder of a Claim shall bind such holder to the same extent as if such holder had voted itself or made such election.

  Creditors Deemed to Have Opted Out of Releases: A Creditor who does not cast a ballot on the Plan, was not entitled to cast a ballot on the Plan, or returned a ballot with the "Opt-Out" box checked on the ballot (whether or not the ballot is otherwise properly executed) shall be deemed to have opted out of the releases set forth in Section 9.3.2 of the Plan.

5.   Limitation of Liability

The Debtors, the Reorganized Debtors, the Liquidating Debtors, and each of their respective Agents will have all of the benefits and protections afforded under Section 1125(e) of the Bankruptcy Code and applicable law.

6.   Exoneration and Reliance

The Debtors, the Reorganized Debtors, the Liquidating Debtors, the Committee, the Indenture Trustees, and each of their respective Agents, shall not be liable, other than for gross negligence, willful misconduct, acts taken in violation of an Order of the Bankruptcy Court entered in the Chapter 11 Cases, or under Section 549 of the Bankruptcy Code, to any holder of a Claim or Interest or any other entity with respect to any action, omission, forbearance from action, decision, or exercise of discretion taken at any time after the Petition Date in connection with the Chapter 11 Cases or the negotiation, formulation, development, proposal, disclosure,

Confirmation or implementation of the Plan. The Debtors, the Reorganized Debtors, the Liquidating Debtors, the Committee, the Indenture Trustees, and each of their respective Agents may reasonably rely upon the opinions of their respective counsel, accountants, and other experts and professionals and such reliance, if reasonable, shall conclusively establish good faith and the absence of gross negligence or willful misconduct; provided, however, that a determination that such reliance is unreasonable shall not, by itself, constitute a determination or finding of bad faith, gross negligence or willful misconduct.

I.   Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over the Chapter 11 Cases after the Effective Date to the extent legally permissible, including, without limitation, jurisdiction as to the enumerated matters set forth in Article 10 of the Plan.

J.   Amendment and Withdrawal of the Plan

At any time before the Confirmation Date, the Debtors may alter, amend, or modify the Plan in consultation with the Committee, subject only to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. After the Confirmation Date, the Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, or as otherwise may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or applicable order of the Bankruptcy Court.

The Debtors reserve the right to revoke or withdraw the Plan in consultation with the Committee. If the Plan is withdrawn or revoked, then the Plan will be deemed null and void, and nothing contained in the Plan will be deemed a waiver of any Claims by or against the Debtors or any other Person in any further proceedings involving the Debtors or an admission of any sort, and the Plan and any transaction contemplated thereby will not be admitted into evidence in any proceeding.

K.   Miscellaneous

1.   Effectuating Documents; Further Transactions; Timing

The Debtors and the Post-Effective Date Debtors will be authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents, and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. All transactions required to occur on the Effective Date under the terms of the Plan will be deemed to have occurred simultaneously.

2.   Exemption from Transfer Taxes

In accordance with Section 1146(c) of the Bankruptcy Code, the making, delivery, or recording of a deed or other instrument of transfer under the Plan will not be subject to any stamp tax or similar tax and the appropriate state or local government officials or agents, including, without limitation, the FAA, will be directed to forego the collection of any such tax and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax.

3.   Modification of Payment Terms

The Post-Effective Date Debtors may modify the treatment of any Allowed Claim or Interest in any manner adverse only to the holder of such Claim or Interest at any time after the Effective Date upon the prior written consent of the Person whose Allowed Claim or Interest treatment is being adversely affected.

4.   Quarterly Fees to the United States
Trustee/Post-Confirmation Status Reports

All fees payable under 28 U.S.C. 1930(a)(6), and interest and penalties payable under 31 U.S.C. 3717, will be paid by the Debtors in the amounts and at the times such amounts may become due up to and including the Effective Date. Thereafter, the Post-Effective Date Debtors will pay all fees payable under 28 U.S.C. 1930(a)(6), and interest and penalties payable under 31 U.S.C. 3717, until the Chapter 11 Cases are closed, dismissed or converted. Upon the Effective Date, the Post-Effective Date Debtors will be relieved from the duty to make the reports required by Bankruptcy Rules 2015 and 2015.3. Notwithstanding the foregoing, the Post-Effective Date Debtors will file and serve the post-confirmation status reports at such times and for such period as required pursuant to Local Bankruptcy Rule 3021-1. The status reports will be made, and the fees will be payable, on a consolidated basis by the Post-Effective Date Debtors.

5.   Successors and Assigns

The Plan is binding upon and will inure to the benefit of the Debtors, the Post-Effective Date Debtors, and each of their respective Agents, successors, and assigns, including, without limitation, any bankruptcy trustees or estate representatives.

6.   Severability of Plan Provisions

If, prior to Confirmation, any non-material term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. In addition, in the event that certain Debtors are excluded from the scope of the Plan or the Plan is determine to be invalid, void or unenforceable as to such Debtors, the remaining provisions of the Plan will remain valid and enforceable against the remaining Debtors to the Plan.

7.   Conflict of Terms

In the event of a conflict between the terms of the Plan and this Disclosure Statement, the terms of the Plan will control.

V
OTHER IMPORTANT INFORMATION REGARDING THE PLAN

A.   Potential Litigation

1.   Avoidance Action Waiver

The Debtors filed their Schedules listing all transfers that the Debtors made within ninety days of the Petition Date and all transfers to insiders made by the Debtors within one year of the Petition Date, which may be the subject of an Avoidance Action. A preliminary evaluation led the Debtors to believe that any potential recoveries from Avoidance Actions are very uncertain in light of, among other things, the various defenses that would likely be asserted and are not aware of any possible Avoidance Actions that could materially increase the recovery of the General Unsecured Creditors in the aggregate. Accordingly, in connection with the formulation of the terms of the Plan, and as additional consideration to the General Unsecured Creditors thereunder, the Debtors and the Committee have agreed to waive the right to pursue Avoidance Actions under section 547 of Bankruptcy Code and such right to pursue Avoidance Actions shall be deemed waived as of the Effective Date.

2.   Other Potential Litigation Recoveries

The Debtors and the Committee have been reviewing available information regarding potential causes of action against third parties, which review is ongoing and which will continue to be conducted by the Debtors and/or their respective successors or representatives after the Effective Date. Due to the size and scope of the business operations of the Debtors and the multitude of business transactions therein, there may be various causes of action that currently exist or may subsequently arise in addition to any matters identified herein. The potential net proceeds from the potential causes of action identified herein or that may subsequently arise or be pursued are speculative and uncertain.

Existing or potential causes of action that may be pursued by the Debtors and/or their respective successors or representatives (as applicable) include, without implied limitation, the following: (a) all Causes of Action and Defenses identified in Exhibit C to the Plan;16 (b) any

________________________

16 Exhibit C to the Plan is a non-exclusive list of potential or actual Causes of Action and Defenses that the Debtors, the Reorganized Debtors and/or the Liquidating Debtors have asserted or may potentially assert. The Debtors reserve their right to modify such list to amend such Causes of Action and Defenses or otherwise update the list, but disclaim any obligation to do so.

other causes of action against current or former officers, directors, and/or employees of the Debtors, including without implied limitation, any pending or potential claims with respect to directors and officers' insurance coverage for the Debtors' current or former officers and directors; (c) any and all causes of action relating to the matters listed on the Debtors' Schedules; (d)　any other litigation, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtors' businesses or operations, including, without limitation: disputes with vendors and customers, overpayments, any amounts owed by any creditor, vendor or other entity, employee, management, or operational matters, disputes with current or former employees, financial reporting, environmental matters, insurance matters, accounts receivable, contractual obligations, or tort claims that may exist or subsequently arise; and (e) any causes of action not expressly identified in Exhibit C to the Plan.

3.   Estimation of Claims

The Debtors and/or their respective successors or representatives under the Plan may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to 502(c) of the Bankruptcy Code regardless of whether the Debtors, the Reorganized Debtors, and/or their successors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors and/or their respective successors or representatives under the Plan may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

B.   Risk Factors

Although the Debtors believe that the Plan is confirmable, there are some risks to the performance of the Plan. Certain specific risks to performance of the Plan are described below. Additionally, because of the significant issues that must be addressed with respect to the allowance of Claims, there may be significant delay before any distribution is made on account of Allowed Claims. However, the Debtors believe the very same risks described herein are present in, and significantly greater to Creditors in, Chapter 7 cases.

1.   The Chapter 7 Liquidation Analysis and Financial Projections
Are& Based on Estimates and Numerous Assumptions

Underlying the Chapter 7 Liquidation Analysis attached hereto as Exhibit D and the Financial Projections attached hereto as Exhibit E are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors, are inherently subject to economic, business and competitive uncertainties and contingencies beyond the Debtors' control. Accordingly, there can be no assurance that the values assumed in the Chapter 7 Liquidation

Analysis or Financial Projections will be realized. Further, the Financial Projections and related information are based upon a hypothetical business model, and the projections underlying Exhibit E do not take into account present values.

2.   The Debtors May Not Be Successful With Respect to Contested Claims

If the Debtors, the Reorganized Debtors, and/or their successors or representatives under the Plan are unsuccessful in their objections to contested and contingent Claims that have been filed against the Estates or their Avoidance Actions, the Estates' total liabilities will be greater than expected, and there may be less cash available for distribution to holders of unsecured non-priority Claims. The Debtors and their successors intend to vigorously oppose the allowance of all Claims that they believe are either entirely or in part without merit and prosecute avoidance and other actions not waived pursuant to the Plan. However, if the Debtors' or their successors' objections and actions are not upheld by the Bankruptcy Court, and the applicable Claims are allowed in amounts in excess of the amounts that have been accrued by the Debtors, the total liabilities of the Debtors will be greater than expected, and there will be less cash than expected available for distribution to Creditors.

3.   Litigation Recoveries and Results Are Highly Speculative and Uncertain

The success of the Debtors and/or their respective successors or representatives under the Plan in pursuing Avoidance Actions and/or other Causes of Action and Defenses is speculative and uncertain. Litigation may be complex and involve significant expense and delay. Furthermore, even if successful in the causes of action, in some cases, the Debtors and/or their respective successors or representatives under the Plan may encounter difficulty in collection. Although potential litigation recoveries are not included in the Debtors' Financial Projections or Chapter 7 Liquidation Analysis, such recoveries may have a significant impact upon the distributions that may be made to Creditors.

4.   Risks Related to Any Securities Issued Pursuant to the Plan

As discussed above in Section IV.D.11-12 and IV.E.4.c, the Restructured Equity may be subject to certain ownership change restrictions. Such restrictions may potentially limit a holder's ability to freely sell his/her/its securities and may hamper the development of any market for the Restructured Equity. The Debtors cannot ensure that any market for the Restructured Equity and/or any other securities, if any, issued pursuant to the Plan (including, without limitation, any Restructured Equity that are reserved for purposes of management/employee compensation or incentives, if and to the extent they are deemed to constitute securities under applicable law) will develop in the foreseeable future.

Further, as discussed in Section IV.D.10 hereof, the Debtors and/or their respective successors or representatives may be required to adhere to certain reporting, registration and/or filing requirements under federal and state securities laws, the Trust Indenture Act of 1939, as amended, and/or other applicable statutes and regulations. Such requirements may potentially delay the occurrence of the Effective Date and/or the implementation of certain provisions of the Plan.

5.   There is a Risk that the Plan will not be
Confirmed if the Debtors Cannot Satisfy Administrative
Expense Claims in the Manner Required by the Bankruptcy Code

There is risk that the Bankruptcy Court could delay confirmation of the Plan until the Debtors resolve certain Administrative Expense Claims asserted against the Debtors. As of the date of this Disclosure Statement, approximately $45.8 million of Administrative Expense Claims had been asserted against the Debtors' estates on account of surrender and return condition claims asserted pursuant to section 1110 of the Bankruptcy Code and other asserted postpetition breaches (collectively, the "Asserted Aircraft Administrative Claims"). See Section III.E. The Debtors anticipate that certain aircraft counterparties will assert additional Asserted Administrative Claims. As of November 1, 2010, the Debtors project they will hold approximately $50.5 million in Cash on Hand. See Section II.G.2.

In certain instances, the holders of the Asserted Aircraft Administrative Claims indicate that such claims were filed as a protective measure but provide no specific dollar amount or factual support for such claim. The Debtors have objected to such claims. See Section III.E.2. The holders of approximately $45.8 million of Asserted Aircraft Administrative Claims provided the Debtors with detailed reports or other information in support of their claims that catalogued the asserted deficiencies (and accompanying claim amounts) with respect to the surrender and return of certain aircraft and other asserted postpetition breaches. The Debtors believe that the aircraft-related Asserted Aircraft Administrative Claims are without merit and believe they will be successful in contesting the validity of such claims. There is a possibility that the litigation to contest such claims could be a multi-month process (if not longer with the possibility of appeals) that could delay the confirmation process and that the costs to the estates will further diminish the Cash on Hand. If the Debtors are not successful in contesting the Asserted Aircraft Administrative Claims, or reaching a consensual resolution with the holders of the Asserted Administrative Expense Claims to reduce such claims and/or to accept treatment other than payment in full in cash, there is a possibility that Confirmation of the Plan could be delayed so that the Debtors can address Asserted Aircraft Administrative Claims and the requirements under section 1129(a)(9) of the Bankruptcy Code.17

Absent a successful resolution of litigation to reduce the Asserted Aircraft Administrative Claims or a consensual resolution prior to the Confirmation Hearing, it is anticipated that at least certain holders of Asserted Aircraft Administrative Claims will object to confirmation of the Plan and/or request that the Bankruptcy Court require the Debtors to reserve cash in an amount equal to 100% of the Asserted Administrative Claims. However, in light of the Debtors' belief that the Asserted Aircraft Administrative Claims are without merit and the impact any delay could have on the Debtors' business operations, the Debtors reserve their rights to seek to have the Bankruptcy Court estimate Asserted Aircraft Administrative Claims for purposes of Confirmation. Certain claimants are likely to object to any estimation of their Asserted Aircraft Administrative Claims.

________________________

17 Pursuant to section 1129(a)(9) of the Bankruptcy Code, unless the holder of an administrative agrees otherwise, a plan must provide that, on the effective date of the plan, the holder of such administrative claim will receive on account of such claim cash equal to the allowed amount of such claim. 11 U.S.C. § 1129(a)(9).

6.   Risks Related to the US Airways Tenth Amendment

As provided under the US Airways Tenth Amendment, if (a) the Plan is not confirmed by January 17, 2011 (which date may be extended to March 18, 2011 if the Plan has not been confirmed despite the Debtors' best efforts) in a form approved by US Airways as described in the US Airways Tenth Amendment or (b) the Plan has not become effective on or before February 17, 2011 or (c) the US Airways Tenth Amendment is approved by the Bankruptcy Court and is thereafter modified, vacated, stayed or amended without US Airways' consent (such consent to be granted or withheld in US Airways' sole discretion), US Airways shall have the right to declare the order approving the US Airways Tenth Amendment vacated and of no further effect.

Commencing on a date 30 days after the occurrence of the (a) or (b) in the immediately preceding paragraph, if US Airways has not elected to vacate the order approving the US Airways Tenth Amendment, the Debtors shall have the right to make the same vacatur. Upon a vacatur by either US Airways or the Debtors, (x) US Airways shall retain all amounts under the US Airways Tenth Amendment that would have otherwise been due to the Debtors had the order approving the US Airways Tenth Amendment not been entered and such amounts shall not be subject to disgorgement, set-off, offset, recovery or return, (y) US Airways and the Debtors shall have all of their respective rights under the US Airways Code-Share Agreement (including the Debtors' right to assume the US Airways Code-Share Agreement and US Airways' right to contest such assumption) and (z) the new payment terms under the US Airways Tenth Amendment shall survive any assumption of the US Airways Agreement and remain in effect without modification.

7.   CRJ 700 Aircraft Leases & CRJ 900 Aircraft Leases

The term of the CRJ 700 Aircraft Leases and CRJ 900 Aircraft Leases extend beyond the term of the Code-Share Agreements. The Debtors' CRJ 700 and CRJ 900 Aircraft Leases expire by their own terms from 2019 through 2024. In this regard, if the Debtors are not able to extend the terms of their Code-Share Agreements, obtain new Code-Share Agreements or place such aircraft into service with other carrier(s), then it could have a material adverse affect on the Reorganized Debtors' business, financial condition and results of operations.

8.   Sublease Projections for CRJ 700 Aircraft

As discussed above, in the event the United Code-Share Agreement is not extended or the related aircraft are not put into service by the Debtors with another carrier, the Debtors intend to sublet their CRJ 700 aircraft. If such aircraft are sublet, the Debtors have assumed the monthly sublease rate of $150,000 per aircraft in determining projected sublease revenue for CRJ 700 aircraft. This assumption is based in part upon market lease rate estimates provided by a third-party consultant that show a monthly lease rate range between $140,000 and $155,000 for aircraft of the same vintage as the Debtors' CRJ 700 aircraft. The Debtors believe their CRJ-700 aircraft should command comparable or even slightly higher lease rates due to the dual-class seating configuration. Most major airlines, including United, Delta, and American Airlines, have moved to offer dual-class seating on routes served by CRJ-700 aircraft.

The projected sublease revenues also include maintenance reserves to be paid by the sublessee based upon utilization levels of the aircraft. The maintenance reserve rates are consistent with maintenance reserves currently paid by the Debtors for their leased engines. In addition, the utilization levels for the CRJ 700 aircraft are consistent with those currently flown under the United Code-Share Agreement.

After CRJ 700 aircraft are removed from revenue service with United, the Debtors have assumed an average three (3) month period before such aircraft could be placed into service under a new sublease. This time will be necessary to complete maintenance and preparation work prior to subletting.

A sensitivity analysis of the financial impact to the Debtors' projections from changes to its sublease assumptions is shown in the chart below. As an example, if the idle time on average was only one (1) month and the average sublease rate was $155,000 per month, the Debtors' projected income would improve by $6.9 million. If, however, the idle time is five (5) months on average and the sublease rate is $140,000 per month, the Debtors' projected income would be reduced by $8.7 million.

POR Projections: Impact to CRJ-700 Sublease Income
($ in millions)
	Idle Months
Sublease Rate	1	2	3	4	5
$140,000	($0.3)	($2.4)	($4.5)	($6.6)	($8.7)
145,000	2.1	(0.1)	(2.2)	(4.4)	(6.6)
150,000	4.5	2.3	0.0	(2.2)	(4.5)
155,000	6.9	4.6	2.3	(0.1)	(2.4)

C.   Certain Federal Income Tax Consequences of the Plan

1.   Introduction

The following discussion summarizes the material Federal income tax consequences of the transactions that are described herein and in the Plan to the holders of Allowed Claims and holders of Interests. This disclosure is provided for information purposes only; it is not intended to constitute legal or tax advice to any person. The disclosure does not take into account those facts and circumstances specific to individual Creditors and/or holders of Interests that may affect the tax consequences to them of the Plan. This summary is based upon the Tax Code, the Treasury Regulations, judicial authority and current administrative rulings and practice now in effect.

This summary does not apply to a holder of Claims or Interests that is not a "United States person" (as defined in the Tax Code). This summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address all aspects of U.S. Federal income taxation that may be relevant to holders of Claims and Interest in light of their individual circumstances or to holders of Claims and Interests that may be subject to special tax rules (such as persons who are related to the Debtors within the meaning of the Tax Code, foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, pass-through entities, beneficial owners of pass-through entities, subchapter S corporations, employees, persons who received their Claims as compensation, persons who hold Claims or Interests or who will hold the New Common Stock or New Warrants, persons using a mark-to-market method of accounting, and holders of Claims or Interests who are themselves in bankruptcy). Furthermore, this summary assumes that each holder of a Claim or Interest holds only Claims or Interests in a single Class and holds such Claims or Interests only as a "capital asset" (within the meaning of Section 1221 of the Tax Code).

Under the Tax Code and Treasury Regulations, there are certain significant Federal income tax consequences associated with the Plan for the Debtors, Creditors, and holders of Interests in the Debtors. Due to the lack of definitive judicial or administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. Certain tax consequences described below are subject to significant uncertainty due to (i) the complexity of the transactions contemplated by the Plan, (ii) the uncertainty as to the tax consequences of events in prior years, (iii) the differences in nature of the Claims of the various Creditors, their taxpayer status, residence and methods of accounting, and (iv) the possibility that events or legislation subsequent to the date hereof could change the Federal tax consequences of the transactions. As noted above, there may also be state, local, or foreign tax issues that may affect particular Creditors and holders of Interests. No opinion of counsel has been obtained, the Debtors do not intend to seek a ruling from the IRS as to any such tax consequences, and there can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

In addition, this discussion assumes that the Claims, the New 8% Notes, Management Notes, and US Airways Note, constitute debt and the New Warrants should be treated as stock, each for U.S. Federal tax purposes. As discussed above in section IV.D.5, the Debtors are exploring Alternative Transactions to maximize the going concern value of the Reorganized Debtors and Liquidating Debtors estates.

THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PERSONAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT HIS, HER, OR ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS DISCUSSION IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS DISCUSSION WAS WRITTEN IN CONNECTION WITH THE DEBTORS SOLICITING ACCEPTANCES OF THE PLAN THROUGH THIS DISCLOSURE STATEMENT, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

2.   U.S. Federal Tax Consequences to the Debtors

  General

  For U.S. Federal income tax purposes, the Debtors are members of the Mesa Tax Group. The Mesa Tax Group reported consolidated NOL carryforwards as of its tax year ending September 30, 2009 for U.S. Federal income tax purposes of over $250,000,000. The Mesa Tax Group may report additional tax losses for its taxable year ending September 30, 2010, which are dependent upon both operating results and appropriate tax consequences of certain extraordinary transactions that have occurred during the pendency of Chapter 11 Cases. As of the date of this Disclosure Statement, the Debtors have not determined the amount of the Mesa Tax Group's NOL carryforwards and other tax attributes which remain subject to further review. In this regard, the amount of the Mesa Tax Group's NOL carryforwards and current year losses are not known but are expected to be reduced. In addition, the Mesa Tax Group's subsequent utilization of any NOL carryforwards remaining and possibly certain other tax attributes may be restricted prior to and following the Effective Date due to, for example, one or more limitations imposed under section 382 of the Tax Code.

  Tax Consequences Resulting from the Cancellation of Debt

  As a result of the Plan, the Debtors' aggregate outstanding indebtedness will be substantially reduced. In general, absent an exception, a debtor recognizes COD income upon discharge of its outstanding indebtedness for an amount of consideration less than its adjusted issue price. The Tax Code provides that a debtor in a bankruptcy case may exclude COD income from income but generally must reduce certain of its tax attributes by the amount of any COD income realized as a result of consummation of a plan of reorganization.

  The exact amount of COD income that the Debtors will realize is unclear. The amount of COD income realized by a taxpayer is generally the excess of (i) the adjusted issue price of any indebtedness discharged, over (ii) the sum of (x) the amount of cash paid, (y) the issue price of any new indebtedness of the taxpayer issued and (z) the fair market value of any other consideration (including any stock and warrants) given in exchange therefor, subject to certain statutory and judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled indebtedness would have given rise to a tax deduction). The extent of such COD income realized by the Debtors (and the resulting tax attribute reduction) will therefore depend significantly on the value of the New Common Stock and New Warrants distributed pursuant to the Plan. These values cannot be known with certainty until after the Effective Date. Thus, although it is expected that there will be a material reduction in the Debtors' tax attributes as a result of the Debtors' COD income, the exact amount of such reduction cannot be predicted with certainty.

  In general, tax attributes must be reduced in the following order: (a) NOLs and NOL carryforwards; (b) most tax credits; (c) capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); and (e) foreign tax credits. A debtor with COD income may elect first to reduce the basis of its depreciable assets under section 108(b)(5) of the Tax Code, with any remaining balance applied to the other tax attributes in the order stated above. At this time it is not clear whether the Debtors will make the election under section 108(b)(5) of the Tax Code with respect to any portion of the COD income.

  In the context of a consolidated group of corporations, like the Debtors, the Tax Code provides for a complex ordering mechanism to determine how the tax attributes of one member can be reduced in respect of the COD income of another member of that same group. The reduction in tax attributes occurs only after the determination of the debtor's tax for the year in which the discharge of indebtedness occurs. To the extent that the amount of excluded COD income exceeds a Debtor's tax attributes available for reduction, the remaining excluded COD income may reduce tax attributes (e.g., NOLs) of other Debtors within the Mesa Tax Group. To the extent that COD income of all Debtors within the Mesa Tax Group exceeds attributes available for reduction under these rules, the excess COD income is nevertheless generally excluded from the Debtors' taxable income.

  At this time, it is not known the extent to which the Debtors' NOL carryforwards and other tax attributes will be preserved or eliminated under the application of these rules. Accordingly, it is not known what portion of Debtor tax attributes, including NOLs, will or will not be available to offset any future taxable income of the Reorganized Debtors.

  Under section 108(i) of the Tax Code and applicable guidance, the Debtors can, in certain circumstances, elect to defer, rather than exclude, any portion of realized COD income from taxable income. Deferred COD income under this rule would be included in the Debtors' taxable income ratably over the five taxable-year period starting in 2014.　 This election is irrevocable. To the extent COD income is designated to be deferred under this rule, the Debtors would not be required to reduce their tax attributes but would have COD income includible in gross income in future tax years. A determination has not yet been made as to whether or the extent to which such an election will be made on behalf of any Debtor realizing COD.

  Limitation of Net Operating Loss
  Carryovers and Other Tax Attributes

    General Section 382 Limitations

    Under section 382 of the Tax Code, if a corporation or a consolidated group of corporations with NOLs (a "loss corporation") undergoes an ownership change, the loss corporation's use of its pre-change NOLs (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an "ownership change" occurs if the percentage of the value of the loss corporation's stock owned by one or more direct or indirect "five percent shareholders" increases by more than fifty (50) percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an "Ownership Change"). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.

    Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation's use of its pre-change NOLs (and certain other tax attributes) is generally equal to the product of the applicable long-term tax-exempt rate (as published by the

    IRS for the month in which the Ownership Change occurs) and the value of the loss corporation's outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has net unrealized built-in gain ("NUBIG") immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized during the subsequent five-year period. If a loss corporation has a net unrealized built-in loss ("NUBIL") immediately prior to the Ownership Change, certain losses recognized during the subsequent five-year period also would be subject to the annual limitation and thus would reduce the amount of pre-change NOLs that could used by the loss corporation during the five-year period.

    A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation's assets and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation's NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the five-year period beginning on: the Ownership Change date (the "Recognition Period"). The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.

    If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in gains ("RBIGs") will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period. The amount of an RBIG is limited to the lesser of (i) the excess of the fair market value of the asset over its tax basis immediately prior to the Ownership Change or (ii) the NUBIG less the amount of RBIGs from prior years ending during the Recognition Period. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any recognized built-in losses ("RBILs") will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period. The amount of an RBIL is limited to the lesser of (i) the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change or (ii) the NUBIL less the amount of the RBILs from prior years ending during the Recognition Period.

    Overview of Certain Prepetition Section 382 Matters

    The Debtors believe they experienced an Ownership Change during February 2009. As a result of such change, the Debtors' use of their consolidated NOLs and AMT NOLs (and possibly other tax attributes) is subject to an annual limitation.

    Further Ownership Changes prior to the Effective Date would also result in an annual limitation on the Debtors' use of their consolidated NOLs and AMT NOLs (and possibly other tax attributes) attributable to the period prior to such date (including those tax attributes generated prior to the February 2009 Ownership Change). The Debtors are in the process of evaluating whether one or more Ownership Changes in addition to the February 2009 Ownership Change occurred or is expected to occur prior to the Effective Date.

    Special Bankruptcy Exceptions to Section 382

    The consummation of the Plan is expected to cause an Ownership Change with respect to the Debtors on the Effective Date. Accordingly, IRC Section 382 would generally apply to limit the Debtors' use of any remaining pre-change NOLs after the Effective Date. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of COD income and the consequences any prior Ownership Changes. The Ownership Change resulting from the consummation of the Plan is subject to one of the special bankruptcy rules of IRC Section 382(l)(5) or IRC Section 382(l)(6) described below.

    Under IRC Section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor's pre-change NOLs if the stockholders or qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor. Instead, the debtor's pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the effective date of the bankruptcy reorganization. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual usage limitation under IRC Section 382 at the time of an Ownership Change subject to IRC Section 382(l)(5), those NOLs (and certain other tax attributes) will continue to be subject to such limitation(s).

    A qualified creditor is any creditor who has held the debt of the debtor for at least eighteen (18) months prior to the petition date or who has held "ordinary course indebtedness" at all times since it has been outstanding. A creditor who does not become a direct or indirect five (5) percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor's participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.

    A debtor may elect not to apply IRC Section 382(l)(5) to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor's Federal income tax return for the taxable year in which the Ownership Change occurs. If section 382(l)(5) of the Tax Code applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within a two (2) year period will result in the debtor being unable to use any pre-change losses in any tax year ending after such subsequent Ownership Change to offset future taxable income. In this regard, the exchange of New Common Stock and New Warrants and any subsequent transfers thereof may increase the likelihood of an Ownership Change.

    If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of Section 382(l)(5) of the Tax Code, or if a debtor elects not to apply IRC Section 382(l)(5), the debtor's use of its pre-change NOLs (and certain other tax attributes) will be subject to an annual limitation as determined under IRC Section 382(l)(6). In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (3.99% for September 2010) and the value of the debtor's outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor's gross assets immediately before the Ownership Change, subject to certain adjustments. As described above, depending on whether the debtor has a NUBIG or NUBIL immediately prior to the Ownership Change, the annual limitation would be increased by any RBIGs, or would also apply to any RBILs, during the Recognition Period. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to one or more annual limitations at the time of an Ownership Change subject to IRC Section 382(l)(6), those NOLs (and certain other tax attributes) will be subject to the lowest of the applicable annual limitations.

    The Debtors are unable to determine at this time whether the Ownership Change expected to result from the consummation of the Plan may satisfy the requirements of section 382(l)(5) of the Tax Code, as such determination will depend on the extent to which holders of General Unsecured Claims immediately prior to consummation of the Plan may be treated as qualified creditors for purposes of section 382(l)(5) of the Tax Code. If section 382(l)(6) of the Tax Code applies, the Debtors' pre-change NOLs and certain other tax attributes remaining after reduction for excluded COD income will be subject to an annual limitation generally equal to the product of the long- term tax-exempt rate for the month of the Effective Date and the value of the Debtors' outstanding stock immediately after consummation of the Plan, prior to giving effect to the NUBIG and NUBIL rules described above. Additionally, the Debtors NOLs and other tax attributes may also be subjected to a limitation imposed on one or more ownership changes preceding the Ownership Change resulting from the consummation of the Plan. At this time, the Debtors are unable to predict whether they will have a NUBIG or NUBIL that will exceed the statutorily-defined threshold amount on the Effective Date. NOLs (and certain other tax attributes) not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates. To the extent the Reorganized Debtors' annual limitation exceeds the consolidated group's taxable income in a given year, the excess will increase the annual limitation in future taxable years.

  Alternative Minimum Tax

  In general, an AMT is imposed on a corporation's U.S. Federal AMTI at a 20% tax rate to the extent such tax exceeds the corporation's regular Federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally allowed to offset 90% of its AMTI by available NOL carryforwards (as computed for AMT purposes).

  In addition, if a corporation (or consolidated group) undergoes an Ownership Change and has a NUBIL (as determined for AMT purposes) on the date of the ownership change, the corporation's (or consolidated group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the ownership change date. The IRS has taken the position that this provision would apply even if a corporation otherwise qualifies for, and avails itself of, the special bankruptcy provision to the annual limitation rules of section 382 discussed in the previous section.

  Any AMT that a U.S. corporation pays generally will be allowed as a nonrefundable credit against its regular Federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

3.   U.S. Federal Tax Consequences to Creditors and Holders of Interests

  Consequences to Creditors

    General

    Whether a debt instrument constitutes a "security" for U.S. Federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for Federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that the instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or accrued. However, each holder of a Claim should consult with its own tax advisor to determine whether or not the debt instrument underlying its Claim is a "security" for U.S. Federal income tax purposes.

    Consequences to Holders of
    Claims That Do Not Constitute Securities

    Pursuant to the Plan, each holder of an Allowed Claim will receive, in full and final satisfaction of such Claim (i) a combination of New Common Stock and New 8% Notes (Series B) (Class 3 and Class 5), (ii) New Warrants and New Notes (Class 3 and Class 5), (iii) New 8% Notes (Series A) (Class 6), (iv) cash (Class 2 and Class 4). Whether a holder of such Claims recognizes gain or loss, in whole or in part, as a result of the exchange under the Plan depends, in part, on whether (a) the debt instrument constituting a surrendered Claim constitutes a "security" for U.S. Federal income tax purposes, (b) the New Notes and New Warrants constitute a "security" for U.S. Federal income tax purposes, (c) the holder of the Claim purchased such Claim at a discount, (d) the holder of the Claim has previously included in income any accrued but unpaid interest with respect to the surrendered Claim, and (e) the holder has claimed a bad debt deduction or worthless security deduction with respect to the surrendered Claim.

    For a discussion of the tax consequences of any Claim for accrued but unpaid interest, see Section V.C.3.iv, below ("Distributions in Discharge of Accrued But Unpaid Interest").

    Consequences to Holders of Claims That Constitute Securities

    A Holder of a General Unsecured Claim that receives Cash, New Common Stock, or New Warrants, if the debt instrument constituting the surrendered Claim is treated as a "security" for purposes of the reorganization provisions of the Tax Code (see below, "Treatment of a Debt

    Instrument as a Security") generally will not recognize loss with respect to the exchange and will not recognize any gain except (i) to the extent any of the Cash, New Common Stock, or New Warrants is treated as received in satisfaction of accrued but unpaid interest on the debt instruments underlying the surrendered Claim (see "Accrued Interest" below ) and (ii) to the extent not treated as received in satisfaction of accrued but unpaid interest pursuant to the preceding clause, in an amount equal to the amount of Cash received (but not in excess of the amount of realized gain). Such holder should obtain a tax basis in its New Common Stock or New Warrants equal to its tax basis in the debt instruments constituting the Claim surrendered therefor, increased by the amount of gain recognized pursuant to clause (ii) of the preceding sentence, and such holder should have a holding period for its New Common Stock or New Warrants that includes the holding period of the debt instruments constituting the Claim surrendered therefor; provided, that a holder's tax basis in any New Common Stock or New Warrants is treated as received in satisfaction off accrued interest should equal the amount of such accrued interest, and the holding period for any such New Common Stock or New Warrants should not include the holding period of the debt instruments constituting the surrendered Claim.

    It should be noted, however, that a tax-free treatment of an exchange of a "security" for purposes of reorganization provisions of the Tax Code is dependent upon the Plan qualifying as a reorganization under the Tax Code. It is uncertain whether the exchange of a security held by creditors of a subsidiary member of a consolidated group of debtors, such as the Mesa Tax Group, for consideration that included voting stock of the parent corporation can be considered a reorganization.

    A holder of a General Unsecured Claim (who holds only a General Unsecured Claim) whose debt instrument constituting such holder's Claim is not treated as a security for purposes of the reorganization provisions of the Tax Code will be treated as exchanging its Claim in a fully taxable exchange. In that case, a holder should recognize (a) gain or loss equal to the difference between (i) the fair market value as of the Effective Date of any consideration received for such Claim that is not allocable to accrued interest and (ii) the holder's tax basis in the debt instruments constituting the Claim surrendered therefor. Such gain or loss should be capital in nature (subject to the rules described below in "Market Discount") and should be long-term capital gain or loss if the surrendered Claim was held for more than one year by the holder. To the extent that any amount of New Common Stock, New Warrants, or Cash received in the exchange is allocable to accrued but unpaid interest on the debt instruments constituting the surrendered Claim, the holder may recognize ordinary interest income (see below "Accrued Interest"). A holder's tax basis in any New Common Stock or New Warrants received on the Effective Date should equal the fair market value of such New Common Stock or New Warrants as of the Effective Date and a Holder's holding period for any New Common Stock or New Warrants received on the Effective Date should begin on the day following the Effective Date.

    Distributions in Discharge of Accrued But Unpaid Interest

    To the extent that any amount received by a holder of a Claim is attributable to accrued but unpaid interest on the debt instruments constituting the surrendered Claim, the receipt of such amount should be taxable to the holder as ordinary interest income to the extent not already taken into income by the holder. Conversely, a holder of a Claim may be able to recognize a deductible loss (or, possibly, write-off against a reserve for worthless debts) to the extent that any accrued interest was previously included in the holder's gross income but was not paid in full by the applicable Debtor(s). Such loss may be ordinary, but the law is unclear on this point.

    The extent to which an amount received by a holder of a Claim will be attributable to accrued interest on the debt instrument constituting the Claim is unclear. Certain Treasury Regulations treat a payment under a debt instrument first as a payment of accrued and unpaid interest and then as a payment of principal. Application of this rule to a final payment on a debt instrument being discharged at a discount in bankruptcy is unclear. Pursuant to the Plan, all distributions in respect of any Claim will be allocated first to the principal amount of such claim, to the extent otherwise permitted and as determined for U.S. Federal income tax purposes; and thereafter to the remaining portion of such Claim, if any. However, the provisions of the Plan are not binding on the IRS or a court with respect to the appropriate tax treatment for creditors.

    Market Discount

    Under the "market discount" provisions of the Tax Code, some or all of any gain realized by a holder of a Claim who exchanges the Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" that accrued on the debt instruments constituting the Claim while held by the holder. In general, a debt instrument is considered to have been acquired with "market discount" if it is acquired other than on original issue and if its holder's adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding "qualified stated interest" or (ii) in the case of a debt instrument with original issue discount, its adjusted issue price, in the case of (i) and (ii), by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

    To the extent the debt instruments constituting a surrendered Claim had been acquired with mark discount and are exchanged for any New Common Stock or New Warrants in a reorganization, any market discount that accrued on such debt instruments but was not recognized by the holder may cause any gain recognized on the subsequent sale, exchange, redemption, or other disposition of such New Common Stock or New Warrants to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.

  U.S. Federal Tax Consequences to
  the Holders of Interests in the Debtors

  Holders of Interests, which is being cancelled under the Plan, generally will be entitled to claim a worthless stock deduction (assuming that the taxable year that includes the Plan is the same taxable year in which the Interests first became worthless) in an amount equal to the holder's adjusted basis in the Interests. A worthless stock deduction is a deduction allowed to a holder of a corporation's stock (that is a capital asset in the hands of such holder) for the taxable year in which such stock becomes worthless, for the amount of the loss resulting therefrom. A worthless stock deduction is treated as a loss from the sale or exchange of a capital asset.

  SINCE THE FINAL TAX TREATMENT OUTCOME DEPENDS ON EACH INTEREST HOLDER'S SPECIFIC SITUATION, HOLDERS OF INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX IMPLICATIONS TO THEM WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN AND THEIR SPECIFIC SITUATION.

  Information Reporting and Back-up Withholding

  Payments under the Plan in respect of Allowed Claims may be subject to applicable information reporting and backup withholding (at the applicable rate). Backup withholding of taxes will generally apply to payments in respect of an Allowed Claims under the Plan if the holder of such Claim fails to timely provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's U.S. Federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS (generally, a Federal income tax return).

VI.
REQUIREMENTS FOR CONFIRMATION

Section 1129 of the Bankruptcy Code sets forth the requirements that must be satisfied to confirm a plan of reorganization. A number of the more significant Confirmation requirements are discussed in this Section VI of the Disclosure Statement. The Debtors believe that they have complied or will comply with each of these requirements.

A.   Good Faith and Compliance with Law

The Bankruptcy Code requires that a plan of reorganization be proposed in good faith and disclose certain relevant information regarding payments due and the nature of compensation to insiders. The Debtors believe that they have satisfied these requirements and will seek a ruling to that effect from the Bankruptcy Court in connection with Confirmation of the Plan.

B.   Best Interests

Section 1129(a)(7) of the Bankruptcy Code requires that, with respect to each impaired Class, each member of such Class either (a) has accepted the Plan or (b) will receive or retain under the Plan on account of its Claim or Interest property of a value, as of the Effective Date, that is at least equal to the amount that such member of the Class would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The Debtors believe that the Plan meets this test and will seek appropriate findings from the Bankruptcy Court in connection with the Confirmation of the Plan. See Section VII and Exhibit C of the Disclosure Statement.

C.   Plan Acceptance

The Bankruptcy Code requires, subject to an exception described in Section VI.D. of the Disclosure Statement entitled "Confirmation of the Plan Without Acceptance by All Impaired Classes," that the Plan be accepted by all impaired Classes of Claims and Interests.

The Bankruptcy Code defines acceptance of a plan of reorganization by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims in that class, but for this purpose counts only those claims that have been voted on the plan. Holders of Claims who fail to vote or who abstain will not be counted to determine the acceptance or rejection of the Plan by any impaired class of Claims. Additionally, the vote of any holder will not be counted if the holder is designated by the Bankruptcy Court based on its vote or its solicitation not being in good faith under Bankruptcy Code Section 1126(e).

The Debtors will solicit the votes of holders of Claims in Classes　2(a)-2(l), Classes　3(a)-3(l), Classes　4(a)-4(l), and Classes　5(a)-5(b). Classes of claims that are not impaired (unimpaired) under a plan are deemed to have accepted the plan and are not entitled to vote. Classes 1(a) - 1(l) are unimpaired and deemed to have accepted the Plan. Classes　6(a)-6(l) will not receive or retain any property under the Plan and are presumed to have rejected the Plan pursuant to Bankruptcy Code Section 1126(g).

D.   Confirmation of the Plan Without Acceptance by All Impaired Classes

The Bankruptcy Code provides an exception to the requirement that every class must accept a plan of reorganization. This exception is commonly known as the "cram down" provision. This provision allows the Debtors to confirm the Plan notwithstanding the rejection by any Class that votes on the Plan or is deemed to reject the Plan pursuant to section 1126(f) or (g) of the Bankruptcy Code. If the Debtors can demonstrate to the Bankruptcy Court that the Plan satisfies the requirements of the "cram down" provision, each impaired Class that voted to reject the Plan or that is deemed to reject the Plan would be bound to the treatment afforded to that Class under the Plan.

To obtain Confirmation of the Plan using the "cram down" provision, the Debtors must demonstrate to the Bankruptcy Court that, as to each Class that has rejected the Plan, the treatment afforded to such Class under the Plan "does not discriminate unfairly" and is "fair and equitable."

In general, a plan does not discriminate unfairly if it provides a treatment to the class that is substantially equivalent to the treatment that is provided to other classes that have equal rank. In determining whether a plan discriminates unfairly, courts will take into account a number of factors, including the effect of applicable subordination agreements between parties. Accordingly, two classes of unsecured creditors could be treated differently without unfairly discriminating against either class.

In general, the Bankruptcy Code applies a different test to holders of secured claims, unsecured claims, and interests to determine whether the treatment proposed in a plan of reorganization is "fair and equitable." In general, a plan of reorganization is "fair and equitable" to a holder of:

  secured claims if the plan provides that the holder (i) will retain the lien or liens securing its claim and (ii) will receive cash payments, normally evidenced by a note, that total at least the amount of its claim, with such payments having a present value at least equal to the value of the collateral securing the claim;

  unsecured claims if the plan provides that the holder (i) will retain property equal to the amount of its claim or (ii) no holder of a claim or interest that is junior to the creditor receives any value under the plan of reorganization; and

  equity interests if the plan provides that the holder (i) will retain property equal to the greatest of the allowed amount of any liquidation preference to which such holder is entitled, any redemption price to which such holder is entitled or the value of such interest or (ii) no holder of an interest that is junior to the holder will receive any value under the plan of reorganization.

As set forth above, the Plan may be confirmed if certain conditions are met even if the Plan is not accepted by each Class of Claims entitled to vote. The Debtors reserve the right to modify the terms of the Plan as necessary for the Confirmation of the Plan without acceptance by any Impaired Classes. Such modification could result in a less favorable treatment to holders of certain Classes of Claims or Interests than the treatment currently provided in the Plan.

E.   Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires, as a condition to Confirmation, that the Bankruptcy Court find that Confirmation is not likely to be followed by the liquidation of the Debtors or the need for further financial reorganization, unless such liquidation is contemplated by the Plan. For purposes of demonstrating that the Plan meets this "feasibility" standard, the Debtors, with the assistance of Imperial, have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their businesses, taking into account the Debtors' Financial Projections submitted as Exhibit E hereto.

As noted in Exhibit E, the Financial Projections present information with respect to all the Post-Effective Date Debtors on a consolidated basis. The Post-Effective Date Debtors' operations are to be funded after the Effective Date from a combination of Cash on hand, proceeds of ongoing operations, and asset dispositions. The Financial Projections indicate that the Reorganized Debtors will be able to make all distributions required to be made on the Effective Date.

Prior to the hearing to approve the Disclosure Statement, the Debtors may replace the Financial Projections with revised Financial Projections. These Financial Projections do not reflect the impact of "fresh start reporting" in accordance with American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code."

The Debtors have prepared the Financial Projections solely for the purpose of providing "adequate information" under section 1125 of the Bankruptcy Code to enable Creditors to make an informed judgment about the Plan and the Financial Projections should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors. The estimated amount of Claims set forth in the Financial Projections is subject to further reconciliation by the Debtors and their professionals and, accordingly, may be higher or lower than the amounts listed. The Financial Projections are subject to change over time and the Debtors disclaim any obligation to update them on any basis (including new information or discovery of mistake).

In addition to the cautionary notes contained elsewhere in this Disclosure Statement and in the Financial Projections, it is underscored that the Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the Financial Projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the financial results. Therefore, the actual results achieved throughout the Projection Period (as defined therein) may vary from the Financial Projections and the variations may be material. Also, as noted above, the Financial Projections currently do not reflect the impact of any "fresh start reporting," and its impact on the Post-Effective Date Debtors "Consolidated Balance Sheets" and prospective "Results of Operations" may be material. All holders of Claims in the Impaired Classes are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of, and voting on, the Plan.

Based upon the Financial Projections, the Debtors believe that they will be able to make all distributions and payments under the Plan and that Confirmation of the Plan is not likely to be followed by the Debtors' liquidation or need for further restructuring.

VII.
LIQUIDATION ANALYSIS

Pursuant to Bankruptcy Code Section 1129(a)(7), unless there is unanimous acceptance of the Plan by an impaired Class, the Debtors must demonstrate, and the Bankruptcy Court must determine that, with respect to such Class, each holder of a Claim will receive property of a value, that is not less than the amount that such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is commonly referred to as the "Best Interests Test." For the reasons set forth herein and the annexed Chapter 7 Liquidation Analysis, the Debtors believe the Plan satisfies the Best Interests Test.

In a chapter 7 liquidation, holders of Allowed Claims receive distributions based on the liquidation or collection of the Debtors' assets. Such assets would include the same assets to be sold or collected (as applicable) under the Plan - or which have already been sold or collected during the Chapter 11 Cases. Here, as set forth in the annexed Chapter 7 Liquidation Analysis, conversion of the Debtors' Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code and the appointment or election of a chapter 7 trustee could constitute a change of ownership under the United Code-Share Agreement and US Airways Code-Share Agreement, which could permit United and US Airways to terminate such agreements. Accordingly, under chapter 7 there is a material risk that the debtors would be unable to assume such agreements, which are the Debtors' core assets.

In addition, the net proceeds from the collection and sale of property of the Estates available for distribution to Creditors would be reduced by the commission payable to the chapter 7 trustee and the trustee's attorneys and accounting fees, in addition to the administrative costs of the Chapter 11 Cases. In a chapter 7 case, the trustee would be entitled to seek a sliding scale commission based upon the funds distributed by such trustee to Creditors, even though the Debtors have already accumulated a significant amount of monies and they have already incurred the expense associated with generating those funds. Pursuant to the Bankruptcy Code's guidelines for compensation to chapter 7 trustees, based on certain assumptions, a trustee could be entitled to seek many millions of dollars in compensation for distribution of funds in a chapter　7 case, as set forth more fully in Exhibit D. Although under section　326 of the Bankruptcy Code the trustee's compensation is capped by this sliding scale, and the trustee should be required to demonstrate the reasonableness of commissions in relation to work actually performed or results obtained, the Debtors cannot predict whether the trustee will seek or obtain a straight commission based solely on distributions or some lesser amount. Nonetheless, whatever the amount of compensation for a trustee, there is a reasonable likelihood that Creditors would "pay again" for the funds accumulated by the Debtors because the chapter 7 trustee would be entitled to receive a commission in some amount for distributing the funds "handed over" to the trustee by the Debtors.

In addition, a chapter 7 trustee would employ legal counsel and other professionals and advisors such as accountants. If the Debtors' current counsel and advisors were not retained by the chapter 7 trustee or they decided not to take on such engagements, the chapter 7 trustee would employ new professionals who would have to expend significant time and resources to "get up to speed" with respect to the Debtors, their businesses and assets, and the cases. These additional administrative expenses would in likelihood be substantial and would be paid ahead of general unsecured creditors.

It must also be noted that the Debtors' business affairs are complex. Matters of accounting and account reconciliation are best handled by the Debtors' own experienced staff. These persons are especially important because of their knowledge of the Debtors and their collective memory of events and issues that cannot easily be accessed by a trustee reading "cold" records. In addition, there is no assurance the staff would remain available in a chapter 7 liquidation.

Holders of all Allowed Claims will receive under the Plan proposed by the Debtors property of a value that is not less than the amount such Creditors would receive in a chapter 7 case. However, the Plan proposed by the Debtors presents a better alternative to Creditors than a chapter 7 liquidation because, among other factors, the Post-Effective Date Debtors will in all likelihood be able to manage, and realize upon the Debtors' assets more expeditiously and cost-effectively than a trustee and his or her professionals and agents who are unfamiliar with the Debtors' businesses, assets and liabilities.

Further, as suggested above, the Debtors are doubtful that a chapter 7 trustee could analyze and pursue causes of action as successfully and economically as the Debtors, because the trustee would not have the knowledge and information possessed by the Debtors and their successors and their respective professionals.

It is also anticipated that a chapter 7 liquidation would result in a significant delay in the payments to Creditors. Among other things, a chapter 7 case would trigger a new bar date for filing Claims that would be more than ninety days following conversion of the Chapter 11 Cases to chapter　7. Fed. R. Bankr. P. 3002(c). Hence, a chapter 7 liquidation would not only delay distribution but also raise the prospect of additional claims that were not asserted in the Chapter　11 Cases.

The Debtors have prepared the hypothetical Chapter 7 Liquidation Analysis attached as Exhibit　D to the Disclosure Statement to assist holders of Impaired Claims and Interests to reach their determination as to whether to accept or reject the Plan. The liquidation analysis indicates the estimated values which may be obtained by Classes of Claims and of Interests if the assets of the Debtors are liquidated pursuant to chapter 7, as an alternative to the scenario proposed by the Plan. The liquidation analysis is provided solely to disclose the effects of a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code, subject to the assumptions set forth in Exhibit D.

Underlying the analyses set forth in Exhibit D are a number of estimates and assumptions that, although developed and considered reasonable by management of the Debtors, are inherently subject to economic and business uncertainties and contingencies beyond the control and knowledge of the Debtors. The values underlying estimates and assumptions are subject to further reconciliation by the Debtors and their professionals and, accordingly, may be higher or lower than those set forth in Exhibit D. Accordingly, there can be no assurance that the values assumed in the Chapter 7 Liquidation Analysis would be realized. In addition, any liquidation that would be undertaken would necessarily take place in future circumstances which cannot currently be predicted. While the liquidation analysis is necessarily presented with numerical specificity, if the Debtors were liquidated under chapter 7, the actual liquidation proceeds could vary, perhaps substantially, from the amounts set forth in Exhibit D. No representation or warranty can be or is being made with respect to the actual proceeds that could be received in a chapter 7 liquidation and/or under the Plan. Nothing contained in the analyses set forth in Exhibit D is intended or may constitute a concession or admission of the Debtors for any other purpose.

VIII
CONCLUSION

The Debtors believe, based on the foregoing, that the Debtors and their successors are in the best position to bring the greatest return to Creditors pursuant to the Plan.

Dated: November 23, 2010	MESA AIR GROUP, INC. AND ITS DEBTOR AFFILIATES
	By:	/s/ Michael J. Lotz
Authorized Representative
Respectfully submitted by, Pachulski Stang Ziehl & Jones LLP
By:	/s/ Debra I. Grassgreen
Richard M. Pachulski Laura Davis Jones Debra I. Grassgreen Maria A. Bove John W. Lucas Attorneys for Debtors and Debtors in Possession

LIST OF EXHIBITS

Exhibit		Description

A	...............	Diagram showing general corporate structure of Debtors

B	...............	Second Amended Joint Plan of Reorganization of Mesa Air Group, Inc. and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code

C	...............	Disclosure Statement Approval Order

D	...............	Chapter 7 Liquidation Analysis

E	...............	Financial Projections

EXHIBIT A

(General Corporate Structure Diagram)

Misc. Minority Shareholders
Republic Airways Holdings
<5%
<25%
Mo-Go, LLC (go! JV) (non-debtor)
75%
Mesa Air Group, Inc.
501(c)(3)
Mesa Angels Foundation
MAGI Insurance Ltd.
Mesa Air New York, Inc.
Mesa In-Flight, Inc.
Freedom Airlines, Inc.
MPD, Inc.
Mesa Airlines, Inc.
Mesa Air Group Airline Inventory Management, LLC
Nilchii, Inc.
Patar, Inc.
Ritz Hotel Management Corp.
Regional Aircraft Services, Inc.
Air Midwest, Inc.
88%
43%
Indigo Miramar, LLC (non-debtor)
Finao Telserra Fund I LLLP (non-debtor)
12%
57%
Long Bar Miramar LLC (non-affiliate)
Finao Capital LLC (General Partner) (non-affiliate)

EXHIBIT B

(Second Amended Joint Plan of Reorganization of Mesa Air Group, Inc.
and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code)

Incorporated by reference to Exhibit T3E-1 to the Applicant's Form T-3 for Application for Qualification of the Indenture Ubder the Trust Indenture Act of 1939.

EXHIBIT C

(Disclosure Statement Approval Order)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
In re: MESA AIR GROUP, INC., et al., Debtors.[1]	Chapter 11 Case No. 10-10018 (MG) (Jointly Administered)

ORDER (I) APPROVING DISCLOSURE STATEMENT;
(II) APPROVING SOLICITATION AND NOTICE MATERIALS;
(III) APPROVING FORMS OF BALLOTS; (IV) ESTABLISHING SOLICITATION
AND VOTING PROCEDURES; (V) ALLOWING AND ESTIMATING CERTAIN
CLAIMS FOR VOTING PURPOSES; (VI) SCHEDULING A CONFIRMATION
HEARING; AND (VII) ESTABLISHING NOTICE AND OBJECTION PROCEDURES

Upon the motion dated September 17, 2010 (the "Motion") of Mesa Air Group, Inc. and its subsidiaries that are debtors and debtors in possession in these cases (collectively, the "Debtors"), for entry of an order (i) approving the Disclosure Statement in Support of Second Amended Plan of Reorganization of Mesa Air Group, Inc. and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code (the "Disclosure Statement"); (ii) approving the Solicitation Packages and other notices; (iii) approving forms of Ballots; (iv) establishing procedures for distributing Solicitation Packages, voting on the Plan and tabulating votes; (v) allowing and estimating certain claims for voting purposes; (vi) scheduling a confirmation hearing and (vii) establishing notice and objection procedures, all as more fully set forth in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order of Referral of Cases to

_________________

1 The Debtors are: Mesa Air Group, Inc. (2351); Mesa Air New York, Inc. (3457); Mesa In-Flight, Inc. (9110); Freedom Airlines, Inc. (9364); Mesa Airlines, Inc. (4800); MPD, Inc. (7849); Ritz Hotel Management Corp. (7688); Regional Aircraft Services, Inc. (1911); Air Midwest, Inc. (6610); Mesa Air Group Airline Inventory Management, LLC (2015); Nilchii, Inc. (5531); and Patar, Inc. (1653).

2 Unless otherwise defined herein, each capitalized term used herein shall have the meaning ascribed to it in the Motion or the Second Amended Joint Plan of Reorganization of Mesa Air Group and Its Affiliated Debtors and Debtors in Possession (the "Plan"), as applicable.

Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 10, 1984 (Ward, Acting C.J.); and consideration of the Motion and requested relief being a core proceeding that the Bankruptcy Court can determine pursuant to 28 U.S.C. 157(b); and venue being proper before this Court pursuant to 28 U.S.C. 1408 and 1409; and the Debtors having filed with the Court the Disclosure Statement and the Plan; and notice of the Motion having been served upon (i) all parties on the Master Service List as defined in the case management order entered in these cases on January 15, 2010 (the "Case Management Order"), (ii) all persons and entities listed on the internal matrix of creditors maintained by the Debtors and/or identified in the Schedules as holding liquidated, noncontingent and undisputed claims, in an amount greater than zero dollars, excluding scheduled claims that have been disallowed, paid in full or superseded by filed proofs of claim, (iii) all persons and entities that timely filed proofs of claim reflected in the official claims register maintained by the Solicitation Agent, to the extent such claims have not been disallowed or expunged prior to the date of such service, (iv) any agent or trustee for the debt instruments of any of the Debtors, including the indenture trustee for the Debtors' pre-petition public debt securities, (v) all of the registered holders of the Debtors' debt and equity securities, (vi) all persons and entities that have appeared on the ECF docket in these cases as of the date hereof, (vii) the Internal Revenue Service, (viii) the United States Attorney's Office for the Southern District of New York, (ix) the Department of Transportation, (x) the Federal Aviation Administration, and (xi) the Securities and Exchange Commission; and the Affidavits of Service of the notice of Motion having been sworn to on September 20, 2010; and the Court having reviewed the Disclosure Statement, the Motion, the papers in support thereof and the responses thereto, if any, and the Affidavits of Service; and upon the Disclosure Statement, the Motion, the papers in support thereof and the responses thereto, if any, and the

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record of the hearing on November 18, 2010 in consideration of the same (the "Disclosure Statement Hearing"); and the Court having found and determined that the legal and factual bases set forth in the Motion and at the Disclosure Statement Hearing establish just cause for the relief granted herein; and that the relief requested in the Motion is in the best interests of the Debtors, their estates and creditors; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor;

IT IS HEREBY FOUND THAT:

  The Disclosure Statement filed in these cases as Docket No. 1242 (as the same may be updated, supplemented, amended and/or otherwise modified from time to time, including in connection with the Disclosure Statement Hearing) contains "adequate information" within the meaning of section 1125 of the Bankruptcy Code;
  The Ballots for the holders of Secured Claims, General Unsecured Claims, Beneficial Holders of and Voting Nominees for holders of the 2023 and 2024 Notes (including Beneficial Ballots and Master Ballots), De Minimis Convenience Claims, 510(a) Subrogation Claims, and Beneficial Holders of and Voting Nominees for holders of the 2012 Notes (including Beneficial Ballots and Master Ballots) in the forms annexed hereto as Exhibits C-1, C-2, C-3, C-4, C-5, C-6, C-7, and C-8, respectively, are substantially consistent with Official Form No. 14 and adequately address the particular needs of these chapter 11 cases and are appropriate for the holders of claims in Class 2(a) - (l), Class 3(a) - (l), Class 4(a) - (l), Class 5(a) and (b), and Class 6(a) - (l) that are entitled to vote to accept or reject the Plan;
  The Ballots require the furnishing of sufficient information to assure that duplicate Ballots are not submitted and tabulated and that Master Ballots reflect the votes of the Beneficial Holders of the 2012, 2023, and 2024 Notes;

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  Ballots need not be provided to the holders of Unimpaired Claims in Class 1(a) - 1(l) (Priority Non Tax-Claims) because the Plan provides that such classes are unimpaired and, therefore, are deemed to accept the Plan;
  Ballots need not be provided to the holders of interests in Classes 7(a)-(l) (Interests) because the Plan provides that they will not receive or retain any property under the Plan in respect of such interests and, therefore, are deemed to reject the Plan;
  The period, set forth below, during which the Debtors may solicit acceptances to the Plan is a reasonable and adequate period of time for creditors to make an informed decision to accept or reject the Plan;
  The procedures for the solicitation and tabulation of votes to accept or reject the Plan (as more fully set forth in the Motion and below) provide for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code;
  Notice of the Motion substantially in the form annexed to hereto as Exhibit D (the "Disclosure Statement Hearing Notice") served in accordance with the Bankruptcy Rules, Case Management Order, and the Motion on all of the persons and entities identified therein constitutes due and proper notice of the Disclosure Statement Hearing and the relief requested in the Motion, and it appears that no other or further notice need be provided;
  The Notice of Citizenship Declaration and Citizenship Declaration substantially in the form annexed hereto as Exhibit E and the procedures set forth below for providing such notice to holders of Class 3 Claims of the date and time by which such Citizenship Declaration must be returned to the Debtors constitutes sufficient notice to the applicable interested parties; and

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  The Confirmation Hearing Notice substantially in the form annexed hereto as Exhibit F and the procedures set forth below for providing such notice to all creditors and equity security holders of the time, date and place of the Confirmation Hearing and the contents of the Solicitation Packages comply with Rules 2002 and 3017 of the Bankruptcy Rules and constitute sufficient notice to all interested parties.

  NOW, THEREFORE, IT IS:

  ORDERED that the Motion is GRANTED; and it is further

  ORDERED that the Disclosure Statement is APPROVED; and it is further

  ORDERED that November 18, 2010 is established as the Voting Record Date for purposes of this Order and determining (a) the creditors who are entitled to vote on the Plan and (b) in the case of non-voting classes, the creditors and interest holders that are to receive certain informational materials; and it is further

  ORDERED that the Solicitation Packages shall contain (a) a cover letter describing the contents of the Solicitation Package, the contents of the enclosed CD-ROM (or printed materials if the Debtors elect to send such printed materials in lieu of a CD-ROM), and instructions for obtaining printed copies of any materials provided on the CD-ROM at no charge in the event the Debtors' elect to distribute only the CD-ROM and not printed copies of the Solicitation Package, (b) a CD-ROM containing (i) the Disclosure Statement (with the Plan annexed thereto and other exhibits) and (ii) the Approval Order (without exhibits); provided that the Debtors, in their discretion, may elect to send printed copies of the foregoing documents in lieu of a CD-ROM, (c) the Confirmation Hearing Notice, (d) a Ballot, Beneficial Ballot, or Master Ballot, as appropriate, together with a pre-addressed postage-paid envelope and (e) a letter from the Creditors' Committee, in a form agreed upon by the Debtors and the Creditors' Committee,

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  regarding acceptance of the Plan, to the extent such letter is provided to the Debtors by the Creditors' Committee sufficiently in advance of production of the Solicitation Packages to allow inclusion; and it is further

  ORDERED that the Debtors are authorized to distribute or cause to be distributed Solicitation Packages to: (i) all persons and entities identified in the Debtors' schedules of liabilities filed pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 (as modified prior to the Voting Record Date, the "Schedules") as holding liquidated, noncontingent and undisputed claims in Class 2(a) - (l) through Class 5(a) - (b) and Class 6(a) - (l) (collectively, the "Voting Classes") in an amount greater than zero dollars, excluding scheduled claims that have been paid in full, superseded by filed proofs of claim or disallowed or expunged prior to the Solicitation Date; (ii) all persons and entities that timely filed proofs of claim in the Voting Classes, as reflected in the official claims register maintained by Epiq Bankruptcy Solutions, LLC (the "Solicitation Agent") that allege dollar amounts greater than zero or that are contingent or unliquidated but, in each case, only to the extent that claims have not been disallowed or expunged prior to the Solicitation Date; and (iii) transferees and assignees of any creditor described in (i) or (ii) above, but only to the extent that the relevant transfer or assignment has been properly noted on the Court's docket and is effective pursuant to Bankruptcy Rule 3001(e) as of the Voting Record Date and whose claims have not been disallowed or expunged prior to the Solicitation Date; and it is further

  ORDERED that, with respect to holders of Notes that are entitled to vote (collectively, the "Beneficial Holders"), the Debtors shall deliver Solicitation Packages, including Beneficial Ballots, to the record holders of such securities as of the Voting Record Date, including, without limitation, brokers, banks, dealers or other agents and nominees (collectively, the "Voting

6

  Nominees"), that each Voting Nominee shall be entitled to receive a Master Ballot and a reasonably sufficient number of Beneficial Ballots and Solicitation Packages to distribute to the Beneficial Holders of those securities for whom such Voting Nominee is the record holder, that the Debtors shall deliver Master Ballots to each Voting Nominee after the initial distribution of Solicitation Packages and that the Debtors are authorized, without further order of this Court, to reimburse each Voting Nominee for its reasonable, customary and documented out-of-pocket expenses associated with the (i) distribution of the Beneficial Ballots and Solicitation Packages to the Beneficial Holders, (ii) tabulation of the Beneficial Ballots (where applicable), and (iii) completion of Master Ballots (where applicable); and it is further

  ORDERED that the Debtors are authorized to distribute or cause to be distributed Master Ballots to the Voting Nominees after the Solicitation Packages have been forwarded to the Beneficial Holders in accordance with any applicable customary procedures; and it is further

  ORDERED that Voting Nominees shall do the following within five (5) days of their receipt of the Solicitation Packages:

  (a) forward a Solicitation Package (including a Beneficial Ballot) to each Beneficial Holder and include a return envelope provided by and addressed to the Voting Nominee, so that the Beneficial Holder can return the completed Beneficial Ballot directly to the Voting Nominee. The Voting Nominee shall advise the Beneficial Holders to return their Beneficial Ballots to the Voting Nominee in sufficient time for the Voting Nominee to prepare and return the Master Ballot to the Solicitation Agent by the Voting Deadline (as defined below). After Beneficial Ballots are returned, the Voting Nominee shall summarize on the appropriate Master Ballot the votes and other Beneficial Ballot information (e.g., the decision to opt out of releases set forth in the Plan) of its respective Beneficial Holders as reflected in all properly completed and signed Beneficial Ballots, and then return the Master Ballot to the Solicitation Agent by the Voting Deadline (as defined below); or

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  (b) distribute "pre-validated" Beneficial Ballots pursuant to the following procedures:

  (i) the Voting Nominee shall forward to the Beneficial Holder the Solicitation Package or copies thereof (including the Disclosure Statement, an individual Beneficial Ballot that has been pre-validated, as indicated below, and a return envelope provided by and addressed to the Solicitation Agent);

  (ii) to "pre-validate" a ballot, the Voting Nominee must complete and execute the Beneficial Ballot (other than Items 2, 3, and 4) and indicate on the Beneficial Ballot the name and DTC Participant Number of the Voting Nominee, the amount of securities held by the Voting Nominee for the Beneficial Holder and the account number(s) for the account(s) in which such securities are held by the Voting Nominee; and

  (iii) the Beneficial Holder shall return the pre-validated Ballot to the Solicitation Agent by the Voting Deadline.

  ORDERED that all Voting Nominees shall keep the original Beneficial Ballots received from Beneficial Holders for a period of at least one (1) year after the Voting Deadline; and it is further

  ORDERED that Non-Voting Notices, substantially in the forms annexed hereto as Exhibit A and Exhibit B, as appropriate, shall be distributed to (i) holders, as of the Voting Record Date, of Unimpaired Claims in Class 1(a) - 1(l) (Priority Non-Tax Claims), which classes are deemed to accept the Plan and (ii) all holders, as of the Voting Record Date, of interests in Class 7(a) - (l) (Interests), which classes are deemed to reject the Plan; and it is further

  ORDERED that with respect to the holders of interests that are reflected in the records maintained by the transfer agent(s) and/or the relevant depositories of the Debtors' equity securities in Non-Voting Classes as of the close of business on the Voting Record Date, the

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  Debtors shall also distribute or cause to be distributed to, without limitation, brokers, dealers, commercial banks, trust companies or other agents and nominees (collectively, the "Non-Voting Nominees") the appropriate Non-Voting Notices and each Non-Voting Nominee shall be entitled to receive reasonably sufficient numbers of Non-Voting Notices to distribute to the beneficial owners of the Pre-Petition Stock and the Debtors are authorized, without further order of this Court, to reimburse each Non-Voting Nominee for its reasonable, customary and documented out-of-pocket expenses associated with the distribution of the Impaired Class Non-Voting Notice to the beneficial owners of Pre-Petition Stock; and it is further

  ORDERED that the Non-Voting Nominees shall forward the Impaired Class Non-Voting Notice to the beneficial owners of the Pre-Petition Stock within five (5) business days of the receipt by such Non-Voting Nominees of the Impaired Class Non-Voting Notice; and it is further

  ORDERED that, with respect to addresses from which the Disclosure Statement Hearing Notices were returned as undeliverable by the United States Postal Service, the Debtors are excused from distributing Solicitation Packages, Ballots, Non-Voting Notices, copies of the Disclosure Statement or Plan or any other materials or notices (including any updates, supplements, amendments or modifications thereto) to those entities listed at such addresses unless the Debtors are provided with accurate addresses for such entities before the Solicitation Date, and failure to distribute Solicitation Packages to such entities will not constitute inadequate notice of the Confirmation Hearing or the Voting Deadline (as defined below) or a violation of Bankruptcy Rule 3017(d); and it is further

  ORDERED that the Debtors are not required to distribute Solicitation Packages, Ballots, Non-Voting Notices, copies of the Disclosure Statement or Plan or any other materials or notices (including any updates, supplements, amendments or modifications thereto) to (i) executory

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  contract or lease counterparties that have only filed or scheduled claims listed as contingent or unliquidated or (ii) holders of claims against the Debtors that have not been classified in the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code; and it is further

  ORDERED that, to be counted as a vote to accept or reject the Plan, each Ballot, Master Ballot and pre-validated Beneficial Ballot must be properly executed, completed and the original thereof delivered to the Solicitation Agent so as to be actually received by the Solicitation Agent no later than 4:00 p.m. (Prevailing Eastern Time) on January 4, 2011 (the "Voting Deadline"); and it is further

  ORDERED that the Debtors may, after consultation with the Creditors' Committee, extend the Voting Deadline, if necessary, without further order of this Court, to a date that is no later than five (5) calendar days after the Voting Deadline by publishing on the Debtors' case information website (located at www.dm.epiq11.com/mesa) an announcement of such extension by filing the same on this Court's docket; and it is further

  ORDERED that, solely for purposes of voting to accept or reject the Plan, and not for the purpose of the allowance of or distribution on account of a claim, and without prejudice to the rights of the Debtors in any other context, each claim in the Voting Classes shall be entitled to vote the amount of such claim as set forth in the Schedules (as may be amended from time to time) (the foregoing shall not include the holders of public securities in the Voting Classes) unless such holder has timely filed a proof of claim, in which event such holder shall be entitled to vote the amount of such claim as set forth in such proof of claim; provided, however, that the foregoing shall not apply to holders of Notes; provided, further that:

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    If a claim is deemed "Allowed" pursuant to an agreement with the Debtors or an order of this Court prior to or on the Voting Deadline, such claim shall be allowed for voting purposes in the "Allowed" amount set forth in the agreement or this Court's order;
    If a claim for which a proof of claim has been timely filed is wholly contingent or unliquidated (as determined by the Debtors based upon a reasonable view of the proof of claim and its supporting documentation) and (i) no objection to it has been filed and (ii) no order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim for voting purposes in an amount greater than $1.00 has been entered by the Court, in each case prior to or on the Voting Deadline, such claim shall be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00, and the Ballot mailed to the holder of such claim shall be marked as voting at $1.00;
    If the Debtors file an objection to a claim prior to the Solicitation Date, such claim shall be temporarily disallowed for voting purposes only, except to the extent and in the manner as may be set forth in such objection or such claim is subsequently Allowed, or temporarily allowed pursuant to Bankruptcy Rule 3018(a), on or before the Voting Deadline;
    If a claim has been "disallowed" by agreement of the claim holder or order of the Court at any time prior to or on the Voting Deadline, such claim shall also be disallowed for voting purposes;
    If a claim has been estimated or otherwise allowed for voting purposes by order of the Court prior to or on the Voting Deadline, such claim shall be temporarily allowed in the amount so estimated or allowed by the Court for voting purposes only;
    If a claim is listed in the Schedules as contingent, unliquidated or disputed and a proof of claim was not (i) filed by the applicable bar date for the filing of proofs of claim

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    established by the Court or (ii) deemed timely filed by an order of the Court prior to or on the Voting Deadline, then, unless the Debtors have consented in writing or the holder of such claim obtains an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim for voting purposes, such claim shall be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c);

    If a claim is partially liquidated and partially unliquidated and (i) no objection to it has been filed by the Voting Deadline and (ii) no order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim for voting purposes in an amount greater than $1.00 has been entered by the Court, in each case prior to or on the Voting Deadline, such claim shall be allowed for voting purposes only in the liquidated amount;
    If the obligation underlying a claim against one of the Debtors is the subject of a guarantee by another of the Debtors or a claim was otherwise filed against more than one Debtor on account of the same obligation that is actually enforceable against such Debtor, the Debtors propose that the primary claim and the guarantee claim be allowed for voting purposes with respect to the applicable Debtor;
    If (a) the obligation underlying a claim against one of the Debtors is the subject of a guarantee of another Debtor and (b) such claim is an Unimpaired Claim, then any claim filed in respect of such guarantee shall be disallowed for voting purposes; and
    Notwithstanding anything to the contrary contained herein, any creditor who has filed or is the transferee of duplicate claims in any of the Voting Classes (whether against the same or multiple Debtors) shall be provided with one Solicitation Package and one ballot and be permitted to vote only a single claim, regardless of whether the Debtors have objected to such duplicate claims; and it is further

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ORDERED that if any claimant seeks to challenge the allowance or disallowance of its claim for voting purposes such claimant is directed to serve on the Debtors and the Creditors' Committee and file with the Court on or before the fourteenth (14th) calendar day after the Solicitation Date, a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim for purposes of voting to accept or reject the Plan; and it is further

ORDERED that as to any creditor filing a motion pursuant to Bankruptcy Rule 3018(a), such creditor's Ballot shall not be counted unless temporarily allowed by the Court for voting purposes after notice and a hearing; and it is further

ORDERED that if a creditor casts more than one Ballot voting the same claim(s) prior to the Voting Deadline, the last dated and properly completed Ballot received prior to the Voting Deadline is deemed to reflect the voter's intent and, thus, to supersede any prior Ballots; and it is further

ORDERED that creditors with multiple claims in a single Voting Class must vote all of their claims either to accept or reject the Plan and may not split their votes, and thus (i) no Ballot that partially rejects and partially accepts the Plan and (ii) no Ballot filed by a creditor with multiple claims in the Voting Classes that votes inconsistently will be counted for purposes of voting or the opting out of the release provisions of the Plan, except as otherwise set forth herein; and it is further

ORDERED that, without further order of this Court, except as otherwise set forth herein, any Ballot that is properly completed, executed and timely returned to the Solicitation Agent but does not indicate an acceptance or rejection of the Plan or indicates both an acceptance and a rejection of the Plan, shall not be counted for any purpose; and it is further

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ORDERED that, without further order of this Court, any Ballot actually received by the Solicitation Agent after the Voting Deadline shall not be counted for purposes of voting or the opting out of the release provisions of the Plan unless the Debtors granted an extension of the Voting Deadline with respect to such Ballot; and it is further

ORDERED that, without further order of this Court, any Ballot that is illegible or contains insufficient information to permit the identification of the claimant shall not be counted for purposes of voting or the opting out of the release provisions of the Plan, except as otherwise set forth herein; and it is further

ORDERED that, without further order of this Court, any Ballot cast by a person or entity that does not hold a claim in a Voting Class shall not be counted for purposes of voting or the opting out of the release provisions of the Plan; and it is further

ORDERED that, without further order of this Court, any Ballot cast for a claim scheduled as unliquidated, contingent or disputed for which no proof of claim was timely filed shall not be counted for purposes of voting or the opting out of the release provisions of the Plan; and it is further

ORDERED that, without further order of this Court, any unsigned Ballot or non-originally signed Ballot shall not be counted for purposes of voting or the opting out of the release provisions of the Plan, except as otherwise set forth herein; and it is further

ORDERED that, without further order of this Court, except as otherwise set forth herein, any Ballot sent directly to any of the Debtors, their agents (other than the Solicitation Agent), any indenture trustee (unless specifically instructed to do so) or the Debtors' financial or legal advisors or to any party other than the Solicitation Agent shall not be counted for purposes of voting or the opting out of the release provisions of the Plan; and it is further

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ORDERED that, without further order of this Court, any Ballot cast for a claim that has been disallowed (for voting purposes or otherwise) shall not be counted for any purpose; and it is further

ORDERED that, without further order of this Court, except as otherwise set forth herein, any Ballot transmitted to the Solicitation Agent by facsimile or other electronic means shall not be counted for purposes of voting or the opting out of the release provisions of the Plan; and it is further

ORDERED that, a holder of a claim entitled to vote that has delivered a valid Ballot may withdraw such Ballot solely in accordance with Bankruptcy Rule 3018(a); and it is further

ORDERED that, subject to any order of this Court to the contrary, the Debtors may reject any and all Ballots, the acceptance of which, in the opinion of the Debtors, would not be in accordance with the provisions of the Bankruptcy Code or the Bankruptcy Rules; and it is further

ORDERED that, subject to any order of this Court to the contrary, the Debtors may waive any defect in any Ballot at any time, whether before or after the Voting Deadline, and without notice; and it is further

ORDERED that none of the Debtors, the Solicitation Agent or any other person or entity shall be under any duty to provide notification of defects or irregularities with respect to delivered Ballots, nor shall the Debtors, the Solicitation Agent or any other person or entity incur any liability for failure to provide such notification; and it is further

ORDERED that the Solicitation Agent may disregard any and all defective ballots with no further notice to any other person or entity; and it is further

ORDERED that, with respect to the tabulation of Master Ballots and Beneficial Ballots cast by Voting Nominees and Beneficial Holders, for purposes of voting, the amount that will be

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used to tabulate acceptance or rejection of the Plan will be the Record Amount and the following additional rules shall apply to the tabulation of Master Ballots and Beneficial Ballots cast by Voting Nominees and Beneficial Holders:

  Votes cast by Beneficial Holders through a Voting Nominee will be applied against the positions held by such entities in the applicable securities as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Voting Nominee, whether pursuant to a Master Ballot or pre-validated Beneficial Ballots, will not be counted in excess of the Record Amount of such securities held by such Voting Nominee;
  To the extent that conflicting votes or "overvotes" are submitted by a Voting Nominee, whether pursuant to a Master Ballot or pre-validated Beneficial Ballots, the Debtors will make a reasonable attempt to reconcile discrepancies with the Voting Nominees;
  To the extent that overvotes on a Master Ballot or prevalidated Beneficial Ballots are not reconcilable prior to the preparation of the vote certification, the Debtors will apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballot or pre-validated Beneficial Ballots that contained the overvote, but only to the extent of the Voting Nominee's position in the applicable security as of the Voting Period Date; and
  A single Voting Nominee may complete and deliver to the Solicitation Agent multiple Master Ballots. Votes reflected on multiple Master Ballots will be counted, except to the extent they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest properly completed Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot; and it is further

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ORDERED that tabulation of the Ballots shall be handled solely by the Debtors; and it is further

ORDERED that the Debtors will file with the Court a certification (the "Voting Certification") of the amount of the allowed claims of each class voting to accept or reject the Plan no later than three (3) business days after the Voting Deadline, unless the Voting Deadline is extended by the Debtors, in which case the Voting Certification shall be filed prior to the Confirmation Hearing, and such Voting Certification shall be served on the Court, U.S. Trustee, the Creditors' Committee, and all parties that have requested service in these cases; and it is further

ORDERED that the Notice of Citizenship Declaration and Citizenship Declaration substantially in the form annexed hereto as Exhibit E is APPROVED and that the Debtors are authorized to send such Notice of Citizenship Declaration and Citizenship Declaration to the holders of Class 3 Clams for purposes of determining the form of consideration to be distributed to such holders under the Plan and that any holder failing to timely return such Citizenship Declaration shall be deemed to be a Non-U.S. Citizen for purposes of distributions pursuant to the Plan; and it is further

ORDERED that the Confirmation Hearing Notice substantially in the form annexed hereto as Exhibit F is APPROVED; and it is further

ORDERED that the Confirmation Hearing Notice shall be transmitted to all creditors and equity security holders; and it is further

ORDERED that the Confirmation Hearing will be held at 10:00 am (Prevailing Eastern Time) on January 14, 2011; provided, however, that the Confirmation Hearing may be adjourned from time to time by the Court or the Debtors without further notice to parties other

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than a notice filed on the Court's docket or an announcement in Court at the Confirmation Hearing or any adjourned Confirmation Hearing; and it is further

ORDERED that the Debtors shall publish the Confirmation Hearing Notice on or before the date that is twenty-eight (28) days before the deadline to file objections to confirmation of the Plan in USA Today, shall post such notice electronically on the Debtors' case information website (located at www.dm.epiq11.com/mesa), and shall file the same on this Court's docket; and it is further

ORDERED that (a) objections to confirmation of the Plan or proposed modifications to the Plan, if any, must (i) be in writing, (ii) conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Procedure, (iii) state the name and address of the objecting party and the amount and nature of such party's claim or interest, (iv) state with particularity the basis and nature of any objection to the Plan and (v) be filed, together with proof of service, with the Court electronically in accordance with the Case Management Order and served on the parties listed in the Confirmation Hearing Notice, in each case so as to be actually received on or before 4:00 p.m. (Prevailing Eastern Time) on January 4, 2011 and (b) all replies to objections shall be filed on or before 4:00 p.m. (Prevailing Eastern Time) on January 11, 2011; and it is further

ORDERED that objections to confirmation of the Plan not timely filed and served in the manner set forth above shall not be considered and shall be overruled; and it is further

ORDERED that the Debtors are authorized to take or refrain from taking any action necessary or appropriate to implement the terms of and the relief granted in this Order without seeking further order of the Court; and it is further

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ORDERED that the Debtors are authorized to make nonsubstantive changes to the Disclosure Statement, Plan, Ballots, Non-Voting Notices, the Notice of Citizenship Declaration, the Citizenship Declaration, the Confirmation Hearing Notice, and all exhibits to any of the foregoing without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Plan and any other materials in the Solicitation Package prior to their distribution; and it is further

ORDERED that pursuant to the Order Pursuant to Bankruptcy Rule 2002, 28 U.S.C. 156(c) and Local Bankruptcy Rule 5075-1, Appointing Epiq Bankruptcy Solutions, LLC as Claims and Noticing Agent, entered on January 5, 2010 [Docket No. 32] (the "Claims Agent Order"), Epiq Bankruptcy Solutions, LLC ("Epiq") was authorized to provide, among other things, certain services with respect to the noticing, balloting and solicitation of the Plan (together, the "Plan Solicitation Services"). Notwithstanding anything to the contrary in the Claims Agent Order, and subject to the terms of this Approval Order, Epiq is retained hereunder pursuant to section 327(a) of the Bankruptcy Code and agrees to be compensated on a monthly basis in accordance with this Court's Order to Establish Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 181] (the "Interim Compensation Order") solely with respect to the Plan Solicitation Services. In accordance with the Interim Compensation Order, on or before the 20th day of each month following the month for which compensation is sought, Epiq shall file and serve monthly statements of fees and expenses solely with respect to the Plan Solicitation Services (each, a "Monthly Statement"). Each person receiving a Monthly Statement shall have at least 15 days after its receipt to review it. If he or she has an objection to the compensation or reimbursement sought by Epiq in a particular

19

Monthly Statement, he or she shall, by no later than the 35th day following the month for which compensation is sought, serve such objection on Epiq. After the 35th day following the month for which compensation is sought, the Debtors shall promptly pay Epiq eighty percent (80%) of the fees and one hundred percent (100%) of the expenses identified in each Monthly Statement to which no objection has been served. If the Debtors object or receive an objection to a particular Monthly Statement, the Debtors shall withhold payment of that portion of the Monthly Statement to which the objection is directed and promptly pay the remainder of the fees and expenses in the percentages described in this paragraph; and it is further

ORDERED that if the parties to an objection to a Monthly Statement resolve their dispute following the service of such objection, and proper notice is served that the objection is withdrawn (in accordance with the Interim Compensation Order), the Debtors shall promptly pay Epiq that portion of the Monthly Statement that is no longer subject to an objection. Any objection to a Monthly Statement that the parties do not resolve shall be preserved and presented to the Court at the hearing on Epiq's final fee application, unless such objection has been previously adjudicated by order of the Court, and it is further

ORDERED that the service of an objection to a Monthly Statement described in this Approval Order shall not prejudice the objecting party's right to object to Epiq's final fee application made to the Court in accordance with the Bankruptcy Code on any ground regardless of whether the objecting party raised the ground in the objection or not. The decision by any party not to object to a Monthly Statement shall not waive or prejudice that party's right to object to Epiq's final fee application made to the Court in accordance with the Bankruptcy Code, and it is further

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ORDERED that no later than ninety (90) days after completion of the Plan Solicitation Services set forth in the Claims Agent Order, Epiq shall file with the Court, in accordance with General Order M-389 (which can be found at www.nysb.uscourts.gov) and the United States Trustee's Guidelines an application for final Court approval and allowance pursuant to sections 330 and 331 of the Bankruptcy Code, Bankruptcy Rule 2016, Local Rule 2016-1 of the fees and expenses requested in the Monthly Statements, and it is further

ORDERED that this Court shall retain jurisdiction to hear and determine all matters arising from or relating to this Approval Order.

Dated: November 23, 2010

New York, New York

/s/Martin Glenn
 UNITED STATES BANKRUPTCY JUDGE

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EXHIBIT D

(Liquidation Analysis)

A. Introduction and Reservations

In connection with the Joint Plan of Reorganization of Mesa Air Group, Inc. ("Mesa Air Group") and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code (the "Plan") and Disclosure Statement,1 the following hypothetical liquidation analysis (the "Liquidation Analysis") has been prepared by Debtors' management with the assistance of the Debtors' advisors.

This Liquidation Analysis should be read in conjunction with the Plan and the Disclosure Statement.

The Debtors, with the assistance of their financial advisors, have prepared this Liquidation Analysis for the purpose of evaluating whether the Plan meets the so-called best interests test under section 1129(a)(7) of the Bankruptcy Code (the "Best Interests Test"). The Liquidation Analysis has been prepared assuming the Debtors' Chapter 11 Cases are converted to Chapter 7 cases under the Bankruptcy Code on December 31, 2010 (the "Liquidation Date"), their assets are liquidated in accordance with the priority scheme prescribed by Chapter 7 of the Bankruptcy Code, and a Chapter 7 trustee (the "Trustee") is appointed or elected to administer the liquidation of all of the Debtors' assets. To maximize recovery, the liquidation is assumed to occur over a 12 to 18 month period (the "Wind-Down Period").

The Liquidation Analysis is based on unaudited book values as of June 30, 2010, except for cash and short-term investments, which are estimated as of December 31, 2010, and these values, in total, are assumed to be representative of the Debtors' assets and liabilities as of the Liquidation Date. The Liquidation Analysis does not include recoveries resulting from any potential preference claims, fraudulent conveyance claims or other avoidance action claims.

The Liquidation Analysis presents an estimate of recovery values and percentages based upon hypothetical liquidations whereby all assets would be converted into cash. A range of liquidation values by balance sheet line item is set forth in the attached analysis, with the low end of the range assuming a forced liquidation scenario and the high end of the range assuming an orderly liquidation scenario. The determination of hypothetical proceeds from the liquidation of assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors' management and Imperial, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and the Debtors' management.

_________________

1 Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1

NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS OR A TRUSTEE'S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THE CHAPTER 11 CASES ARE CONVERTED TO CHAPTER 7, ACTUAL RESULTS MAY VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THE LIQUIDATION ANALYSIS.

The Liquidation Analysis indicates the estimated values that could be obtained upon disposition of assets pursuant to a hypothetical Chapter 7 liquidation, as an alternative to the continued operation of the business as proposed under the Plan. Accordingly, values discussed herein are different than the amounts referred to in the Plan, which illustrates the value of the Debtors' business as a going concern.

THE PROJECTED HYPOTHETICAL RECOVERY RANGES DESCRIBED HEREIN HAVE BEEN PREPARED FOR EACH INDIVIDUAL DEBTOR FOR THE PURPOSE OF THE BEST INTERESTS TEST, AND ARE BASED UPON SEPARATE LIQUIDATION ANALYSES OF THE DEBTORS AND SEPARATE ESTIMATES OF ALLOWED CLAIMS AGAINST EACH DEBTOR. THE ESTIMATED RECOVERIES PRESENTED HEREIN WILL CHANGE OVER TIME AS THE DEBTORS' CLAIM OBJECTION AND RECONCILIATION PROCESS CONTINUES AND AS ESTIMATES FOR ALLOWED CLAIMS BY INDIVIDUAL DEBTOR ARE REFINED.

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B. Liquidation Analysis - Global Summary

The table below presents the total assets by category for each of the Debtors. Liquidation proceeds are based on the average of the high and low recovery scenarios for each Debtor. Liquidation costs are allocated pro-rata on the basis of estimated recoveries.

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C. Assumptions and Notes

The Liquidation Analysis refers to certain categories of Assets, liquidation costs and Claims. The following notes describe significant assumptions associated with each of these categories.

In preparing the Liquidation Analysis, the amount of Allowed Claims has been projected based upon a preliminary review of scheduled Claims and all Proofs of Claims associated with pre-petition obligations.

Additional incremental claims were estimated to include certain unsecured obligations on account of which claims have not been asserted, but which would likely be asserted in a hypothetical Chapter 7 liquidation. A summary of estimated potential incremental unsecured claims in a hypothetical Chapter 7 liquidation are shown below. The "Unsecured Aircraft Claims" category primarily consists of lease-and contract-rejection claims likely arising from the return of the CRJ-700 and CRJ-900 fleets. The "Code-Share Agreements" category consists of claims that would likely arise from the termination of the U.S. Airways and United Code-Share Agreements. The "Other" category consists of claims that would likely arise from the termination of supplier contracts, employment agreements, facility leases and other contracts.

Administrative and priority claims would also increase under a hypothetical Chapter 7 liquidation. The Debtors have estimated that approximately $7.5 million in incremental claims could be incurred at Mesa Air Group and $7.5 million at Mesa Airlines on account of unpaid professional fees accrued during the Chapter 11 Cases, post-petition trade payables, employee wages and benefits, and claims for breach of certain contracts and leases that were assumed during the Chapter 11 Cases.

In the event protracted litigation were necessary to resolve Claims asserted in a Chapter 7 liquidation, a delay in distributions to creditors could be prolonged

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and Claims could further increase as a result. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the estimated amounts set forth in the Liquidation Analysis.

THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH IN THE LIQUIDATION ANALYSIS SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN THE BEST INTERESTS TEST, INCLUDING, WITHOUT LIMITATION, ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY AND SIGNIFICANTLY DIFFER FROM THE AMOUNT OF CLAIMS ESTIMATED IN THE LIQUIDATION ANALYSIS.

On January 5, 2010, Mesa Air Group, Inc. and 11 direct and indirect subsidiaries filed petition in the United States Bankruptcy Court for the Southern District of New York seeking relief under Chapter 11 of the United States Bankruptcy Code. Set forth below is a summary of assets by Debtor:

Assets

1. Cash and Equivalents. This represents cash and liquid short-term investments estimated as of December 31, 2010. The estimated recovery for this asset is 100%.

2. Restricted Cash. This is primarily composed of cash collateral for letters of credit to support workers compensation liabilities, airport rents and spare engine lease deposits. The Liquidation Analysis assumes no recovery for restricted cash.

3. Accounts Receivable. Accounts Receivable represents amounts owed to the Debtors by various parties, including code-share partners, and cash collateral held

5

by credit card processors. The Liquidation Analysis assumes that cash collateral held by credit card processors will be applied in full to refund customers' unused tickets. Additionally, no recovery is included for accounts receivable from the Debtors' code-share partners, United and U.S. Airways, as they would likely assert a right to offset their payables to the Debtors for such partners' expected damage claims arising from the termination of the Code-Share Agreements in a Chapter 7 liquidation. All other remaining accounts receivable are estimated to generate a recovery of between 30% and 40% of book value.

4. Prepaid Expenses. This primarily represents prepaid aircraft leases, maintenance deposits and prepaid fuel inventory. The estimated recovery for aircraft fuel is assumed to be between 70% and 80%. The estimated recovery for remaining prepaid expenses is 0%.

5. Deferred Income Tax. The Liquidation Analysis assumes 0% recovery for deferred income taxes because there are significant deferred tax liabilities as of June 30, 2010.

6. Flight Equipment. This includes owned aircraft, leasehold improvements and aircraft enhancements, spare engines and capitalized engine overhaul expenses. All owned aircraft are pledged as collateral for secured debt obligations. The Debtors believe these secured debt obligations, individually and in the aggregate, exceed the fair market value of the underlying assets. The Liquidation Analysis assumes that the rejection of these secured debt obligations would result in the forfeiture of all owned aircraft to the debt parties, yielding no recovery value to the estate. The Liquidation Analysis assumes an estimated recovery value of between 30% and 40% for owned spare engines. The estimated recovery for capitalized engine overhaul expenses is 0%.

7. Other Property and Equipment. This primarily consists of technology, buildings, miscellaneous ground and training equipment, and rotable and expendable parts. No recovery value is assumed for buildings. The estimated recovery values for ground and training equipment is between 20% and 30% of current book value. The estimated recovery value for technology is estimated to be between 10% and 20% of current book value. The estimated recovery value for rotables on higher gauge aircraft (66-seat and larger aircraft) is estimated to be between 45% and 55% of current book value, and between 15% and 25% for all other fleet types. The estimated recovery value for expendable parts is estimated to be between 2.5% and 7.5% of current book value.

8. Lease and Equipment Deposits. The Liquidation Analysis assumes no recovery value for lease and equipment deposits.

9. Other Assets. These include long-term deferred tax assets, capitalized debt issuance and lease origination expenses and spare parts and equipment for the fleets of the Debtors' previous discontinued operations. No recovery is estimated for the

6

value of long-term deferred tax assets, capitalized debt issuance costs and lease origination expenses. The Liquidation Analysis assumes an estimated recovery value of between 15% and 25% of the current book value of spare parts and equipment.

10. Intercompany Investments. These include equity investments made by Mesa Air Group and Mesa Airlines into subsidiary and affiliate entities, respectively. The Liquidation Analysis assumes a 100% recovery for the $15.9 million investment in Nilchii by Mesa Air Group. All other intercompany investments are assumed to be subordinate to the claims of general unsecured creditors at the respective subsidiary and affiliate entities.

Liquidation Costs

Estimated Chapter 7 administrative costs are allocated by Debtor pro-rata on the basis of the expected gross proceeds achieved in liquidation.

1. Trustee Fees and Expenses. These include fees that would be payable to the Trustee by each Debtor in accordance with the section 326 of the Bankruptcy Code and expenses incurred by the Trustee's legal and professional counsel associated with the wind-down of the Debtors estates. Trustee fees and expenses are estimated to be 2.5% to 3.0% of the total asset recovery value, excluding cash and short-term investments. For each Liquidation Analysis by Debtor, Trustee and Chapter 7-related fees and expenses are presented pro-rata on the basis of estimated recoveries, excluding cash. Total Trustee fees and expenses to the combined estate range from $2.2 million to $4.4 million.

3. Wind-Down and Professional Fees. This includes estimated expenses that would be incurred during the Wind-Down Period, including wages and benefits for employed personnel, aircraft storage costs, general overhead costs and professional fees. Total wind-down and professional fees are estimated between $5.0 million and $10.0 million. For each Liquidation Analysis, wind-down and professional fees are presented pro-rata on the basis of estimated recoveries.

Claims

4. Secured Claims. For purposes of the Liquidation Analysis, claims secured by aircraft or cash collateral are excluded from the analysis based on the assumption that the collateral would be turned over to the secured creditor and any deficiency between the collateral value and the secured claim would become a general unsecured claim. Secured claims shown in the Liquidation Analysis are primarily tax claims and are subject to further review and reconciliation by the Debtors.

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5. Administrative and Priority Claims. The Debtors have completed a preliminary review of filed administrative and priority claims and the estimates shown include primarily priority tax claims, 503(b)(9) claims and reclamation claims, and some provisional claims related to aircraft return conditions; however, the bar date for filing claims related to aircraft returns has not passed for most of the aircraft-related parties. Estimates for incremental administrative and priority claims in a hypothetical Chapter 7 liquidation are also included in the analysis.

6. Unsecured Claims. Unsecured claims primarily related to aircraft lease termination and related tax indemnity claims, deficiency claims on owned aircraft that were rejected and returned, pre-petition trade payables, unsecured debt and estimates for incremental unsecured claims in a hypothetical Chapter 7 liquidation. 2012 Noteholder claims are only shown at the Nilchii subsidiary and the 2023 and 2024 Noteholder claims are only shown at the MAGAIM subsidiary since they are assumed to be repaid in full from the liquidation proceeds of their respective subsidiary guarantor.

7. Intercompany Claims. The only intercompany claim that is assumed to be pari passu with unsecured creditors is the loan made to Nilchii by Mesa Air Group. Other intercompany claims are assumed to be equity investments and subordinated to general unsecured creditors, however, no legal analysis has yet been undertaken to confirm this assumption.

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D. Mesa Air Group, Inc. Liquidation Analysis

Mesa Air Group is a holding company whose principal subsidiaries operate as regional air carriers providing scheduled passenger and airfreight service.

I/C Investments. The recovery value of inter-corporate investments reflect a 100% recovery on $15.9 million in loans to Nilchii, which was used for an investment in the equity and notes of Spirit Airlines. All other inter-corporate investments are shown as equity investments and assumed to be subordinate in right of repayment to all administrative, priority, secured and general unsecured claims.

Equity Upstreamed from Subsidiaries. This reflects the estimated net recoverable proceeds (after liquidation costs) from Nilchii after full distribution of value to the creditors of the subsidiary.

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E. Mesa Airlines, Inc. Liquidation Analysis

Mesa Airlines flies regional jet and turboprop aircraft and operates as U.S. Airways Express under the U.S. Airways Code-Share Agreement, as United Express under the United Code-Share Agreement, and independently in Hawaii as go! Mokulele.

Estimated liquidation proceeds are primarily derived from cash on hand, accounts receivable and rotable and expendable parts inventory. A recovery is also estimated on investments made in MAGAIM. The recovery on this asset reflects estimated net recoverable proceeds (after liquidation costs) from MAGAIM after full distribution of value to its creditors. Recovery values for this asset are represented below in "Equity from MAGAIM".

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F. Air Midwest, Inc. Liquidation Analysis

Air Midwest previously operated Beechcraft 1900D 19-seat turboprop aircraft as U.S. Airways Express under code-share agreements with U.S. Airways and Pre-Merger U.S. Airways. Air Midwest's flights in Kansas City had code-shares with both Midwest Airlines and U.S. Airways.

Estimated liquidation proceeds are derived from receivables and prepaid fuel expense.

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G. MPD, Inc. Liquidation Analysis

MPD, doing business as Mesa Pilot Development and MPD, operates training programs for student pilots in conjunction with San Juan College in Farmington, New Mexico and Arizona State University in Tempe, Arizona.

Estimated liquidation proceeds are derived from training assets.

12

H. Regional Aircraft Services, Inc. Liquidation Analysis

Regional Aircraft Services performs aircraft component repair, certain overhaul services, and ground handling services, primarily to Mesa Air Group subsidiaries.

Estimated liquidation proceeds are derived from ground equipment.

13

I. Freedom Airlines, Inc. Liquidation Analysis

Freedom Airlines previously flew ERJ-145 50-seat regional jet aircraft and operated as Delta Connection under the Delta Code-Share Agreement.

Estimated liquidation proceeds are derived from accounts receivable and rotable and expendable parts inventory. No value has been assumed for Freedom Airlines' flight certificate.

14

J. Mesa Air Group Airline Inventory Management, LLC Liquidation Analysis

MAGAIM was established to purchase, distribute and manage the Debtors' inventory of spare rotable and expendable parts.

Estimated liquidation proceeds are primarily derived from rotable and expendable parts inventory.

15

K. Nilchii, Inc. Liquidation Analysis

Nilchii is a wholly owned subsidiary of Mesa Air Group that was established for the purpose of making investments in certain airline related businesses.

Non-Current Investments. The primary asset of Nilchii consists of its indirect investment in the common stock and notes of Spirit Airlines.2 In fiscal 2006, Mesa Air Group, through Nilchii, invested $15.0 million in Spirit Airlines. The Debtors account for its common stock investment using the equity method of accounting. Under the equity method, the carrying amount of the equity investment is adjusted for the Debtors' share of the earnings or losses of Spirit Airlines subsequent to the date of investment.

The current net book value of this asset represents Mesa Air Group's initial equity investment in Spirit Airlines, the cumulative proportionate share of Spirit Airlines' net income and losses since the investment date, and principal amount of the notes.

Nilchii is a guarantor of obligations under the 2012 Notes, of which approximately $20.9 million (including accrued interest) was outstanding as of the Petition Date, and of obligations under certain of Mesa Air Group's prepetition executive employment agreements (of which approximately $9.0 million is guaranteed by each of the Debtors).

The Liquidation Analysis assumes the Trustee receives value for the investment in Spirit Airlines at the valuation range as provided in the Debtors' Valuation and Recovery Analyses.

In connection with the valuation of Nilchii's interest in Spirit Airlines, the only non-public information provided by Spirit consisted of historical financial information.  In particular, Mesa Air Group was not provided with any internal projections or other forecasts of the future performance of Spirit Airlines, whether prepared by Indigo Partners (a primary investor in Spirit Airlines) or Spirit Airlines itself.  Access to such internal, non-public information could result in a material change in the valuation of Nilchii's ownership position.

Receivables. Receivables consist of the interest accrued on notes payable held by the Debtors. The estimated recovery on accrued interest is 100%.

_________________

2 Nilchii holds an interest in non-debtor Indigo for the purpose of investing in Spirit.

16

17

L. Ritz Hotel Management Corp. Liquidation Analysis

RHMC was established to facilitate the Company's acquisition and management of a Phoenix area hotel used for crew-in-training accommodations.

RHMC owned a hotel that was abandoned; lenders to RHMC took back the property in exchange for a release of claims against RHMC and guaranty against Mesa Air Group.

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M. Mesa Air New York, Inc. Liquidation Analysis

Mesa Air New York was established to hold and own aircraft parts and equipment to support the Company's New York flight operations.

Estimated liquidation proceeds are derived from rotable parts inventory.

19

N. Mesa In-Flight, Inc. Liquidation Analysis

Mesa In-Flight was established to hold liquor licenses services for airline operations.

No value has been assumed for the sale or transfer of liquor licenses.

20

O. Patar, Inc. Liquidation Analysis

Patar was established to invest in certain foreign businesses.

Patar has no assets or claims.

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APPENDIX 1

Valuation and Recovery Analyses

of

Post-Effective Date Debtors

1

VALUATION ANALYSES OVERVIEW

The Debtors directed Imperial Capital, LLC ("Imperial"), as their financial advisor and investment banker, to prepare valuation analyses of the Post-Effective Date Debtors as of their assumed bankruptcy emergence date of December 31, 2010 (the "Valuation Analyses"). The valuations were performed for the purposes of (i) evaluating the range of potential recoveries for holders of general unsecured claims; (ii) providing a basis for the allocation of value across the Reorganized Debtors; (iii) evaluating whether the Plan is feasible; and (iv) establishing an estimate of the initial stockholders' equity value for fresh-start accounting. The Valuation Analyses should be read in conjunction with the Plan and the Disclosure Statement.

Imperial developed the Valuation Analyses based on information for the operating entities wholly owned by Mesa Air Group, primarily the regional service operations and branded flying in Hawaii, Nilchii's indirect debt and equity investments in Spirit Airlines, Inc. ("Spirit Airlines"),1 and the net operating losses ("NOLs") of the Post-Effective Date Debtors. More specifically, the Valuation Analyses are based on the financial projections for the consolidated Reorganized Debtors annexed as Exhibit E to the Disclosure Statement (the "Financial Projections") after giving effect to the implementation of the Plan, assumptions and information regarding the ability of the Debtors to utilize NOLs to offset future taxable income, the historical operating results for Spirit Airlines, and trading multiples for comparable publicly-traded companies for both the Debtors and Spirit Airlines (collectively, the "Information").

Based on the Information, Imperial estimates the value available for distribution to general unsecured creditors (in Class 3 and Class 5 under the Plan) to be in the range of $51.3 million to $206.2 million. Pursuant to the terms of the Plan, this distribution to general unsecured creditors is composed of approximately $43.2 million of New 8% Notes (Series B), and estimated equity value, net of equity allocated to management and U.S. Airways pursuant to the Plan, of $8.1 million to $163.0 million.

_________________

1 Nilchii holds an interest in non-debtor Indigo for the purpose of investing in Spirit Airlines.

2

Table 1: Estimated Valuation Range of the Post-Effective Date Debtors

($ in millions)	Post-Effective Date Debtors	
	Low	High
Enterprise Value	$938.5	$1,097.3
Plus: Total Cash [(1)]	50.0	50.0
Plus: Value of NOL	34.8	35.4
Plus: Value of Nilchii	61.4	95.6
Less: Capitalized Operating Leases (7.0x)	(645.0)	(645.0)
Less: Secured Debt	(354.7)	(354.7)
Distributable Value	**$85.0**	**$278.6**
Less: Series A Notes to 2012 Noteholders	(19.4)	(19.4)
Less: Series B Notes to Unsecured Creditors	(43.2)	(43.2)
Less: Notes to US Airways	(6.8)	(6.8)
Less: Notes to Management	(5.5)	(5.5)
Distributable Equity Value	**$10.2**	**$203.7**
Less: Equity to US Airways	(1.0)	(20.4)
Less: Equity to Management	(1.0)	(20.4)
Equity to Unsecured Creditors	**$8.1**	**$163.0**
Total Value to Class 3 and Class 5 Unsecured Creditors	**$51.3**	**$206.2**

1) Reflects projected cash balance as of December 31, 2010

In arriving at estimated enterprise value, Imperial reviewed the Financial Projections and believes they are the best currently available estimates and good faith judgments of the Debtors as to the future operating and financial performance of the Post-Effective Date Debtors. The Valuation Analyses are based on numerous qualifications and contingencies, including but not limited to: (i) the Debtors' ability to achieve the Financial Projections, including, without limitation: certain cost reduction / cost containment initiatives; utilization by the Debtors' code-share partners of contracted aircraft at forecast levels; and assumptions about future requirements, and remarketing of fifteen CRJ-700's on the anticipated economic terms reflected in the forecast as they roll off the United Code-Share Agreement over time; (ii) the Debtors' ability to maintain sufficient capital to implement the business plan on which the Financial Projections are based; (iii) no material adverse change in the airline industry or in the Debtors' operations due to further deterioration in the domestic economy, a prolonged recessionary environment or any other factor; (iv) stability in the price of jet fuel; (v) the effect of exogenous events such as terrorist attacks; (vi) the Debtors' ability to maintain and utilize NOL's; and (vii) other unexpected events not currently foreseeable by the Debtors.

In preparing the Valuation Analyses, Imperial (i) reviewed certain internal financial and operating data of the Debtors and Spirit Airlines, including projections provided by management relating to the Debtors' businesses and prospects; (ii) met with certain members of the Debtors' senior management to discuss operations, capital structure considerations and future prospects; (iii) reviewed publicly available financial data and considered the market value of public companies that Imperial deemed generally

3

comparable to the operating businesses of the Debtors and for Spirit Airlines; (iv) considered certain economic and industry information relevant to the Debtors' operating businesses; and (v) conducted such other studies, analyses, inquiries and investigations as deemed appropriate.

Imperial estimates enterprise value of the Post-Effective Date Debtors to be in the range of $938.5 million to $1,097.3 million.

Valuation Methodology

The following is a brief summary of the financial analyses performed by Imperial to arrive at the Valuation Analyses. Imperial relied primarily on the comparable company analysis ("Comparable Company Analysis") and the discounted cash flow analysis ("Discounted Cash Flow Analysis"), which were weighted equally in the calculation of enterprise value for the Debtors' operating business. Imperial's valuation of the Debtors' investment in Spirit Airlines relied exclusively on the Comparable Company analysis. In connection with the valuation of Nilchii's interest in Spirit Airlines, the only non-public information provided by Spirit consisted of historical financial information.  In particular, Mesa Air Group was not provided with any internal projections or other forecasts of the future performance of Spirit Airlines, whether prepared by Indigo (a primary investor in Spirit Airlines) or Spirit Airlines itself.  Access to such internal, non-public information could result in a material change in the valuation of Nilchii's ownership position.

Imperial completed the financial analyses described below, and reviewed with the Debtors' management the assumptions on which such analyses were based, including the Financial Projections. Imperial's estimated valuation must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion.

Comparable Company Analysis

A Comparable Company Analysis estimates enterprise value based on a comparison of the subject company's financial statistics with those of similar publicly-traded companies. Criteria for selecting comparable companies for the Valuation Analyses include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, market presence, size and scale of operations. The analysis establishes benchmarks for valuation by deriving financial multiples and ratios for the comparable companies, standardized using common variables such as revenue or earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR").

4

In performing the Comparable Company Analysis for the Debtors, Imperial deemed the following publicly traded companies (the "Consolidated Peer Group") to be comparable to the Debtors: Republic Airways Holdings, ExpressJet Holdings Inc., Skywest Inc., and Pinnacle Airlines Corp.

Imperial deemed EBITDAR multiples most relevant for deriving a value estimate for the Debtors based on trading multiples for the Consolidated Peer Group. Imperial determined the appropriate multiple range to be 5.0 - 5.6 times the Debtors' estimated 2011 EBITDAR of $175 million. This multiple range represents a discount of 0.6x - 1.2x to the average of the Consolidated Peer Group. This adjusted range includes a discount of 10% - 20% to the average of the Consolidated Peer Group to account for a number of potentially positive and negative factors, including (i) a greater concentration of the Debtors' business with one code-share partner, (ii) a "liquidity discount" for the anticipated relative lack of marketability for new common shares of the Reorganized Debtors, and (iii) the relatively larger gauge of the Debtors' fleet on average compared to the Consolidated Peer Group.

Discounted Cash Flow Analysis

The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future free cash flows to be generated by that asset or business. The DCF methodology discounts the expected future free cash flows by a theoretical or observed discount rate, which rate is determined by estimating the average cost of debt and equity for the subject company based upon financial analyses of similar publicly traded companies. This approach has two components: (i) the present value of the projected un-levered, after-tax free cash flows for a determined forecast period; and, (ii) the present value of the terminal value of cash flows. The terminal value represents the value of future free cash flows beyond the time horizon of the financial projections.

The DCF calculations were performed based on un-levered, after-tax free cash flows for the period beginning January 1, 2011 through September 30, 2015 (the "Projection Period") discounted to December 31, 2010.

In performing these calculations, Imperial utilized the Financial Projections and made assumptions for (i) the weighted average cost of capital (the "Discount Rate"), which is used to calculate the present value of expected future free cash flows and (ii) the terminal EBITDAR multiple, which is used to determine the value of free cash flows in the time period beyond the Projection Period. Imperial used a range of Discount Rates from 7.5% to 9.5%, which reflects a number of company and market specific factors, as well as the cost of capital for companies that Imperial deemed comparable. Imperial used a terminal EBITDAR multiple range of 5.4 - 6.1. This range is based on a discount to the average last-twelve months ("LTM") EBITDAR multiples for the Consolidated Peer Group, excluding ExpressJet Holdings, which generated no material

5

EBITDAR over the LTM period. The amount and rationale of the discount applied is consistent with that incorporated in the Comparable Company Analysis.

6

Valuation of Investment in Spirit Airlines, Inc.

The Valuation Analyses include an estimate for the current market value of investments in Spirit Airlines. In fiscal 2006, Mesa Air Group, Inc., through Nilchii, invested $15 million in Spirit Airlines.

The market value of Nilchii's investment in the equity of Spirit Airlines is based on a Comparable Company Analysis. In performing this analysis, Imperial determined Southwest Airlines Co., Jetblue Airways Corporation, Allegiant Travel Company, Alaska Air Group, Inc. and AirTran Holdings Inc. to be comparable, publicly-traded peers (the "Spirit Airlines Peer Group").

Imperial deemed EBITDAR multiples most relevant for deriving a value estimate for Spirit Airlines based on trading multiples for the Spirit Airlines Peer Group. Imperial estimated the appropriate multiple to be in the range of 6.7 - 7.7 times Spirit Airlines' last-twelve month ("LTM") EBITDAR. This multiple range includes a 0.5x range around the Spirit Airlines Peer Group LTM EBITDAR midpoint of 7.2x.

Spirit Airlines' LTM EBITDAR includes adjustments, as estimated by Imperial, for the financial impact of restructuring and non-recurring strike-related expenses, and adjustments related to the timing of maintenance expenses reflected in results for the LTM period.

Imperial applied a 10-20% marketability discount to the investment in Spirit Airlines since there is currently no public market for the investment. Imperial estimates the value of Nilchii's investment in Spirit Airlines to be in the range of $61.4 million to $95.6 million.

Net Operating Losses

Imperial also separately estimated the value of the Debtors' NOLs that may be used to reduce future tax liabilities paid by the Post-Effective Date Debtors. The value of the NOLs is based on the estimated usage benefit in the Projection Period and is discounted at the cost of equity, estimated based on information available for comparable companies, to be in the range of 20% to 22%. Imperial estimates the present value of the NOLs to be in the range of $34.8 million to $35.4 million.

7

RECOVERY ANALYSES

Potential recoveries for individual creditors are influenced by a variety of factors, including, without limitation, the legal structure of the Debtor entities, the existence (or non-existence) of guaranty claims, the potential satisfaction of claims (or a portion of claims) from the primary obligor prior to reliance on the guaranty, if any, and the seniority and ranking of claims.

The Debtors and the Committee (through their professionals) jointly developed the value-distribution structure set forth in the Plan which, in short, provides for general unsecured creditors in Class 3 and Class 5 to receive distributions of Restructured Unsecured Equity and New 8% Notes (Series B) issued by Reorganized Mesa Air Group. The distribution is based upon the Individual Estimated Value (as defined in the Plan) for each Debtor and the Allowed Claims against each Debtor. The sum of the Individual Estimated Values is equal to the midpoint of the Total Value to Class 3 and Class 5 Unsecured Creditors shown in Table 1 of $128.8 million less an adjustment for the 1.1x conversion ratio of the New Warrants as provided under the Plan.

The majority of the value resides in four Debtors: Mesa Air Group; Mesa Airlines; Nilchii; and MAGAIM. Mesa Air Group's assets consist primarily of its $15.9 million loan to Nilchii, its equity interest in Nilchii, and a portion of the NOL. Nilchii's assets are its indirect interest in debt and equity securities of Spirit Airlines. As the value of the Spirit Airlines investments exceeds the estimated allowed unsecured claims at Nilchii, the Individual Estimated Value for Nilchii was capped at the estimated unsecured claim level, and the remaining value was upstreamed to Mesa Air Group.

Mesa Airlines' primary assets are the value of its operating businesses and a portion of the NOL. MAGAIM's assets are rotable and expendable parts inventory utilized by Mesa Airlines for the operation of the fleet.

8

Based on these allocations of value, the recovery percentage for general unsecured claims in Class 3 and Class 5 by debtor has been estimated as shown below in Table 2.

Table 2: Estimated Recoveries for Class 3 and Class 5 Claims

($ in thousands) Debtor	Individual Estimated Value	Estimated Unsecured Claims	% Recovery
Mesa Air Group, Inc.	$40,543	$990,090	4.1%
Mesa Airlines, Inc.	62,785	1,017,636	6.2%
Freedom Airlines, Inc.	521	6,552	7.7%
MPD, Inc. (1)	-	-	100.0%
MAG - AIM, LLC	9,608	9,169	100.0%
Nilchii, Inc. (2)	-	-	-
Ritz Hotel Management Corp.	-	-	-
Patar, Inc.	-	-	-
Mesa In-Flight, Inc.	-	-	-
Regional Aircraft Services, Inc.	-	-	-
Mesa Air New York, Inc. (1)	-	-	100.0%
Air Midwest, Inc.	5	149	3.6%
	$113,462	**$2,023,597**	

(1) All general unsecured claims of MPD and Mesa Air NY are De Minimis Convenience Class claims and are estimated to receive a 100% distribution
(2) Unsecured claims for 2012 Noteholders and intercompany are not shown as they are satisfied in full by the New 8% Notes (Series A) and value upstreamed to Mesa Air Group, Inc., respectively

For De Minimis Convenience Class Claims, cash payments are estimated based on the midpoint recovery percentage calculated for each Debtor in the Liquidation Analysis. The estimates are shown below in Table 3.

Table 3: Estimated Recoveries for De Minimis Convenience Class Claims

9

Actual recoveries may differ materially from the estimated plan recoveries shown above based upon, without limitation, the actual amount of claims ultimately allowed at each debtor entity, the actual financial performance of the Post-Effective Date Debtors as compared to the Financial Projections, the financial performance of Spirit Airlines, the ability of unsecured creditors to sell any or all of the New 8% Notes and Restructured Unsecured Equity of the Post-Effective Date Debtors and other factors.

Additional Valuation and Recovery Analyses Considerations

Imperial considered incorporating valuation analyses based upon precedent or comparable recent transactions, another commonly-used methodology which estimates enterprise value by examining the economic terms of public merger and acquisition transactions involving companies similar to the Reorganized Debtors. However, due to the very limited number of transactions in the regional airline subsector, the very volatile industry dynamics seen over the course of the last several years and the idiosyncratic complexities of the few recent precedent transactions, Imperial concluded precedent transaction analysis would not meaningfully improve its estimates of enterprise value.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY IMPERIAL. THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES, ALL OF WHICH ARE NOT DESCRIBED IN THIS SUMMARY DESCRIPTION. IN PERFORMING ITS ANALYSES, IMPERIAL MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS. THE ANALYSES PERFORMED BY IMPERIAL ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SUGGESTED BY SUCH ANALYSES.

While Imperial did review the Financial Projections and believes they are reasonable, Imperial did not independently verify management's Financial Projections in connection with the estimates of enterprise value and equity value for the Debtors contained herein. Valuation estimates were developed solely for the analysis of implied relative recoveries to Creditors under the Plan. Such estimates reflect computations of the estimated enterprise value through the application of the various valuation techniques described herein and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

10

The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and which will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated valuations set forth herein may not necessarily be indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition Creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, restrictions on the sale of securities for a prescribed period of time to protect the value of NOL's, if any, and other factors which generally influence the prices of securities.

Imperial's valuation represents a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation techniques. Such analyses do not purport to represent valuation levels which would be achieved in, or assigned by, the public or private markets for debt and equity securities. Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise.

These Valuation Analyses were developed solely for purposes of the formulation and negotiation of the Plan and to enable the holders of Claims entitled to vote under the Plan to make an informed judgment about the Plan and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors or any of their non-Debtor affiliates. Note that all transfers of Claims and Interests in the Debtors are governed and severely restricted by the Order Pursuant to Sections 105, 362, and 541 of The Bankruptcy Code and Bankruptcy Rule 3001 Establishing Notification and Hearing Procedures for Trading in Claims and Equity Securities entered on January 26, 2010.

THE VALUATION AND RECOVERY ANALYSES, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND THE REORGANIZED DEBTORS. EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE VALUATION ANALYSES WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT THESE ANALYSES IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. IMPERIAL, THE DEBTORS AND REORGANIZED DEBTORS DO NOT INTEND AND DO NOT UNDERTAKE ANY

11

OBLIGATION TO UPDATE OR OTHERWISE REVISE THE VALUATION ANALYSES TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THESE ARE INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE VALUATION ANALYSES MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE VALUATION ANALYSES.

12

EXHIBIT E

Financial Projections

Introduction

The financial projections presented herein for the Reorganized Debtors (the "Financial Projections") are shown on a consolidated basis for the period of October 1, 2010 through September 30, 2015 (the "Projection Period"). Also provided herein are key assumptions and commentary for the Financial Projections (the "Notes"). The Financial Projections and the Notes should be read in conjunction with the Joint Plan of Reorganization of Mesa Air Group, Inc. and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code (the "Plan") and Disclosure Statement.1 The Debtors, with the assistance of their financial advisors, have prepared these Financial Projections to (i) provide a basis on which to estimate enterprise value and creditor recoveries pursuant to the Plan and to analyze the relative recoveries to Creditors thereunder and (ii) assist the Bankruptcy Court in determining whether the Plan meets the feasibility test of section 1129(a)(11) of the Bankruptcy Code.

The Debtors generally do not publish their business plans, market strategies, anticipated future financial position or results of operations in the level of detail and in the format set forth herein. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or Interests, or to include such information in documents required to be filed with the SEC or otherwise make public such information.

THE FINANCIAL PROJECTIONS HAVE BEEN PREPARED BY THE DEBTORS' MANAGEMENT, IN CONJUNCTION WITH THE DEBTORS' FINANCIAL ADVISOR AND INVESTMENT BANKER, IMPERIAL CAPITAL, LLC ("IMPERIAL"). IMPERIAL HAS REVIEWED THE FINANCIAL PROJECTIONS AND BELIEVES THAT THE ASSUMPTIONS USED BY MANAGEMENT IN THE PREPARATION THEREOF ARE REASONABLE AND REFLECT THE BEST INFORMATION AVAILABLE TO THE COMPANY AT THIS TIME. THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND BY THEIR NATURE ARE NOT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA.

THE DEBTORS' INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME

_________________

1 Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1

NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS.

THE FINANCIAL PROJECTIONS REFLECT PRELIMINARY ESTIMATES OF THE IMPACT OF FRESH START REPORTING IN ACCORDANCE WITH THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS' STATEMENT OF POSITION 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE. THE ACTUAL IMPACT OF FRESH START REPORTING, WHEN REFLECTED AT THE EFFECTIVE DATE, MAY BE MATERIALLY DIFFERENT THAN AS PRESENTED HEREIN.

THE FINANCIAL PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND THE REORGANIZED DEBTORS, INCLUDING THE CONFIRMATION OF THE PLAN ON THE PRESUMED EFFECTIVE DATE, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, FLUCTUATIONS IN FUEL PRICE, COVENANTS IN NEW CREDIT FACILITIES, MAINTAINING GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN THE DISCLOSURE STATEMENT IN THE SECTION TITLED "RISK FACTORS") AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS AND IMPERIAL, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND THE REORGANIZED DEBTORS. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT

2

TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE DEBTORS AND REORGANIZED DEBTORS DO NOT INTEND AND DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THESE FINANCIAL PROJECTIONS ARE INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS.

THESE FINANCIAL PROJECTIONS WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE PLAN AND TO ENABLE THE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR INTERESTS IN, THE DEBTORS OR ANY OF THEIR AFFILIATES.

General Assumptions in the Financial Projections and the Notes

The Financial Projections have been prepared based on the assumption that the Plan Effective Date is December 31, 2010. The Financial Projections are based on, and assume, among other things, the Debtors' successful reorganization, completion of the Debtors' fleet restructuring initiatives, and implementation of the Debtors' business plan. Although the Debtors presently intend to cause the Effective Date to occur as soon as practicable following Confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur. If the Effective Date is delayed, the Debtors will continue to incur reorganization costs, which may be significant. The Financial Projections and the Notes do not include any assumptions about any equity capital or debt financing transactions that the Reorganized Debtors may consummate after the Effective Date.

The Financial Projections present information with respect to the consolidated Post-Effective Date Debtors and were relied upon by Imperial in estimating the enterprise value of the Reorganized Debtors. Imperial's valuation of the Reorganized Debtors forms the basis for estimating the projected recovery ranges for holders of Unsecured Claims. The projected recovery ranges specified in the accompanying Valuation and

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Recovery Analyses in Appendix 1 are derived from these Financial Projections and the other assumptions detailed in Appendix 1.

The consolidated Post-Effective Date Debtors are the following entities: Mesa Air Group, Patar, Mesa In-Flight, Mesa Air New York, Freedom Airlines, Mesa Airlines, MPD, RHMC, RASI, Air Midwest, Nilchii, and MAGAIM.

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Projected Consolidated Statements of Operations
(unaudited)

($ in millions)	Fiscal Year Ended September 30, 2011	2012	2013	2014	2015	Total
Total Revenue	$655.1	$614.1	$564.9	$541.8	$541.3	$2,917.2
Operating Expense:						
Total Flight Operations	321.8	299.3	271.0	255.9	252.8	1,400.8
Maintenance - Engine	41.1	44.5	48.9	47.8	43.9	226.2
Maintenance - All Other	74.6	77.2	69.3	59.2	55.8	336.0
Overhead and Other	42.6	40.5	36.6	34.6	34.1	188.4
Ownership Costs	126.5	125.0	122.8	120.8	118.7	613.7
Total Operating Expenses	606.6	586.5	548.5	518.3	505.3	2,765.1
Operating Income	**$48.5**	**$27.6**	**$16.4**	**$23.5**	**$36.0**	**$152.0**
Income margin	***7.4%***	***4.5%***	***2.9%***	***4.3%***	***6.7%***	***5.2%***
(Less) Restructuring & Other Costs	9.0	-	-	-	-	9.0
go! Minority Interest	0.9	0.7	0.4	0.6	0.5	3.2
Deferred and Other Credits	(10.8)	(10.5)	(10.5)	(10.5)	(9.0)	(51.4)
Interest Expense - New Notes	4.6	6.6	7.1	7.7	8.4	34.5
Interest Income	(1.1)	(1.8)	(2.0)	(1.7)	(1.7)	(8.4)
Income from Affiliates	(5.6)	(6.7)	(7.9)	(9.3)	(11.0)	(40.5)
Earnings / (Loss) Before Taxes	51.5	39.3	29.2	36.8	48.9	205.7
Income Taxes	19.1	14.6	10.8	13.6	18.1	76.3
Net Income	**$32.4**	**$24.7**	**$18.4**	**$23.1**	**$30.8**	**$129.4**

Please read in conjunction with associated Notes.

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Projected Consolidated Balance Sheets
(unaudited)

Please read in conjunction with associated Notes.

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Projected Consolidated Statements of Cash Flows
(unaudited)

Please read in conjunction with associated Notes.

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Notes to Projected Consolidated Statements of Operations

Overview

The Post-Effective Date Debtors (more generally referred to hereafter as the "Debtors") plan to continue operation of aircraft under (i) the U.S. Airways Code-Share Agreement with U.S. Airways, as it is expected to be amended; (ii) the United Code-Share Agreement with United; and (iii) an agreement to provide services to Mo-Go in Hawaii as go! Mokulele.

Under the U.S. Airways Code-Share Agreement, the Debtors plan to operate CRJ-900 and Dash-8 aircraft through an extended termination date of September 30, 2015. The Debtors will also continue to operate CRJ-200 aircraft for U.S. Airways; however, it is assumed that these aircraft will not be retained beyond June 30, 2012 and that U.S. Airways will exercise its existing option to remove one CRJ-200 every six months until June 30, 2012 when all CRJ-200 flying will terminate. At that time, the Debtors expect to exit operation of all CRJ-200s absent any potential market opportunities for the continued deployment of these aircraft. The Debtors have negotiated modified lease terms on all retained CRJ-200's that allow for lease termination as these aircraft are removed from active revenue service.

Under the United Code-Share Agreement, the Debtors' fleet of twenty CRJ-700 aircraft will be reduced by five aircraft on December 31 of 2011, 2012 and 2013, with the remaining five aircraft operated throughout the Projection Period (contracted service for the last five aircraft terminates in calendar year 2017). Although the Debtors intend to pursue opportunities for the continued deployment of CRJ-700s, the Financial Projections assume that after removal from revenue service at United, the CRJ-700 aircraft are subleased to a third party operator for the balance of the Projection Period.

Operations at go! Mokulele are assumed to continue largely unchanged throughout the Projection Period.

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Operating Revenue

Contract Revenue: Contract revenues under the code-share agreements with United and U.S. Airways are forecast based on a number of factors, including (i) fleet size, as adjusted for any rights to remove aircraft from service, (ii) expected utilization for contracted aircraft, (iii) contract reimbursement rates and annual adjustments thereto, (iv) historical information on the same; and (v) the Debtors' expected operating performance.

As of June 30, 2010, the Debtors operated 38 CRJ-900, 8 CRJ-200 and 6 Dash-8 aircraft for U.S. Airways under a code-share agreement. In exchange for providing flights and all other services under such agreement, the Debtors receive a fixed monthly minimum amount plus certain additional amounts based upon the number of flights flown and block hours performed during the month. U.S. Airways also reimburses the Debtors for certain costs on an actual basis, including fuel costs, aircraft ownership and financing costs, landing fees, passenger liability, hull insurance and aircraft property taxes, all as defined in the agreement. The Debtors also receive a monthly payment from U.S. Airways based on an agreed-upon share of the revenue generated from flights operated by the Debtors under the agreement.

As of June 30, 2010, the Debtors operated 20 CRJ-700 for United under the United Code-Share Agreement. In exchange for performing the flight services under the agreement, the Debtors receive from United a fixed monthly minimum amount plus certain additional amounts based upon the number of flights flown and block hours performed during the month. Additionally, certain costs incurred by the Debtors in performing the flight services are "pass-through" costs, where United agrees to reimburse the Debtors for the actual amounts incurred, including: aircraft ownership costs, property taxes, fuel costs and landing fees. The Debtors also receive a profit margin based upon certain reimbursable costs under the agreement as well as operational performance. Under the terms of the existing contract, five CRJ 700 aircraft will be removed at three different periods (December 31 of 2011, 2012 and 2013).

For both the U.S. Airways Code-Share Agreement and United Code-Share Agreement, the Financial Projections assume that future fleet operating and reliability statistics are consistent with current performance levels.

Sublease Revenue: In the event the United Code-Share Agreement is not extended and the Debtors sublet their CRJ 700 aircraft, the Debtors have assumed the monthly sublease rate of $150,000 per aircraft in determining projected sublease revenue for CRJ 700 aircraft. This assumption is based in part upon market lease rate estimates provided by a third-party consultant that show a monthly lease rate range between $140,000 and $155,000 for aircraft of the same vintage as the Debtors' CRJ 700 aircraft. The Debtors believe their CRJ-700 aircraft should command comparable or even slightly higher lease rates due to the dual-class seating configuration. Most major

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airlines, including United, Delta, and American Airlines, have moved to offer dual-class seating on routes served by CRJ-700 aircraft.

The projected sublease revenues also include maintenance reserves to be paid by the sublessee based upon utilization levels of the aircraft. The maintenance reserve rates are consistent with maintenance reserves currently paid by the Debtors for their leased engines. In addition, the utilization levels for the CRJ 700 aircraft are consistent with those currently flown under the United Code-Share Agreement.

After CRJ 700 aircraft are removed from revenue service with United, the Debtors have assumed an average three (3) month period before such aircraft could be placed into service under a new sublease. This time will be necessary to complete maintenance and preparation work prior to subletting.

A sensitivity analysis of the financial impact to the Debtors' projections from changes to its sublease assumptions is shown in the chart below. As an example, if the idle time on average was only one (1) month and the average sublease rate was $155,000 per month, the Debtors' projected income would improve by $6.9 million. If, however, the idle time is five (5) months on average and the sublease rate is $140,000 per month, the Debtors' projected income would be reduced by $8.7 million.

go! Mokulele Revenue: go! Mokulele revenues are forecast in the Financial Projections assuming no change in the frequency of flights, aircraft gauge and load factors. Average ticket prices are assumed to be relatively unchanged from recent actual performance, with annual inflationary increases of 2% or less.

Operating Expenses

Flight Operations: Flight operations expense includes the direct costs of operating the aircraft, including aircraft fuel, wages and benefits, station rentals, landing fees and other traffic service costs. Labor expenses are based on current labor contracts, expected fleet operating levels and projected benefits for pilots, flight attendants and maintenance personnel. Fuel prices impact the Debtors' profitability only for its branded operations at go! Mokulele, which are assumed flat at $2.85 per gallon throughout the Projection Period. Fuel expense for the Debtors' contract operations are passed through to code-share partners via weekly invoicing, or procurement of fuel is provided directly by the code-share partners.

Maintenance - Engine: The Debtors currently outsource all heavy engine maintenance work. Engine maintenance expenses for the CRJ 700 and 900 fleets are based on the Debtors' forecast of engine events and costs over the Projection Period, which include a 5% annual escalation factor. These costs are applied to the expected number of flight hours and departures for each fleet type. Engine maintenance expenses for the CRJ-200 and Dash-8 fleets are generally based on the expected number of engine overhaul events and estimated costs for those events on a time and materials basis.

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Maintenance - All Other: The Debtors currently outsource all heavy airframe maintenance as well as major component and landing gear repairs. Other maintenance expenses include these costs as well as general "line maintenance" of the aircraft, which is primarily performed by Debtors' personnel. Airframe heavy maintenance expenses are based on a calendar of upcoming repair events (the timing for which is relatively predictable based on anticipated utilization) and their associated costs, which are estimated based on recent historical activity. Component repair costs are estimated based on current repair contract rates. Line maintenance expenses are based on historical trends and the Debtors' actual costs in this category adjusted for changes in the size and composition of the operating fleet.

Overhead and Other: Overhead and other expenses are comprised of wage and benefit expenses for corporate and line management personnel, pilot retraining costs, office rents, communications, utilities, professional fees and general supplies. The Debtors have undertaken significant internal restructuring efforts to reduce monthly overhead expenses through personnel reductions, rebidding of third-party contracts and reduction of office lease expenses. Despite a fleet reduction of over 45% from the end of fiscal year 2009, the Debtors estimate that overhead and other expenses will be reduced on per-aircraft basis beginning in fiscal year 2011, as compared to fiscal year 2009, and then increase by approximately 2% annually.

Ownership Costs: Ownership costs reflect depreciation and interest expenses for owned aircraft and rental expenses for leased aircraft. During the post-petition period, the Debtors significantly reduced their aircraft-related obligations by rejecting certain aircraft leases and certain mortgaged aircraft, and renegotiating aircraft obligations for certain retained aircraft. Many of these transactions are subject to definitive documentation and Bankruptcy Court approval. Variable-rate interest expenses are based on the London Inter-Bank Offered Rate Index ("LIBOR") and assume LIBOR rates of 1.0%, 2.0%, and 3.0% in fiscal years 2011, 2012 and 2013 and beyond, respectively.

Income Taxes: The Debtors assume a statutory tax rate of approximately 37% throughout the Projection Period. However, estimates for actual cash taxes paid during the Projection Period are impacted by (i) the estimated differences between tax and book depreciation on aircraft and related equipment and (ii) utilization of approximately $126 million of federal net operating loss carry-forwards ("NOLs")

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and other extraordinary deductions, subject to statutory limitations, to offset taxable income in the Projection Period. The assumed utilization of NOLs and other deductions significantly reduces the Debtors' cash tax obligations in the Financial Projections and is subject to a number of risks and uncertainties, as detailed in the Plan and Disclosure Statement.

Notes to Projected Consolidated Balance Sheets

Capital Structure: The Post-Effective Date Debtors' capital structure is assumed to include the following:

  Secured Aircraft Debt: After the Effective Date, the Debtors will retain the majority of its Secured Aircraft Debt for retained, owned aircraft. The full balance of senior and subordinated aircraft debt is estimated at $346.8 million upon emergence.
  Other Secured Debt: The Debtors will assume $8.0 million of debt secured by aircraft inventory collateral.
  New Debt Securities: Pursuant to the Plan, the Reorganized Debtors will issue $43.2 million of New 8% Notes (Series B) to be distributed to the general unsecured creditors in Class 3 and Class 5, $19.4 million of New 8% Notes (Series A) to the 2012 Noteholders, $6.8 million of U.S. Airways Notes, and $5.5 million of Management Notes.

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Notes to Projected Consolidated Statements of Cash Flows

During the Projection Period, the Debtors estimate their business operations will generate modest cash flow. Net cash flow over the Projection Period is approximately $55.8 million. This amount is net of capital investments of $3.2 million and principal repayments of $199.3 million. The Debtors expect to have unrestricted cash of $50.0 million at emergence, with unrestricted cash exceeding this level after emergence.

Cash Flow from Operating Activities: During the Projection Period, it is estimated that the Post-Effective Date Debtors will generate positive cash flow from operations. Cash flow from operating activities is projected to fluctuate from $25.0 million to $69.9 million per year from fiscal 2011 through the end of fiscal 2015. Aggregate cash produced from operating activities during the Projection Period is approximately $248.5 million.

Cash Flow from Investing Activities: Net cash flow from investing activities is projected to generate aggregate cash of $6.6 million over the Projection Period. This reflects capital expenditures of $500 thousand to $800 thousand per year from fiscal year 2011 through fiscal year 2015. These capital expenditures are offset by $9.8 million of cash generated during the Projection Period from the sale of property, equipment, and other long-term assets held for sale. The Debtors' initial cash balance reflects $6 million of capital expenditures in the fourth quarter of 2010 for the upgrades of CRJ-900 aircraft required pursuant to an extension of the U.S. Airways Code-Share Agreement.

Cash Flow from Financing Activities: The Financial Projections anticipate the use of $199.3 million during the Projection Period to meet required principal repayments, primarily on secured aircraft financing.

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